Exhibit 2.1

EXECUTION COPY

SALE AND PURCHASE AGREEMENT

between

HILTON HOTELS CORPORATION

and

HILTON GROUP PLC

and

LADBROKE GROUP INTERNATIONAL LIMITED

and

LADBROKE GROUP LIMITED

and

TOWN & COUNTY FACTORS LIMITED

Dated December 29, 2005

i

ii

iii

This SALE AND PURCHASE AGREEMENT is made and entered into on December 29, 2005, by and between Hilton Hotels Corporation, a Delaware corporation (“Buyer”), and Hilton Group plc, a public limited company incorporated in England and Wales with  registered number 566221 (“Guarantor”), Ladbroke Group International Limited, a private limited company incorporated in England and Wales with registered number 856636 (“LGI”), Ladbroke Group Limited, a private limited company incorporated in England and Wales with registered number 3770578 (“LG”) (LG and LGI together referred to as the “Sellers”) and Town & County Factors Limited, a private limited company incorporated in England and Wales with registered number 535902 (“TCF”).

W I T N E S S E T H:

WHEREAS, Sellers together own 100% of the issued shares of Ladbroke Group International Luxembourg SA, a socíeté anonyme organized under the laws of Luxembourg (“LuxCo”);

WHEREAS, at the date of this Agreement LuxCo owns 85.42% of the issued shares of Ladbroke Hotels USA Corporation (“LHUSA”) and LGI owns 14.58% of the issued shares of LHUSA;

WHEREAS, LHUSA owns (directly or indirectly) all the issued shares of the HI Entities (other than LuxCo and LHUSA) and the issued shares (or other interests in) the Joint Venture Entities more particularly described herein;

WHEREAS, the HI Entities are engaged in the Business (as defined below);

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth herein; and

WHEREAS, TCF desires to sell to Buyer and Buyer desires to purchase the Associated Contracts, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.            Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition” means the consummation of any Takeover Proposal.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For the avoidance of doubt, each of the HI Entities is an Affiliate of Seller until Closing and an Affiliate of Buyer thereafter.

“agreed form” means, in relation to any document, the form agreed by the parties, where indicated, attached as a schedule to this Agreement.

“Aggregate Cap” has the meaning set forth in Section 7.2(b).

“Agreed Proportions” has the meaning set forth in Section 5.6(d)(v).

“Agreement” means this Sale and Purchase Agreement (including the schedules and exhibits), as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Alliance Agreements” means each of the Master Agreement, dated as of January 1, 1997, between Ladbroke Group PLC and Hilton Hotels Corporation, the Amended and Restated Franchise License Agreement, dated as of January 1, 1997 and restated as of October 1, 1998, between HIC and Hilton Hotels Corporation, the Agreement Regarding Reservation Services and Systems, dated January 1, 1997, by and between Hilton Hotels Corporation, HIC and Hilton Service Corporation (the “HRW Agreement”), the H Honors Agreement, dated as of January 1, 1997, between Hilton Hotels Corporation and HIC (the “HHW Agreement”), the Intellectual Property Agreement, dated as of January 1, 1997, by and among Ladbroke Group PLC, HIC, Hilton Hotels Corporation, Hilton Marketing Worldwide, L.L.C., Hilton Reservations Worldwide, L.L.C. and Hilton Honors Worldwide L.L.C, the Sales and Marketing Agreement, dated as of January 1, 1997, by and between Hilton Hotels Corporation and HIC (the “HMW Agreement”), the Agreement Regarding Non-Hilton Branded Hotels Outside of the United States, dated as of May 30, 2003, by and between Hilton Hotels Corporation and HIC, the Agreement, dated as of December 1, 1964, by and between Hilton Hotels Corporation and HIC and the Conrad Managed Hotels Agreement, dated as of January 1, 1997, between Hilton Hotels Corporation and HIC, and the other bilateral agreements by and between Buyer, on the one hand, and Guarantor, HIC and/or other of Sellers’ Affiliates, on the other, and the Voting Agreement, dated as of January 13, 1997, between Ladbroke Group PLC and Barron Hilton.

“Alliance Joint Ventures” has the meaning set forth in the definition of “Joint Venture Entities”.

“Ancillary Agreements” means the Transitional Services Agreement, the Tax Deed (which has been executed on the date hereof), the agreements to terminate certain Alliance Agreements attached hereto as Exhibit 3, the documentation required for each member of Sellers’ Group and Buyer to effect the transfer and assumption of the HI Payables and HI Receivables as contemplated in Schedule 2.2 and the documents to be delivered pursuant to Sections 2.2 and 2.6 hereof and documents in each case to be entered into at Closing between Buyer and/or its Affiliates and Sellers and/or their Affiliates all in the form, or substantially the form, attached hereto as Exhibits 2A through 2B.

“Associated Contracts means the management agreements (including any amendments thereto) in relation to the Port Sudan Hilton and Khartoum Hilton.

“Australian Conditions” has the meaning set forth in Schedule 6.1(d).

“Back-Stop Date” has the meaning given in Section 2.3.

“Base Purchase Price” has the meaning set forth in Schedule 2.2.

“Books and Records” means all books, accounting records, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) other than Tax Records.

“Business” means the hotels, resorts, hospitality, timeshare, meeting and conference facilities, residencies and serviced apartments, travel reservations systems and health clubs businesses of Guarantor and its Affiliates, including the HI Entities, and any central services, financing, administrative computer reservation system and support businesses used exclusively or primarily in connection with the conduct of such businesses, including corporate support and regional offices and the HI Trade Marks but excluding any betting business or gaming business of, or other business operated by, Sellers’ Group whether or not operated from the same premises as any hotel (save to the extent that they relate to the Business) and all rights in the Ladbroke name and Trade Mark.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and New York.

“Business Information” means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all data, manuals and instructions all property owner or property manager information, all broker or finder information, all franchising disclosure documentation and information and all customer lists and supplier lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting records (but not Tax Records), correspondence, orders and inquiries, including any of the foregoing which embody Intellectual Property.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Financial Advisor” means UBS Securities LLC.

“Buyer’s Group” means Buyer and its Affiliates.

“Celtic Owned Hotel” has the meaning set forth in Section 3.6(b);

“Circular” means the circular to be sent by Guarantor to its shareholders following the execution of this Agreement convening a general meeting of its shareholders to approve the transactions contemplated by this Agreement and the other Seller Shareholder Approvals, in the form attached to the Disclosure Letter (subject to such further amendment as may be expressly required by the UKLA) or necessary to comply with Law or the UKLA Listing Rules.

“Closing” means completion of the sale of the Shares that is the subject of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Warranties” means each of the warranties in the following sections of Article III:

(a)           3.1, 3.3(a), 3.3(c), 3.3(d), 3.3(e), 3.5, 3.9; and

(b)           in so far as they relate to LuxCo, LHUSA or HIC, 3.2(a), 3.2(d), 3.2(f), 3.2(i), 3.4.

“Competition Approvals” means approval with respect to the transactions contemplated in this Agreement pursuant to the merger control laws applicable in Austria, Germany and Turkey and, if applicable, under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

“Conditions” means the conditions precedent to Closing set out in Article VII.

“Confidentiality Agreement” means the confidentiality agreement between Buyer and Guarantor, dated August 8, 2005, as amended on November 2, 2005 and on the date hereof.

“Consideration” means the consideration payable for the acquisition of the Shares and (if applicable) the Associated Contracts (whether or not such Associated Contracts are ultimately assigned to Buyer) in accordance with Schedule 2.2 as adjusted from time to time in accordance with this Agreement.

“Constituent Documents” means, with respect to any Person, the certificate of incorporation and the memorandum and articles of association or the bylaws (or similar, constitutional or organizational document under which such Person is incorporated or legally established), in each case as presently in effect.

“Contracts” means all agreements, contracts, deeds, leases and subleases, legal instruments, purchase orders, arrangements, legally binding understandings, commitments and licenses (other than this Agreement and the Ancillary Agreements) and any agreements, deeds, arrangements or legally binding understandings to enter into any of the foregoing (including any heads of agreement and memoranda of understanding).

“Control” (including the correlative meanings of the terms “Controlled by”, “under common Control with” and “Controlling”), as used with respect to any HI Entity means the possession, directly or indirectly, of a majority of the voting rights in that Person or any shareholding in that Person together with (i) the power to appoint or remove a majority of the directors of such Person or (ii) the right to control, alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in such Person and with respect to any other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Covenant Deductible” has the meaning assigned to it in Section 7.2(c).

“Covenants” means the covenants and other obligations, undertakings and assurances contained herein (other than the Sellers’ Warranties).

“Data Room” means the electronic data room, the contents of which are evidenced by the index in the agreed form and the duplicate discs (containing images of all the documents contained in the data room) which have been exchanged between the parties up through noon London time, on December 27, 2005, excluding for the purposes of this definition, (save in relation to Section 3.2(c) and save in relation to a specific Disclosure (as defined in the Disclosure Letter) contained in the text of the Disclosure Letter (which is not made by reference to a folder), the contents of the Supplemental Good Standing Materials and the 27 December 2005 Uploads sub-folders of the Due Diligence Questionnaire folder (but, for the avoidance of doubt, any matter that appears in either of such sub-folders and also in another sub-folder or folder, will not be excluded as a Disclosure and will continue to form part of the Data Room to the extent that it would otherwise constitute a Disclosure by reason of its inclusion in that other sub-folder or folder).  The reason for such exclusion is that these materials were provided to Buyer only shortly prior to the execution of this Agreement and the parties hereto have agreed that, except in relation to Section 3.2(c) of the Agreement (where their disclosure is required for the purposes of compliance with that section) and in relation to any such specific Disclosure as is referred to above, it would not be reasonable to have, and the Buyer shall not be deemed to have, knowledge of the contents of such materials (save as set out in the “avoidance of doubt” language above in relation to materials made available at an earlier time) for the purposes of qualifying or excluding liability under the Sellers’ Warranties.

“Default Rate” means 3 month LIBOR plus 1.5% per annum.

“Disclosure Letter” means the letter dated on the date of this Agreement and the final draft of which was delivered to Buyer for comment on December 27, 2005 (Los Angeles time) written by Sellers to Buyer for the purposes of Section 7.3 which qualifies the Sellers’ Warranties (provided that this may incorporate certain disclosures in relation to Warranty 3.15 (Intellectual Property made after December 27, 2005)).

“D&O Insurance” has the meaning set forth in Section 5.15(c).

“English Hotels” has the meaning set forth in Section 3.6(a);

“FATA” has the meaning set forth in Schedule 6.1(d).

“FIRB” has the meaning set forth in Section 5.3(d).

“Financing Transactions” means the financing transactions:

(a)           known as “Project Trilogy” pursuant to which, inter alia, in January 2002, Hotel Scandic Plaza AB issued three convertible debentures to HIC, which then sold the rights to interest under those convertible debentures to three separate banks (with re-transfer of those rights to HIC being subject to put and call agreements between HIC and the banks); and

(b)           involving Morgan Stanley Dean Witter & Co. and its Affiliates pursuant to which, inter alia, HIC borrowed $981,000,000 from Maple Finance Inc., which was funded by a $200,000,000 equity contribution from Sycamore II Inc, and a subscription of $781,000,000 in preferred shares in Maple Finance Inc. by Ladbroke Group International Luxembourg S.A.

“Final Purchase Price” has the meaning set forth in Schedule 2.2.

“Foreign Investment Clearances” means the clearances specified in Schedule 6.1(d) which are required for the consummation of the transaction contemplated hereby.

“Franchise Agreement Document” means any agreement between any HI Entity or other member of the Sellers’ Group and a third party that is not an HI Entity under which any third party other than an HI Entity operates a hotel under the HI Trade Marks and which provides for detailed operational policies, rules and procedures relating to the management of that hotel.

“Government Entity” means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supranational, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or other governmental entity.

“Guarantees” has the meaning set forth in Section 5.12.

“Guarantor” has the meaning set forth in the Preamble.

“HI Assets” means any of the Properties or other non-cash assets of any of the HI Entities.

“HIC” means Hilton International Co., a corporation duly incorporated under the laws of Delaware.

“HI Central Entities” shall mean LuxCo, LHUSA and HIC.

“HI Domain Names” means any domain name which (i) incorporates any HI Trade Mark or (ii) identified in the Data Room.

“HI Employee” means (a) a director, officer, employee or vice president of any of the HI Entities; (b) the Senior Executives; and (c) any of the Listed Employees who are or become employed by an HI Entity on Closing under Section 5.6.

“HI Entities” means (as used in Article III) LuxCo, LHUSA and their Subsidiaries, and (as used elsewhere) means LuxCo, LHUSA, their Subsidiaries and their “associated undertakings” as defined under the Companies Act 1985, and “HI Entity” means any such company, individually.

“Hilton Foundation” means the trust known by the name of the Hilton in the Community Foundation, established by the Settlement Deed.

“Hilton International Retirement Plan” means a plan currently governed by a Deed of Consolidation, Amendment and Restatement dated December 22, 2005.

“Hilton Marks” has the meaning set forth in Section 3.15.

“HI Senior Employee” means any HI Employee at UK grade two or above or equivalent level outside of the UK, in each case employed within the Business.

“HI Trade Marks” means the Trade Marks Hilton, Stakis, Scandic, LivingWell, Conrad, Coral by Hilton and those Trade Marks which are identified in the Data Room.

“HI US Tax Group” has the meaning set forth in Section 5.23.

“HSR Act has the meaning set forth in the definition of “Competition Approvals”.

“Indemnified Party” has the meaning set forth in Section 5.19(f).

“Indemnifying Party” has the meaning set forth in Section 5.19(f).

“Initial Purchase Price” has the meaning set forth in Schedule 2.2.

“Insurance Consultant” has the meaning set forth in Section 5.15(b).

“Insurance Policies” means the insurance policies covering the HI Entities and the Business set forth in Schedule 5.15(b) of the Disclosure Letter.

“Insured Loss” has the meaning set forth in Section 5.12(a).

“Intellectual Property” means (i) patents, copyrights and rights in copyrightable works of authorship, rights in designs, database rights and Trade Marks, rights in Internet domain names, uniform resource locators, (including all goodwill associated therewith and symbolized thereby), in each case whether or not registered and including all applications for registration and registrations for the foregoing; (ii) rights in confidential and proprietary information (including know-how and trade secrets under applicable Law (including without limitation inventions and discoveries, methodologies, business processes, schematics, business methods, formulae, drawings, prototypes, models and designs)); and (iii) all other rights of equivalent effect subsisting anywhere in the world.

“Intellectual Property Contract” means any agreement concerning Intellectual Property to which any party or any of its Affiliates is party, including without limitation agreements granting parties or their Affiliates rights to use the Licensed Intellectual Property.

“Joint Venture Entities” means any body corporate or limited liability company in which LuxCo has a direct or indirect interest of any nature but which is not a Subsidiary of LuxCo (other than any entity in which Buyer or its Affiliates also hold an interest (“Alliance Joint Ventures”)).

“Knowledge” means the actual knowledge of the directors of HIC in relation to the following warranties, after making the enquiries of such persons as are by reason of their office likely to have knowledge about the relevant matter and having made the enquiries described below:

3.2(a)(iv)                                                 enquiry of each Local Administrator.

3.2(c)                                                                   a questionnaire in agreed form has been sent to each Local Administrator asking them to report on each of the matters set out in warranty 3.2(c).

3.2(g)                                                                  enquiries of the relevant people in Guarantor legal department and of each Local Administrator.

3.2(h)                                                                  as for 3.2(g) and (as regards 3.2(i)(iii)) having reviewed the minute books of Guarantor for the last 6 years.

3.4                                                                                 enquiries of each Local Administrator.

3.6(c)                                                                   enquiries of the general manager of each relevant hotel.

3.7                                                                                 enquiries of the Area Vice-Presidents and the general manager of each relevant hotel.

3.8                                                                                 enquiries of the Area Vice-Presidents and general manager of each relevant hotel.

3.10(b)                                                            the latest litigation report presented to the board of HIC having been reviewed and enquiries made of the Area Vice Presidents.

3.11                                                                           enquiries of the general manager of each relevant hotel (other than Scandic hotels, in respect of which enquiries were made through the Scandic Area Vice President) and of the HR Vice Presidents.

3.15                                                                           oral enquiries only of those head office employees considered likely, by reason of their office, to have such information, without additional examination of any documentary records or files (notwithstanding anything in the foregoing, such oral enquiries are the only enquiries made by the directors of HIC in relation to the warranty at Section 3.15).

“Ladbrokes Domain Name” means the domain names listed in Schedule 5.22.

“Law” means any binding domestic or foreign laws, including common law, statutes, ordinances, Orders, rules, regulations, codes, guidance documents, policies or executive orders (in each case, having binding effect) enacted, issued, adopted, promulgated or applied by any Government Entity and including the rules of London Stock Exchange plc and the Financial Services Authority.

“Lease Document” has the meaning set forth in Section 3.7(b)

“Leased Properties” has the meaning set forth in Section 3.7(a).

“Legacy Policies” has the meaning set forth in Section 5.15(d).

“Legal Action” means any legal actions, claims, demands, arbitrations, hearings, charges, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“LG” has the meaning given in the Preamble.

“LGI” has the meaning given in the Preamble.

“LHUSA” has the meaning given in the Preamble.

“Liabilities” means any debts, liabilities or obligations of any kind, whether accrued, contingent or otherwise.

“LIBOR” means the rate for 3 month sterling deposits which appears on Telerate Page 3750 at or about 11:00 a.m. on the date on which LIBOR falls to be determined.

“Licensed Intellectual Property” means Intellectual Property that a party or its Affiliates is licensed or otherwise permitted by other Persons to use.

“Lien” means any mortgage, charge, pledge, or other security interest, but excluding liens for payment of any Tax or impost and those arising by operation of law.

“Listed Employees” means those employees of the Guarantor or any of its Affiliates at the date of this Agreement whose names are listed in Schedule 1.1 of the Disclosure Letter (as such list may be amended from time to time by the agreement of Buyer and Guarantor in writing).

“Local Administrators” means those individuals who are responsible for administering certain HI Entities which are not constituted in England, Wales or Scotland who in each case are identified in the Disclosure Letter.

“Loss” has the meaning set forth in Section 5.15(a) and Losses shall have a corresponding meaning.

“LRC” means Ladbroke Racing (Chiswick) Limited, incorporated in England and Wales with registered number 1599872.

“LuxCo” has the meaning given in the Preamble.

“Management Agreements” has the meaning set forth in Section 3.8(a).

“Maple Court Lease” means the leasehold interest of Guarantor in the head office property at Maple Court, Central Park, Reeds Crescent, Watford, Herts., WD24 4QQ.

“Material Adverse Effect” means a change, event, occurrence or effect that (a) is materially adverse to the business, assets, financial or trading position or prospects of the Business taken as a whole or (b) would prevent Closing from occurring.

“Material Celtic Hotel” means each of the hotels listed in Schedule 3.6(b)(ii).

“Material English Hotel” means each of the hotels listed in Schedule 3.6(a)(ii).

“Material Joint Venture Entities” means any Joint Venture Entity in which LuxCo has a direct or indirect interest in the issued share capital of not less than 20% but not more than 50%, or which accounts for more than 2% of earnings before interest, tax, depreciation and amortization, of the Business or represents more than 5% of the net asset value of the Business, as more particularly listed in Schedule 3.2(b).

“Material Properties” means the properties listed in Schedules 3.6(a)(ii), 3.6(b)(ii) and 3.6(c).

“Material Subsidiary” means each subsidiary which is listed on Schedule 1.2.

“MCF” means MC (Finance) Limited, a company incorporated in England and Wales with registered number 02330434.

“MSDW Debt” means the debt of the HI Entities pursuant to the financing transaction described in paragraph (b) of the definition of “Financing Transactions”.

“Non-UK Owned Hotels” has the meaning set forth in Section 3.6(c).

“Notifiable Event” has the meaning given in Section 5.6(e).

“OFAC License” has the meaning set forth in Section 5.26(a).

“Orders” means any orders, judgments, injunctions, awards, decisions, determinations, decrees or writs handed down, adopted or imposed by any Government Entity.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with normal commercial customs, practices and procedures and, so far as practicable, consistent with past practice.

“Parent Pension Plan” means any plan or agreement providing retirement or pension benefits to any of the HI Employees and that is contributed to by any member of Sellers’ Group or any Affiliate of Seller including the UK Pension Plan, but excluding state or governmental plans which are mandatory or required by applicable Law for employees in the relevant jurisdiction, or which are optional (such as the United Kingdom ‘S2P’ state pensions tier) where the decision made by the relevant member of the Sellers Group or the relevant Affiliate of the Seller as to whether or not to participate in that plan is apparent from the documentation disclosed in relation to Parent Pension Plans generally, and multi-employer plans which are not under the control of the Guarantor or one of its Affiliates.

“Part A Listed Employees” means those of the Listed Employees whose names are in Part A of Schedule 1.1 attached to the Disclosure Letter.

“Part B Listed Employees” means those of the Listed Employees whose names are in Part B of Schedule 1.1 attached to the Disclosure Letter.

“Part C Listed Employees” means those of the Listed Employees whose names are in Part C of Schedule 1.1 attached to the Disclosure Letter.

“Part D Listed Employees” means those of the Listed Employees whose names are in Part D of Schedule 1.1 attached to the Disclosure Letter.

“Pensions Agreement Letter” has the meaning set forth in Section 5.6.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Practice Statements” means practice statements issued by the Executive of the Takeover Panel to provide informal guidance to companies and practitioners involved in takeovers which are subject to the City Code on Takeovers and Mergers as to how the Executive normally interprets and applies relevant provisions of the City Code on Takeovers and Mergers in certain circumstances.

“Properties” has the meaning set forth in Section 3.6.

“Related Party Agreements” means the Contracts between any of the HI Entities, on the one hand, and Guarantor or any Affiliate of Guarantor (other than any HI Entity), on the other hand, other than the Ancillary Agreements.

“Relevant Indemnified Party” has the meaning set forth in Section 5.12(d).

“Relevant Indemnifying Party” has the meaning set forth in Section 5.12(d).

“Representatives” means, when used with respect to Buyer or Sellers, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Buyer or Sellers, as applicable.

“Required Seller Shareholder Approval” means the ordinary resolution of Guarantor in substantially the form attached hereto as Schedule 3.3 pursuant to the Listing Rules of the UKLA to approve this Agreement and the transactions contemplated hereby (excluding, for the avoidance of doubt, the special resolution to change the name of Guarantor to a name which does not include the name “Hilton”), which resolution shall not be dependent or conditioned on any other resolution.

“Retained Business” means the gaming business, betting business and other businesses owned and operated by Sellers’ Group other than the Business.

“Sale and Purchase Documents” means this Agreement, the Disclosure Letter and the Ancillary Agreements.

“San Pablo Receivable” means the receivable of $28 million to which Ladbroke San Pablo L.P. is entitled from Lytton Rancheria of California (also known as the Lytton Band of Pomo Indians) pursuant to an agreement relating to the sale of the San Pablo card club which closed on October 16, 2005.

“Sellers” has the meaning set forth in the Preamble.

“Seller Financial Advisor” means Deutsche Bank.

“Seller Shareholder Approval” means the Required Seller Shareholder Approval pursuant to the Listing Rules of the UKLA as more particularly set out in the Circular and the approval of the other matters set out in the Circular by the requisite vote of the holders of the outstanding shares of Guarantor.

“Sellers’ Group” means Guarantor and all its Affiliates (other than any of the HI Entities).

“Sellers’ Warranties” means the representations and warranties of Sellers set out in Article III.

“Senior Executives” means David Michels, Brian Wallace, Bryan Taker and Roger Devlin.

“Service Documents” has the meaning set forth in Section 10.12(e).

“Settlement Deed” means the settlement deed between Anthony Harris, Rudi Jagersbacher, Diane Maureen Thomas DBE, Lord Montagu, Patrick Shervington and Robert Powell dated November 17, 2000.

“Shareholders Meeting” has the meaning set forth in Section 5.4(b).

“Shares” means the issued shares of LuxCo and any issued shares of LHUSA which are not owned by LuxCo at Closing.

“Subsidiary” has the meaning given in 736 of the Companies Act 1985.

“Sudan Consents” has the meaning set forth in Section 5.26(a).

“Survival Date” has the meaning assigned to it in Section 7.1(a).

“Takeover Panel” means the Panel on Takeovers and Mergers which issues and administers the City Code on Takeovers and Mergers.

“Takeover Proposal” means, any proposal or offer by a Person other than Buyer or its Affiliates relating to (i) a take-over offer or scheme of arrangement in respect of Guarantor, (ii) a sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of a Controlling interest in (x) Guarantor, (y) any HI Central Entity or (z) the assets of the Business, (iii) a reorganization, liquidation or dissolution of Guarantor or (iv) any other transaction having a similar effect to those described in clauses (i) — (iii), in each case other than the transactions contemplated by this Agreement.

“Tax Authority” means any taxing or other authority competent to impose any Tax liability.

“Tax Deed” means the Tax Deed of Covenant, entered into on the date hereof.

“Tax Records” has the meaning given in the Tax Deed.

“Tax Returns” means, as to any Person, all national, federal, state, local or foreign Tax returns, Tax or information reports, declarations of estimated Tax and other forms, including consolidated federal income Tax returns of such Person and the entities consolidated with such Person (in each case, including any related or supporting information) filed or required to be filed with respect to any Tax Authority with respect to Taxes, including any schedules, attachments or amendments thereto.

“Taxes” means all taxes and tax liabilities, including income, corporation, gross receipts, windfall profits, capital gains, inheritance, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, environmental, national insurance and other similar contributions, withholding tax and all charges, duties, imposts and levies of a similar nature (including transfer taxes and stamp duties) and stamp duty land tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and “Tax” shall be construed accordingly.

“Termination Fee” has the meaning assigned to it in Section 8.2(b)(ii).

“The Land Registry” means the Land Registry of England and Wales.

“Trade Marks” means rights in trade marks, service marks, certification marks, collective marks, brand names, trade names logos, symbols, trade dress and other indicia of source or origin (including all goodwill associated therewith and symbolized thereby), Internet domain names, whether or not registered and including applications for registration and registrations, and all other rights of equivalent effect anywhere in the world.

“Transitional Services Agreement” means an agreement in the agreed form to be entered into between Buyer, Guarantor and HIC for the provision of certain mutual services.

“Treasurer” has the meaning set forth on Schedule 6.1(d).

“Treasury Consent” has the meaning given in Section 5.13.

“Trilogy Financing” means the financing arrangements referred to in paragraph (a) of the definition of “Financing Transactions”.

“Trilogy Negotiation Period” means the period from the date hereof until the date seven (7) weeks from the date hereof.

“Trilogy Transaction Documents” means documents with respect to each of the three transactions referred to in paragraph (a) of the definition of Financing Transactions in a form acceptable to the Sellers and Buyer (each acting reasonably) to effect (i) the transfer at Closing of the rights and obligations of all members of the Sellers’ Group in respect of such transactions to members of the Buyer’s Group and the release (at no cost to the Sellers’ Group) of all members of the Sellers’ Group from all liabilities and obligations in connection with such transactions and (ii) all amendments to existing documents required to allow the continuation of the three transactions after Closing.

“UKLA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

“UK Pension Plan” means the Hilton Group Pension Plan which is currently governed by Main Edition Rules and Special Edition Rules (both as amended), each dated December 31, 2004.

“United Kingdom” and “UK” shall mean the United Kingdom of Great Britain and Northern Ireland.

“United States” shall mean the United States of America.

“US GAAP” means United States generally accepted accounting principles.

“VAT” means value added tax chargeable pursuant to the Value Added Tax Act 1994 and legislation (whether delegated or otherwise) supplemental thereto.

“Warranty Deductible” has the meaning assigned to it in Section 7.2(a).

“Warranty Threshold” has the meaning assigned to it in Section 7.2(a).

“Wholly Owned HI Entity” means LHUSA or any HI Entity whose entire issued share capital is beneficially owned by LuxCo directly or indirectly.

In addition, certain definitions used in Schedule 2.2 have the meaning assigned them in Schedule 2.2.

Section 1.2.            Other Definitional Provisions.  Unless the express context otherwise requires:

(a)           the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           the terms “Pounds Sterling” and “£” mean United Kingdom Pounds Sterling;

(e)           references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(f)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)           references herein to any gender includes the other gender;

(h)           “share capital”, “capital stock” or “other equity interests” and similar expressions shall mean (in relation to a company) shares of any class (including equity shares, ordinary shares, common shares, preference shares and deferred shares) issued by such company;

(i)            the table of contents and section headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement; and

(j)            any reference to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall be deemed to include what most nearly approximates in any jurisdiction to the legal term used in this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES AND THE ASSOCIATED CONTRACTS

Section 2.1.            Purchase and Sale of Shares and the Associated Contracts.  Upon the terms and subject to the Conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at Closing, for the aggregate consideration specified in this Article II:

(a)           Sellers hereby agree (severally, but not jointly) to sell to Buyer, and Buyer hereby agrees to purchase, all of the issued shares in LuxCo, owned legally and beneficially and free and clear of all Liens, together with all rights attaching to such shares; provided that Buyer may designate an Affiliate to be the transferee of such shares; and

(b)           LGI hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase, all of the issued shares in LHUSA not owned at Closing by LuxCo, owned legally and beneficially and free and clear of all Liens, together with all rights attaching to such shares; provided that Buyer may designate an Affiliate to be the transferee of such shares.

(c)           Further, from and after Closing, upon the fulfillment of the necessary pre-conditions set forth in Section 5.26, and to the extent permitted by Law TCF agrees to sell to Buyer (or such HI Entity as Buyer may nominate), and Buyer agrees to purchase (or procure the purchase by an HI Entity of), its entire interest in the Associated Contracts subject to the terms and conditions set out in Section 5.26.

Section 2.2.            Initial Purchase Price.  The Initial Purchase Price shall be determined (and adjusted) in accordance with Schedule 2.2.

Section 2.3.            Closing.  Closing shall take place at the offices of Sullivan & Cromwell LLP, 1 New Fetter Lane, London EC4A 1AN, United Kingdom at 10:00 A.M. London time on the third Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree; provided, however, that Closing shall not occur on a date earlier than the date eight (8) weeks after the date hereof, and if Closing shall not have occurred by June 30, 2006 (the “Back-Stop Date”) and either Buyer or Sellers exercise the termination right pursuant to Section 8.1(a)(ii), this Agreement shall terminate in accordance with the provisions of Article IX and neither Buyer nor Sellers shall have any further obligation to complete the transactions described herein.  The date on which Closing occurs is called the “Closing Date”.  Buyer and Guarantor each agrees that it will not exercise its rights under the Alliance Agreements to nominate a director to the board of the other unless this Agreement has terminated.

Section 2.4.            Deliveries by Buyer.  At Closing, Buyer shall deliver to Seller the following:

(a)           the Initial Purchase Price in Sterling in immediately available funds by wire transfer to the accounts which have been designated by Guarantor at least five (5) Business Days prior to the Closing Date;

(b)           a duly executed counterpart of each of the Ancillary Agreements;

(c)           a certified copy of the resolutions of the board of directors of Buyer and each of its Affiliates that is a party to this Agreement and/or an Ancillary Agreement and authorizing the execution of such agreements; and

(d)           unless previously delivered, a letter from Mr. Steve Bollenbach resigning his office as a director of the Guarantor and acknowledging that he has no claim against the Guarantor for loss of office.

Section 2.5.            Deliveries by Sellers.  At Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a)           duly executed share transfer forms in favor of Buyer or its nominee(s) in relation to all the Shares (the certificates for such Shares shall in each case, if required to transfer title, be duly endorsed by Sellers);

(b)           certificates for the shares of each Material Subsidiary and each Material Joint Venture (except to the extent that share certificates are precluded by law from being delivered or the Shares are lawfully held and transferable without share certificates in the jurisdiction of incorporation);

(c)           a duly executed counterpart of each of the Ancillary Agreements in the agreed form;

(d)           a certified copy of the resolutions of the board of directors of each of the Sellers, the Guarantor and each of their and its Affiliates that is a party to this Agreement and/or any Ancillary Agreement authorizing the execution of such agreements;

(e)           the certificate to be delivered pursuant to Section 6.2(d);

(f)            such waivers or consents as may be necessary to enable Buyer or its nominee(s) to become the registered holder of the Shares including (if applicable) the resolution of the board of directors of LuxCo resolving to register Buyer as the sole shareholder in the share registry of LuxCo effective as of the Closing, and giving instructions that the register be written up to reflect such transfer of the LuxCo Shares to Buyer together with a copy certified extract from the share register;

(g)           the resignations of the persons listed on Part (A) of Schedule 2.6, effective as of Closing, in each case acknowledging that (s)he has no claim against the relevant HI Entity, whether for loss of office or otherwise (other than for accrued but unpaid remuneration and unpaid reimbursement of expenses) and except in respect of any directors’ and officers’ indemnification agreement or like covenant to insure directors given by the relevant HI Entity provided that if Sellers have not obtained any such resignations at Closing they shall not be obliged to deliver such resignations at Closing but shall, instead, indemnify Buyer against any Loss arising from dismissing the relevant director from office after Closing (and in the case of persons listed in Part (B) of Schedule 2.6, Sellers will use all reasonable endeavors to obtain and deliver to Buyer such resignations effective as of Closing);

(h)           a certified copy of (i) the resolutions of the boards of directors of Sellers, and of the Guarantor authorizing the sale and transfer of the Shares to Buyer and (ii) the resolutions of the boards of directors of any Affiliate of the Guarantor which is a party to any of the Ancillary Agreements authorizing the execution of those agreements;

(i)            a copy of a letter (in customary form) from Ernst & Young resigning their office as auditors of all of the HI Entities which are incorporated in the United Kingdom with effect from Closing, in each case acknowledging that it has no claim against the relevant HI Entity whether for loss of office or otherwise and accompanied by the statement required by Companies Act 1985 section 394, originals of such letter to be deposited at the registered office of such HI Entities.

(j)            unless previously delivered, a letter from Mr. David Michels resigning his office as a director of Buyer (including the reasons for resignation) and acknowledging that he has no claim against Buyer for loss of office.

Section 2.6.            Title Deeds and Company Books.

Subject to Section 5.14(b), the Sellers will ensure that the documents of title to the Properties and the Books and Records of the HI Entities are under the control of the HI Entities at Closing.

Section 2.7.            Post-Closing Purchase Price Adjustment.

The Final Purchase Price shall be payable in accordance with Schedule 2.2.  For certainty, no additional cash amounts will be payable by Buyer, either at Closing or in the form of a post-closing adjustment, in respect of any proceeds (cash or receivables) received by any HI Entity and resulting from insurance or other proceeds payable as a result of a casualty, loss or other damage or destruction of any Property being acquired by Buyer.

Section 2.8.            Post-Closing Obligations of Buyer.

(a)           Promptly after Closing, Sellers’ corporate secretarial department will co-operate with Buyer to assist Buyer to carry out or cause the relevant HI Entity to carry out all registrations and publications of such resignations referred to in Section 2.5(g) required by applicable Law.

(b)           Buyer undertakes at the next annual general shareholders’ meeting of LuxCo to grant a full discharge to the directors having resigned in accordance with Section 2.5(g) (unless prior to such time Buyer learns that such directors are or were in actual default of their obligations).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant (severally, but not jointly) to Buyer as follows.  These representations and warranties (i) are given by reference to the facts and circumstances in existence as at the date of this Agreement (or, where a specific date other than the date hereof is referred to in a particular warranty, as at such date) and (ii) shall be deemed to be repeated immediately prior to Closing by reference to the facts and circumstances then existing (but subject to the events and matters in this Agreement required by or consented to in writing by Buyer, including, without limitation, under Sections 5.2, 5.18 and 5.29); provided, however, that Buyer’s only remedy in the event that any of Sellers’ Warranties (other than the Closing Warranties) are untrue when deemed repeated at Closing or in the event that Sellers’ Warranties in Part (B) of this Article III are untrue at the date hereof or when deemed repeated at Closing shall be as described in Section 8.1(a)(vi) as it applies to Section 6.2(b).  Sellers represent and warrant that with respect to each representation and warranty herein which is qualified by Knowledge, the persons identified in the definition of Knowledge are by reason of their office reasonably likely to know about the relevant matter within Guarantor and its Affiliates.

PART (A) Surviving Representations and Warranties

Section 3.1.            Organization and Power.  Guarantor and each Affiliate of Guarantor which is a party to a Sale and Purchase Document is duly organized and validly existing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business as currently conducted and to enter into those Sale and Purchase Documents to which it is expressed to be a party.

Section 3.2.            HI Entities; Capitalization.

(a)           Schedule 3.2(a) sets forth a complete and accurate list of:

(i)            each of the HI Entities;

(ii)           details of the jurisdiction of incorporation and the percentage of the issued share capital of each HI Entity owned directly or indirectly by LuxCo;

(iii)          in the case of each HI Entity incorporated in England and Wales, details of its authorized and issued share capital; and

(iv)          in the case of each HI Entity incorporated outside England and Wales, such comparable details of its share capital as are within Sellers’ Knowledge.

(b)           Schedule 3.2(b) sets forth a complete and accurate list of each Material Joint Venture Entity, together with details of each Material Joint Venture Entity’s jurisdiction of incorporation, and the percentage ownership interest of any member of Sellers’ Group or of any HI Entity therein.

(c)           Set out or referred to in the Disclosure Letter are copies of the most recent “good standing” reports received on behalf of Guarantor from, or in respect of, each of the HI Entities and, to the Sellers’ Knowledge, such “good standing” reports are accurate.

(d)           Save as regards any shares in LHUSA which shall have been transferred to LuxCo prior to Closing, all of the Shares are owned, directly or indirectly, by a member of Sellers’ Group free and clear of any Liens, encumbrances, options or rights of first refusal or any other third party rights over or in relation to the Shares.

(e)           Other than the Shares and save as set forth or in the Disclosure Letter, no member of Sellers’ Group owns, directly or indirectly, any share capital, outstanding shares of capital stock and other equity interests, or any other securities (including securities convertible or exchangeable into or exercisable for shares) or other ownership interests of, any Person engaged in the Business other than the HI Entities and the Joint Venture Entities.  All of the issued share capital of the Wholly Owned HI Entities and the Material Subsidiaries held directly or indirectly by Sellers has been duly authorized, and is validly issued save to the extent that lack thereof would not affect Buyer’s ownership of the entity in question.

(f)            Except as set forth in the Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements or offers (whether in writing or otherwise) under which either Seller, any of their respective Affiliates or any HI Entity is or may become obligated to issue, create an interest in, transfer or sell, or giving any Person (other than an HI Entity) a right to subscribe for or acquire, or in any way dispose of, any issued or unissued share capital, any shares of the capital stock or other equity interests or any securities or obligations exercisable or exchangeable for or convertible into any share capital stock or other equity interests of LuxCo, LHUSA or any of the Wholly Owned HI Entities and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as set forth in the Disclosure Letter the issued shares of capital stock and other equity interests of LuxCo, LHUSA or any of the Wholly Owned HI Entities are not subject to any voting trust agreement or other contract, agreement, arrangement or understanding (whether in writing or otherwise) restricting or otherwise relating to the voting, dividend rights or disposition of such issued share capital.

(g)           Except as set forth in the Disclosure Letter to Sellers’ Knowledge Sellers’ Group have not granted any and there are no, preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements or offers (in writing) under which either Seller, any of their respective Affiliates or any HI Entity is or may become obligated to issue, create an interest in, transfer or sell, or giving any Person (other than an HI Entity) a right to subscribe for or acquire, or in any way dispose of, any issued or unissued share capital, any shares of the capital stock or other equity interests or any securities or obligations exercisable or exchangeable for or convertible into any share capital of any of (i) the Material Subsidiaries which are not Wholly Owned HI Entities or (ii) the Material Joint Ventures established and operated pursuant to the HHW Agreement, the HRW Agreement and the HMW Agreement and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as set forth in the Disclosure Letter, the issued shares of capital stock and other equity interests of any of the HI Entities which are not Wholly Owned HI Entities are not subject to any voting trust agreement or other contract, agreement, arrangement or understanding (whether in writing or otherwise) restricting or otherwise relating to the voting, dividend rights or disposition of such issued share capital.

(h)           Except as set forth in the Disclosure Letter:

(i)            no HI Entity owns, directly or indirectly, any share capital of or in any Person (other than another HI Entity or a Joint Venture Entity) which has an investment value of in excess of £5,000,000;

(ii)           to Sellers’ Knowledge, no HI Entity is engaged in or carries on any business other than the Business and other activities reasonably incidental to the Business entered into in the Ordinary Course of Business or is a member of any Material Joint Venture; and

(iii)          to Sellers’ Knowledge, there are no outstanding contractual obligations of, or offers made by, the HI Entities to lend money to, or to make any investment (in the form of a loan or capital contribution) in, any other Person (other than an HI Entity) in an amount of more than £2,000,000 individually.

(i)            Save as regards any shares in LHUSA held by LGI, and save for nominee arrangements (which do not affect the beneficial interest therein) which are (or were, when established) necessary under applicable local law, all legal and beneficial interest in the issued shares of capital stock and other equity interests in each Wholly Owned HI Entity are owned, directly or indirectly, by LuxCo, and all legal and beneficial interest in the issued shares of capital stock and other equity interests in each HI Entity other than the Wholly Owned HI Entities are owned, directly or indirectly, by LuxCo (to the extent set forth on Schedule 3.2(a)) and in the case of Material Subsidiaries, free and clear of all Liens.  LuxCo holds, directly or indirectly and free and clear of any Liens, all legal and beneficial interest of all of the issued shares of capital stock and other equity interests in each Material Joint Venture Entity reflected in the percentage ownership interest shown in Schedule 3.2(b).

(j)            Save as set forth or referred to in the Disclosure Letter, Sellers and their Affiliates do not own directly or indirectly any share capital, shares of capital stock and other equity interests, or any securities convertible or exchangeable for shares of, any Person engaged in the Business other than the HI Entities and any Joint Venture Entities listed pursuant to 3.2(b) and 3.2(h) above.

Section 3.3.            Corporate Authorization.

(a)           Sellers and Guarantor have full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder.

(b)           The Independent Directors (as defined in the Circular) of Guarantor or a duly appointed committee thereof will prior to posting of the Circular have passed a resolution recommending unanimously to the shareholders of Seller that they approve this Agreement and vote in favor of the resolutions set out in the Circular.

(c)           The execution, delivery and performance by Sellers and Guarantor of this Agreement and each of the Ancillary Agreements to which any of them is a party has been duly authorized and, other than the Seller Shareholder Approval, no additional corporate or shareholder authorization or corporate or shareholder consent is required to authorize Sellers and Guarantor to execute, deliver and perform this Agreement or any of the Ancillary Agreements to which any of them is a party.

(d)           Each Affiliate of Sellers that is a party to one or more of the Ancillary Agreements have, or will at Closing have, full corporate power and authority to execute and deliver each such Ancillary Agreement and to perform its obligations thereunder.

(e)           The execution, delivery and performance by each such Affiliate of Sellers of each Ancillary Agreement to which it is a party has been, or will at Closing have been, duly authorized, and no additional corporate or shareholder authorization or corporate or shareholder consent is required to authorize such Affiliate to execute, deliver and perform the Ancillary Agreements to which such Affiliate is a party.

Section 3.4.            Constituent Documents.

(a)           Guarantor has made available to Buyer in the Data Room copies of the Constituent Documents of each Material Subsidiary;

(b)           With respect to LuxCo, LHUSA and their direct Subsidiaries, such copies are complete and accurate and in full force and effect; and

(c)           With respect to each other Material Subsidiary, to Sellers’ Knowledge, such copies are complete and accurate and in full force and effect.

Section 3.5.            Non-Contravention; Compliance with Laws.  The execution, delivery and performance by Sellers, Guarantor and their Affiliates of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)           contravene or conflict with, or result in any violation or breach by them of, any provision of the Constituent Documents of the Sellers, the Guarantor or any of their Affiliates which are parties to such agreements;

(b)           contravene or conflict with, or result in any violation or breach by them of, any Laws applicable to Sellers, Guarantor or any of their Affiliates (other than HI Entities, if any) which is a party to any Ancillary Agreement in the jurisdictions of their respective incorporation (assuming that all the conditions set out in Article VII have been satisfied) to an extent which could reasonably be expected to have a Material Adverse Effect.

Section 3.6.            Real Property.  Schedule 3.6 lists all freehold and leasehold hotel properties owned or leased by an HI Entity in any part of the world (the “Properties”).  The Properties are the only freehold or leasehold properties owned or leased by the HI Entities and which are used principally as hotels.  The HI Entities have legal and beneficial title to the Properties.

(a)           Schedule 3.6(a) sets out brief details of the Properties which are located in England or Wales, which are used principally as hotels and in which an HI Entity holds either a freehold or leasehold interest (“English Hotels”) and to which the following apply:

(i)            in relation to each English Hotel listed in Schedule 3.6(a) the HI Entity identified in row (1) in Schedule 3.6(a) beneath the name of the relevant English Hotel was at the date given in row (2) registered at The Land Registry under the title number or numbers given in row (3) as the proprietor of the freehold or leasehold estate in the relevant English Hotel with the quality of title referred to in row (4) subject to the charges and encumbrances which are the subject of entries on the register in relation to the estate and are referred to in row (5);

(ii)           in relation to each Material English Hotel, the relevant HI Entity has not granted any option or right of pre-emption over the relevant Material English Hotel which continues to be binding on the relevant Material English Hotel other than any such as may be referred to as a charge or encumbrance pursuant to Section 3.6(a)(i);

(iii)          Schedule 3.6(a) sets out in row (7) the replies to enquiry 3.9 (notices, orders, directions and proceedings under the Planning Acts) in Con 29 Part 1 (2002) dated with the date referred to in row (6) in respect of the relevant English Hotel and sets out all local land charges revealed by the local land charges search in respect of the relevant English Hotel in row (7) dated with the date referred to in row (6); and

(iv)          in relation to each Material English Hotel, there are no business rates payable by the relevant HI Entity in respect of the relevant Material English Hotel which have become due for payment which have not been paid.

(b)           Schedule 3.6(b) sets out brief details of the Properties which are located in Scotland or Northern Ireland, which are used principally as hotels and in which an HI Entity holds either a freehold or leasehold interest (“Celtic Owned Hotels”) and to which the following apply:

(i)            in relation to each Celtic Owned Hotel listed in Schedule 3.6(b) located in Scotland the HI Entity identified in row (1) beneath the name of the relevant Celtic Owned Hotel at the date given in row (2) had either a heritable or leasehold title recorded or registered in its name in the General Register of Sasines or Land Register of Scotland as appropriate in the relevant Celtic Owned Hotel under (where appropriate) the title number or numbers given in row (3) subject to the burdens and conditions which are the subject of an entry on the relevant register in relation to the interest and are referred to in row (5), and in relation to each Celtic Owned Hotel listed in Schedule 3.6(b) located in Northern Ireland, the HI Entity identified in row (1) beneath the name of the relevant Celtic Owned Hotel was at the date given in row (2) registered at the Land Registry of Northern Ireland as the owner of the freehold or leasehold estate in the relevant Celtic Owned Hotel under the title number or numbers given in row (3) with the quality of title referred to in row (4) subject to the charges and encumbrances which were the subject of an entry on the register in relation to the estate and are referred to in row (5);

(ii)           in relation to each Material Celtic Hotel, the relevant HI Entity has not granted any option or right of pre-emption over the relevant Material Celtic Hotel which continues to be binding on the relevant Material Celtic Hotel other than any such as may be referred to as a charge or encumbrance pursuant to paragraph  3.6(b)(i) above;

(iii)          in relation to each Celtic Owned Hotel listed in Schedule 3.6(b) located in Scotland Schedule 3.6(b) sets out the searches made against the Celtic Owned Hotel with the relevant authority on the date referred to in row (6) and sets out all matters revealed by the searches in respect of the relevant Celtic Owned Hotel in row (7) and in relation to each Celtic Owned Hotel listed in Schedule 3.6(b) located in Northern Ireland searches have been made as follows:

Belfast

1.                                       Department of the Environment (NI) property certificate dated 22 November 2005.

2.                                       Folio Search for Folio AN48423 County Borough of Belfast to 25 November 2005.

3.                                       Folio Search for Folio AN48425L County Borough of Belfast to 25 November 2005.

4.                                       Statutory Charges Search dated 3 November 2005.

5.                                       Belfast City Council Search dated 14 December 2005.

Belfast Templepatrick

1.                                       Department of the Environment (NI) property certificate dated 22 November 2005.

2.                                       Antrim Borough Council property certificate dated 6 December 2005.

3.                                       Folio Search for AN26537L up to 7 December 2005.

4.                                       Statutory Charges Search dated 5 December 2005.

(iv)          in relation to each Material Celtic Hotel, there are no business rates payable by the relevant HI Entity in respect of the relevant Material Celtic Hotel which have become due for payment which have not been paid.

(c)           Schedule 3.6(c) sets out brief details of certain Properties located in jurisdictions other than England and Wales, Northern Ireland or Scotland, which are used principally as hotels and in which an HI Entity holds an interest (“Non-UK Owned Hotels”) and to which the following apply (in each section, the Non-UK Owned Hotel(s) identified in the heading being the “relevant Non-UK Owned Hotel(s)”):

(i)            Sydney

(A)          the HI Entity identified in row 1 had at the date given in row 2 the quality of title to the relevant Non-UK Owned Hotel referred to in rows 3 and 4 subject to the charges and encumbrances referred to in row 5;

(B)           to the Knowledge of Sellers, the relevant HI Entity has not granted any option or right of pre-emption (or in either case the local equivalent) over the relevant Non-UK Owned Hotel which continues to be binding on the relevant Non-UK Owned Hotel;

(C)           to the Knowledge of Sellers, there are no unusual or particularly onerous planning issues in respect of the relevant Non-UK Owned Hotel noted on public searchable registers at the date of the various searches;

(D)          in relation to the relevant Non-UK Owned Hotel there are no security interests, liens or charges subsisting by reason of the relevant HI Entity failing to pay any local property tax in respect of the relevant Non-UK Owned Hotel which has become due for payment.

(ii)           Zurich

(A)          the HI Entity identified in row 1 had at the date given in row 2 the quality of title to the Non-UK Owned Hotel referred to in rows 3 and 4 subject to the charges and encumbrances referred to in row 5;

(B)           to the Knowledge of Sellers, the relevant HI Entity has not granted any option or right of pre-emption (or in either case the local equivalent) over the relevant Non-UK Owned Hotel which continues to be binding on the relevant Non-UK Owned Hotel;

(C)           based on the notice of the Baudirektion of the Canton of Zurich (AWEL), dated November 30, 2005 (See attachment 4/G to Appendix A/1 and attachment 5/D to Appendix A/2 in Schedule 3.6(c) the relevant HI Entity has with the date referred to in row 6 in respect of the relevant Non-UK Owned Hotel no knowledge about any environmental problems or land charges concerning the relevant Non-UK Owned Hotel of the relevant HI Entity identified in row 1 of Schedule 3.6(c).  To the Knowledge of Sellers, there are no unusual or particularly onerous planning issues in respect of the relevant Non-UK Owned Hotel noted on public searchable registers at the date of the various searches (see also Appendices A/1, A/2 and B in Schedule 3.6(c);

(D)          to the Knowledge of Sellers in relation to the relevant Non-UK Owned Hotel there are no security interests or liens subsisting by reason of the relevant HI Entity failing to pay any local property taxes which have become due for payment.

(iii)          Barcelona and Los Zocos

(A)          in relation to each relevant Non-UK Owned Hotel, the HI Entity identified in row 1 had at the date given in row 2 the quality of title to the relevant Non-UK Owned Hotel referred to in rows 3 and 4 subject to the charges and encumbrances referred to in row 5;

(B)           in relation to each relevant Non-UK Owned Hotel, to the Knowledge of Sellers, the relevant HI Entity has not granted any option or right of pre-emption (or in either case the local equivalent) over the relevant Non-UK

Owned Hotel which continues to be binding on the relevant Non-UK Owned Hotel;

(C)           there are no notices, orders, directions or proceedings of planning nature affecting the relevant Non-UK Owned Hotels;

(D)          to the Knowledge of Sellers, in relation to the relevant Non-UK Owned Hotel there are no security interests or liens subsisting by reason of the relevant HI entity failing to pay any local property taxes which have become due for payment.

(iv)          Toronto, Toronto Airport, Quebec and Montreal Airport

(A)          in relation to each relevant Non-UK Owned Hotel, the HI Entity identified in row 1 had at the date given in row 2 the quality of title to the Non-UK Owned Hotel referred to in rows 3 and 4 subject to the charges and encumbrances referred to in row 5;

(B)           in relation to each relevant Non-UK Owned Hotel, to the Knowledge of Sellers, the relevant HI Entity has not granted any option or right of pre-emption (or in either case the local equivalent) over the relevant Non-UK Owned Hotel which continues to be binding on the relevant Non-UK Owned Hotel;

(C)           Schedule 3.6(c) sets out a summary of all matters revealed by responses to the letter of enquiry sent to the following authorities in respect of the Quebec City Hilton and the Montreal Hilton:  Environment Canada, the Quebec Ministry of the Environment, the Office of the Labour General Commission, the Health and Safety Department at the Work Place Commission, the Building Commission, the Quebec Alcohol, Races and Gabling Board, the City of Quebec, the Borough of Dorval/Ile Dorval of the City of Montreal, Tourism Quebec, Hydro-Quebec and Gaz Metropolitan, Toronto-City of Toronto Building and Zoning Department, Technical Standards & Safety Authority (Elevating Devices Branch); City of Toronto Fire Services Department, City of Toronto Municipal Health Department, Hydro One Networks Inc. (unregistered hydro easements), Toronto Hydro, City of Toronto Tax Department, City of Toronto Revenue

Services (water department) and Low-Level Radioactive Waste Management Office (Atomic Electrical Safety Board) Mississauga City of Mississauga Planning and Building Department, Technical Standards & Safety Authority (Elevating Devices Branch), Community Services Department – Fire and Emergency Services, City of Mississauga, Region of Peel Public Health Department, Hydro-One Networks Inc. (unregistered hydro easements), City of Mississauga Tax Department, Region of Peel Water and Sanitary Services and Low-Level Radioactive Waste Management Office (Atomic Electrical Safety Board);

(D)          in relation to each relevant Non-UK Owned Hotel there are business rates or equivalent local property taxes payable by the relevant HI Entities in respect of the relevant Non-UK Owned Hotel which have become due for payment which have not been paid.

(v)           Morumbi

(A)          the HI Entity identified in row 1 had at the date given in row 2 the quality of title to the relevant Non-UK Owned Hotel referred to in rows 3 and 4 subject to the charges and encumbrances referred to in row 5;

(B)           to the Knowledge of Sellers, the relevant HI Entity has not granted any option or right of pre-emption (or in either case the local equivalent) over the relevant Non-UK Owned Hotel which continues to be binding on the relevant Non-UK Owned Hotel;

(C)           to the Knowledge of Sellers, there is no pending notice, order, direction or proceedings from any governmental authorities or municipality that could impair the legal title of the relevant HI Entity to the relevant Non-UK Owned Hotel;

(D)          In relation to the relevant Non-UK Owned Hotel there are no pending security interests or pending Liens subsisting by reason of the relevant HI Entity failing to pay any local property Taxes which have become due for payment which have not been paid.

(vi)          Caribe

(A)          the HI Entity identified in row 1 in Schedule 3.6(c)

had at the date given in row 2 the quality of title to the relevant Non-UK Owned Hotel referred to in rows 3 and 4 subject to the charges and encumbrances referred to in row 5;

(B)           to the Knowledge of Sellers, the relevant HI Entity has not granted any option or right of pre-emption (or in either case the local equivalent) over the relevant Non-UK Owned Hotel which continues to be binding on the relevant Non-UK Owned Hotel;

(C)           to the Knowledge of Sellers, there are no unusual or particularly onerous planning issues in respect of the relevant Non-UK Owned Hotel noted on public searchable registers at the date of the various searches;

(D)          in relation to the relevant Non-UK Owned Hotel, there are no security interests, liens or charges subsisting by reason of the relevant HI Entity failing to pay any local property tax in respect of the relevant Non-UK Owned Hotel which has become due for payment.

(vii)         Dresden and Dusseldorf

(A)          the HI Entity identified in row 1 had at the date given in row 2 the quality of title to the relevant Non-UK Owned Hotels referred to in row 3 subject to the charges and encumbrances referred to in row 5;

(B)           to the Knowledge of Sellers, the relevant HI Entity has not granted any option or right of pre-emption (or in either case the local equivalent) over the relevant Non-UK Owned Hotel, which continues to be binding on the relevant Non-UK Owned Hotel;

(C)           to the Knowledge of Sellers, there are no unusual or particularly onerous planning issues in respect of the relevant Non-UK Owned Hotel, noted on public searchable registers at the date of the various searches;

(D)          in relation to the relevant Non-UK Owned Hotels, there are no security interests, liens or charges subsisting by reason of the relevant HI Entity failing to pay any local property tax in respect of the relevant Non-UK Owned Hotels which has become due for payment.

Section 3.7.            Leased Real Property.

(a)           In respect of each Property which is a leasehold (“Leased Properties”) which is operated under a lease pursuant to which the relevant HI Entity is obliged to pay an annual rent of more than £2,000,000 per annum, all such rent which has become due for payment and payable at the date of this Agreement has been paid and no rents have been refused by any landlord or other person entitled to the same.

(b)           To Sellers’ Knowledge Schedule 3.7 sets out a list of any lease or underlease, agreement for lease or underlease or other leasehold arrangement or document supplemental thereto (“Lease Document”) entered into by an HI Entity in respect of any Leased Property.  To Sellers’ Knowledge, the Data Room contains a copy of each such Lease Document which is complete and accurate.

Section 3.8.            Management Agreements; Franchise Agreements.

(a)           To Sellers’ Knowledge Schedule 3.8(a) lists each management agreement pursuant to which any HI Entity manages or operates any hotel property on behalf of any third party owner, and identifies the HI Entity that is a party and the counterparty, the date of such management agreement and each amendment thereto (collectively, the “Management Agreements”).  To Sellers’ Knowledge, the Data Room contains a copy of each such agreement which is complete as to all material terms and accurate.

(b)           To Sellers’ Knowledge Schedule 3.8(b) lists each Franchise Agreement Document, entered into by an HI Entity.  To Sellers’ Knowledge, the Data Room contains a copy of each such Franchise Agreement Document which is complete and accurate.

Section 3.9.            Binding Effect.  Assuming same are binding on Buyer and those of its Affiliates which are expressed to be parties to them and the choice of law clauses contained herein and therein are valid and enforceable, this Agreement and each of the Ancillary Agreements, when executed and delivered by Buyer and the other parties thereto, constitutes a valid and legally binding obligation of Guarantor and each member of Sellers’ Group that is a party to such agreements.

PART (B)  Non-surviving Warranties

Section 3.10.          Litigation and Claims.

(a)           The Data Room contains a copy of the latest report of civil, criminal and regulatory claims, actions and proceedings in relation to the HI Entities and/or the Business presented to the board of HIC.

(b)           To Sellers’ Knowledge, there are no matters which, if known at the time the last such report was prepared, would have been included in such report.

Section 3.11.          Employee Benefits; Pensions.  To Sellers’ Knowledge Schedule 3.11 lists the names of all Parent Pension Plans in which any HI Employee participates or under which Buyer or any HI Entity may have any liability.  True and accurate copies of the trust deed and rules and all subsequent amendments and members’ booklets of the UK Pension Plan and the Hilton International Retirement Plan have been made available to Buyer.

Section 3.12.          Environmental Matters.  Attached to the Disclosure Letter is a copy of the form of questionnaire in relation to environmental matters which Guarantor has sent to each party listed in such questionnaire.  Complete copies of the responses received from each such party by Guarantor to that questionnaire are contained in the Environmental Folder in the Data Room.

Section 3.13.          Non-Competes.

(a)           Attached to the Disclosure Letter are copies of the questions in relation to non-competition provisions contained in Contracts which Guarantor has sent to Area Presidents and hotel general managers.  Complete copies of the responses received from each such party by Guarantor to the questions are contained in the Master Questionnaire, General Manager Questionnaire and Supplemental Questionnaire sub-folders of the Data Room Due Diligence Questionnaire Folder.

(b)           The Data Room contains a complete copy of the file of non-compete provisions in relation to hotels maintained centrally by Guarantor.

Section 3.14.          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Guarantor or any Affiliate of Guarantor who are or will be entitled to any fee or commission from any HI Entity in connection with the transactions contemplated hereby.  The foregoing sentence does not apply to any fees or expenses paid to any local service provider performing administrative tasks in order to consummate the transactions described herein.

Section 3.15.          Intellectual Property.

(a)           To Sellers’ Knowledge, an HI Entity is the legal and beneficial owner of each of the Trade Mark registrations and applications for registration in respect of the Trade Mark “Hilton” and related Trade Marks containing the word “Hilton” or related logos that are listed in Schedule 3.15(a) of the Disclosure Letter (the “Hilton Marks”) and are not subject to any outstanding order, judgment, decree or agreement (other than any agreement entered into in the Ordinary Course of Business) adversely affecting the HI Entities’ use thereof or rights thereto.

(b)           To Sellers’ Knowledge, no HI Entity has entered into any agreement other than in the Ordinary Course of Business under which the HI Entities are required not to use any of the Hilton Marks in relation to the Business.  For the purposes of Section 3.15(a) and this Section 3.15(b), agreements entered into in the Ordinary Course of Business include Management Agreements, Lease Documents relating to Leased Properties, Franchise Agreement Documents and related Trade Mark and know-how licenses and co-branding agreements.

(c)           To Sellers’ Knowledge, and except as disclosed in Schedule 3.15 of the Disclosure Letter, there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against any HI Entity concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Hilton Mark.

Section 3.16.          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither of Sellers nor any other Person makes any other express or implied representation or warranty on behalf of any member of Sellers’ Group.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1.            Organization and Power.  Buyer is duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted and to enter into the Sale and Purchase Documents.

Section 4.2.            Corporate Authorization.  Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements has been duly and validly authorized and no additional corporate or shareholder authorization or corporate or shareholder consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements.

Section 4.3.            Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the articles of incorporation or Bylaws of Buyer and (ii) assuming the receipt, or making of, all relevant approvals by Sellers and Government Approvals, to the knowledge of Buyer, violate or result in a breach of any Law applicable to Buyer in its jurisdiction of incorporation other than, in the case of clause (ii), violations or Liens that would not impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.4.            Binding Effect.  Assuming same are binding on the Sellers, Guarantor and each of their Affiliates which are expressed to be parties to them, this Agreement and each of the Ancillary Agreements, when executed and delivered by Sellers and the other parties thereto, will constitute a valid and legally binding obligation of Buyer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and to general equitable principles.

Section 4.5.            Financing Commitment.  At Closing, Buyer shall have sufficient funds to pay the Initial Purchase Price.

Section 4.6.            Finders’ Fees.  Except for the Buyer Financial Advisor, whose fees will be paid by Buyer or an Affiliate of Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Buyer or any Affiliate of Buyer in connection with the transactions contemplated hereby.

Section 4.7.            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

Section 4.8.            Choice of Law.  The choice of law clause contained in each Sale and Purchase Document is binding on, and enforceable against, Buyer.

ARTICLE V

COVENANTS

Section 5.1.            Access and Information Prior to Closing.

(a)           From the date hereof until Closing, subject to any applicable Laws and the terms of the Confidentiality Agreement as amended on the date hereof, attached hereto as Exhibit 4, and provided it does not unreasonably interfere with the operations of the Retained Business, the Business, the preparation of financial statements or compliance with applicable Law or regulations, Sellers and Guarantor shall:

(i)            afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable advance written (which shall include email) notice, to the assets, properties, premises and Books and Records of the HI Entities and the Books and Records of Sellers and their Affiliates (other than the HI Entities) to the extent relating to the Business.

(ii)           if reasonably requested by Buyer, in the presence of a designated officer of Guarantor or other Representatives of Sellers, permit Buyer and its Representatives to discuss the affairs, finances and accounts of the Business with the officers, employees and independent public accountants of Sellers and the HI Entities, and

(iii)          provide Buyer with monthly profit and loss statements as soon as reasonably practicable following the end of each month consistent with the statements prepared during the most recent fiscal year.

(b)           No investigation conducted under this Section 5.1, however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(c)           All requests for information made pursuant to this Section 5.1 shall be directed to such Person or Persons as may be designated by Sellers.

(d)           None of Sellers’ Warranties made at the date hereof, at Closing or by reference to any prior date shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of Buyer hereunder and except as expressly set forth in this Agreement no information relating to the HI Entities of which Buyer obtains knowledge (whether actual or constructive) shall prejudice any claim which Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by Buyer under this Agreement in respect of such Sellers’ Warranties.  No representation or warranty express or implied is given in relation to information so supplied.

Section 5.2.            Conduct of Business.

(a)           During the period from the date hereof to Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing (such agreement not to be unreasonably withheld or delayed after Buyer has received all information available to Sellers and reasonably requested from

Sellers related to the proposed action or activity in sufficient detail to allow Buyer to assess to a reasonable extent any cost or liability associated therewith) Sellers and Guarantor shall cause the HI Entities to, conduct the Business in the Ordinary Course.

(b)           Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement or as required by Law or as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed after Buyer has received all information available to Sellers and reasonably requested from Sellers related to the proposed action or activity in sufficient detail to allow Buyer to assess to a reasonable extent any cost or liability associated therewith), Guarantor agrees that its board of directors shall not, and agrees to cause the board of directors of HIC not to, take any actions which would cause any of Sellers’ Warranties to be untrue at closing, and Guarantor, Sellers and their Affiliates shall not, and shall cause each HI Entity not to:

(i)            Organizational Documents.  Amend any Constituent Document of any HI Entity, unless required by Law;

(ii)           Capital Stock.  In the case of the HI Entities, (A) adjust, split, combine or reclassify its capital stock or other equity interest, (B) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests, (C) grant any Person any right or option to acquire any shares of its capital stock or other equity interests, (D) issue, deliver, pledge, encumber or sell any additional shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests or such securities or (E) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock or other equity securities;

(iii)          Compensation and Benefits.  Save as permitted under Section (aa) to (ee) below or in Section 5.6, in respect of any HI Employee:

(A)          other than in the Ordinary Course (the parties recognizing that employment practices and economic conditions in different jurisdictions mean that what is in the Ordinary Course will differ in different jurisdictions), grant or increase compensation, bonus, pension, severance or other benefits, pay any bonus or make new equity awards;

(B)           forgive any loans, except in each case to the extent required by applicable Law;

(C)           other than in the Ordinary Course or in order to treat such HI Employee as a “good leaver” under the terms of any employee share plan to allow him to exercise his options or his awards to vest as a consequence of the purchase and sale of the Shares and Associated Contracts described in Section 2.1 hereof, grant any awards under any employee share plans, take any action to accelerate any rights under any employee share plans, amend the terms of or exercise discretion under any outstanding stock awards or establish, adopt or enter into any arrangement or agreement in respect of stock awards;

(D)          other than in the Ordinary Course or as set out in this Agreement, take any action to fund or in other way secure the payment of compensation or benefits under any employee benefit or compensation plan or agreement; and

(E)           agree to change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit or compensation plan or to change the manner in which contributions are determined, except where might be required by Applicable Accounting Principles or where such change is required as a consequence of the tax approved status of the plan in question.

Save as permitted under Sections (aa) to (ee) below or in Section 5.6, in respect of any HI Senior Employee:

(A)          enter into or amend any employment, severance or termination agreement (including for the sake of clarity engaging any new HI Senior Employee save where, prior to the date of this Agreement an offer of employment has been made or notice of termination given and in each case disclosed to the Buyer); and

(B)           save in respect of those matters contemplated by Section 5.6 take or permit to be taken any action that would create a liability (including a contingent liability) of an HI Entity in favour of an HI Senior Employee.

Matters which are permitted under this Section 5.2 (iii) are:

(aa)         increasing basic salary to a maximum of 3% of total payroll across all HI Employees or 6% per HI Employee;

(bb)         increasing employer’s pension contributions and any HI Employee’s entitlements under any option, share, incentive, pension or bonus plan as a consequence of the increase in remuneration permitted under (aa);

(cc)         agreeing to pay in accordance with Section 5.6(n)(iii) any one-off discretionary bonuses where all costs (including employer’s national insurance contributions with respect thereto) associated with such payment will be borne by the Guarantor or one of its Affiliates (other than the HI Entities);

(dd)         confirming to any HI Employee the amount of 2005 bonus that they are entitled to receive under the annual bonus scheme operated by the Guarantor and its Affiliates;

(ee)         confirming to any HI Employee their entitlement under the performance share plans for the years 2003, 2004 and 2005 operated by the Guarantor in respect of the period ending 31st December 2005;

(ff)           the introduction of the terms set out at Exhibit 3A attached to the Disclosure Letter in accordance with Section 5.6(e)(vii); and

(gg)         permitting any HI Employee to join the Hilton International Retirement Capital Plan on the terms of that Plan disclosed by the Guarantor to the Buyer prior to the date of this agreement.

(iv)          Employee Communications.  Make any written communication to the HI Employees pertaining to the introduction or amendment of compensation or benefit arrangements that will become effective (or will have effect) after Closing, other than in the ordinary course of salary reviews or in connection with any of the matters permitted under (iii) above, and if Buyer consents to such communication, (save to the extent as it is inconsistent with applicable Law) Buyer (or, at the election of Buyer, an Affiliate of Buyer) and Seller shall cooperate in making any such communication (it being understood that Seller shall provide Buyer with a copy of the intended communication and a reasonable period of time to review and comment on the communication);

(v)           Acquisitions.  Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or make any other investment in the assets or equity interests of any other Person, in each case related to the Business, in excess of $5,000,000 in the aggregate;

(vi)          Dispositions.  Except with respect to the matters described in Sections 5.18 and 29 or as disclosed on Schedule 5.2(b)(vi) of the Disclosure Letter (the terms and conditions of which shall be subject to the reasonable consent of Buyer which shall not be unreasonably withheld or delayed after Buyer has received all information available to Sellers and reasonably requested from Sellers related to the proposed action or activity in sufficient detail to allow Buyer to assess to a reasonable extent any cost or liability associated therewith), sell, lease, license, transfer, pledge, encumber, grant or dispose of any HI Assets (other than cash transferred in accordance with the provisions of this Section 5.2 and the other sub-paragraphs of this Section 5.2(b)) including only the Intellectual Property used predominantly in the Business (including the HI Trade Marks and HI Domain Names) (other than Intellectual Property transferred in the Ordinary Course of Business in arms’ length transactions that are not Related Party Transactions) and the capital stock or other equity interests of any HI Entity, that have a value of over $5,000,000 in the aggregate (provided that HI Assets may be pledged or encumbered in the Ordinary Course of Business);

(vii)         Dissolution.  In the case of the HI Entities, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(viii)        Contracts.  (i) Enter into any Contract (A) outside the Ordinary Course, (B) with a potential expenditure in excess of $5,000,000 or (C) which would limit or otherwise restrict the HI Entities or any of their successors, or that would, after the Closing Date, limit or otherwise restrict Buyer or its Affiliates or any of their successors, from engaging or competing in any line of the hotel business or in any geographic area, in respect of the hotel business in any material respect; (ii) outside the Ordinary Course terminate or amend any Franchise Agreement Document, Management Agreements or Lease Documents with a value in excess of $5,000,000; or (iii) terminate or amend any agreement relating predominantly to the Business dealing with information technology, information systems or telecommunications or for the purchase of goods or services(1) with a term longer than 12 months or a value of greater than $5,000,000.

(ix)           Property.  Enter into transactions relating to the sale or transfer of any Material Properties or the creation of any Lien thereon;

(x)            Capital Expenditures.  In the case of the HI Entities, other than capital expenditures provided for in the capital expenditure budget of the Business attached to the Disclosure Letter, make, authorize or commit to any capital expenditure (including any alteration or other change to any of the Properties or the improvements thereon) in excess of $5,000,000 in the aggregate;

(xi)           Indebtedness; Guarantees.  In the case of the HI Entities:

(A)          other than (x) Indebtedness in the Ordinary Course of Business and (y) intra-group Indebtedness (i.e., Indebtedness between HI Entities), incur, assume, modify or prepay any Indebtedness or Liability to any Person in respect of any obligations of any other Person in excess of £1,000,000 in the aggregate; or

(B)           enter into any guarantee or indemnity in respect of a financial obligation of any Person other than an HI Entity;

(xii)          Loans.  In the case of the HI Entities, make, waive, forgive, cancel or amend any loans, advances or capital contributions to, or investments in, or guarantees of, any Person (other than another HI Entity, including loans to or by members of the Sellers’ Group) except for (i) loans to or by Sellers’ Group expressly provided for by the terms of this Agreement or necessary for the discharge of the MSDW Debt or to discharge the Trilogy Financing in accordance with the terms of this Agreement or provided for under existing cash pooling, netting or similar arrangements in the Ordinary Course of Business or (ii) bank deposits and other similar loans (not involving intercompany amounts) in the Ordinary Course of Business or (iii) any loans to the HI Senior Employees (other than Senior Executives, Ian Carter or Jürgen Fischer) in each case in excess of £10,000 per employee or (iv) transactions specifically contemplated pursuant to the Tax Deed;

(1)           HHC do not agree to limiting this to “consumable” goods and services.

(xiii)         Dividends.  Make any distribution which would constitute a breach of the Tax Deed or of a greater amount than is consistent with past practice;

(xiv)        Accounting.  Allow the HI Entities to change accounting principles, policies, practices or procedures, other than as required by Law or applicable local generally accepted accounting principles;

(xv)         Legal Actions.  Other than as regards any issue, dispute or claim relating to Tax, in the case of the HI Entities, waive, release, assign, settle or compromise any Legal Action or insurance claim for an amount in excess of $5,000,000, or if any such waiver, release, assignment settlement or compromise involves any material non-monetary obligation on the part of the HI Entities or prohibits or restricts the HI Entities from operating their Business;

(xvi)        Insurance.  Cancel any Insurance Policy which is managed at Sellers, Guarantor or the HI Central Entities or fail to renew any such Insurance Policy if available on reasonable commercial terms; or

(xvii)       Related Party Agreements and Intercompany Transactions.  Except for arms’-length transactions conducted in the Ordinary Course of Business which do not result in intercompany debt other than Trading Balances (or as permitted under (xii) above) allow the HI Entities to enter into any Related Party Agreements; or

(xviii)      Liens.  Create any Lien, encumbrance, option or rights of first refusal or any other third party rights to Liens on the shares of any HI Entity or Joint Venture Entity, or allow to attach (except as attached by operation of Law or as a result of Ordinary Course of Business financing arrangements in existence at the date of this Agreement; provided that such exception shall not apply to the Shares) any Lien, encumbrance, option or rights of first refusal or any other third party rights to Liens on the Shares or on any of the shares of any Material Subsidiary or Material Joint Venture Entity.

(c)           Nothing in this Section shall prevent the HI Entities or any member of the Sellers’ Group from:

(i)            completing any of the actions or steps contemplated in Section 5.18 (Interim Reorganization);

(ii)           taking any action or step permitted or required by Section 5.29; or

(iii)          terminating the Trilogy Financing in accordance with Section 5.27 or discharging the MSDW Debt in accordance with its terms.

(d)           Nothing in this Section 5.2 shall prevent the parties to the Transitional Services Agreement from agreeing that services to be provided by the Business to the Retained Business need in fact to be provided by the Retained Business to the Business and vice versa, both before and after Closing.

Section 5.3.            All Reasonable Endeavors; Competition Approvals; Foreign Investment Clearances; OFAC License.

(a)           Subject to the terms and conditions of this Agreement, each party will use all reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement or any Ancillary Agreement and to satisfy the conditions prior to the Back-Stop Date, including using all reasonable endeavors to cause the conditions precedent to the obligations of the other party hereto set forth in Article VI to be fulfilled; provided, however, that neither Buyer, Guarantor nor Sellers shall be required to (i) agree that it or any of its Affiliates divest, license, dispose of, or hold separate any asset, right or business, or any interest in any asset, right or business, or (ii) agree to any material changes or restrictions in the exercise of any rights or in the ownership or operations of any assets or businesses and (iii) this shall not impose any additional obligation on Sellers or Sellers’ Group in relation to the matters set out in this Section 5.3 save as therein provided or provided in Article VI.

(b)           The parties hereto agree, subject to the provisions of Section 5.3(a), to make the appropriate filings and notices, if necessary, in connection with obtaining the Competition Approvals and the Foreign Investment Clearances and the OFAC License, with any Government Entity in accordance with applicable competition, merger control, antitrust, investment or similar laws as promptly as practicable (and in any event no later than 5 Business Days after the date hereof or 10 Business Days in the case of the filing in relation to Turkey);  provided that with respect to any filing under the HSR Act, the parties shall within 5 Business Days hereof determine whether any filing under the HSR Act is required, and, if a filing is required, shall as promptly as practicable but no later than 10 Business Days after the date of such determination, make the appropriate filings under the HSR Act; provided, however, the parties may mutually agree to delay making any filings if they reasonably believe that such delays would facilitate final approval and to supply as promptly as practicable any additional information and documentary material that may be requested by the appropriate Government Entities and to take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods instituted, or to secure any approval, clearance or authorization, required, under such laws.

Subject to Section 5.3(a), each party shall use all reasonable endeavors to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement and any Ancillary Agreement under any applicable competition, merger control, antitrust, investment or similar laws.  In connection with the foregoing, subject to Section 5.3(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or any Ancillary Agreement as violative of any competition, merger control, antitrust, investment or similar laws, each party shall cooperate in all respects with each other and use all reasonable endeavors to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of such transactions.

(c)           Each party shall, in connection with the endeavors referenced above to obtain all requisite approvals, clearances, notifications and authorizations for the transactions contemplated by this Agreement or any Ancillary Agreement under the Competition Approvals and the Foreign Investment Clearances and the OFAC License use all reasonable endeavors, subject to the provisions of Section 5.3(a) and to the applicable Laws relating to the exchange of information and to the rules, practices and directions of any Governmental Entity to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other parties informed of any material communication received by such party from, or given by such party to any Governmental Entity and any material communication received or given in connection with any proceeding by a private party and (iii) permit the other parties or their legal counsel to review in advance any communication given by it to, and consult with each other in advance of any meeting or other material communication with any Governmental Entity, or in connection with any material proceeding by a private party, with any other person, and to the extent permitted by any Governmental Entity or any other Person, give the other party the opportunity to attend and participate in such meetings and other communications, in each case of clauses (i), (ii) or (iii) to the extent relating to any of the transactions contemplated by this Agreement or any Ancillary Agreement.

(d)           Without limiting the foregoing:

(i)                                     Buyer shall make, and continue to pursue, applications under section 26 and section 26A of the FATA to the Foreign Investment Review Board (“FIRB”) in the prescribed form for the satisfaction of the Australian

Condition and shall keep Sellers informed of its efforts to obtain such approval.

(ii)                                  Buyer shall promptly provide FIRB with such information as may be required by FIRB to assist in the Treasurer’s consideration of the application in respect of the Transaction.

(iii)                               Buyer shall provide Sellers with a copy of the applications and all correspondence to and from FIRB in respect of applications.  Buyer shall use its reasonable endeavors to fulfill the Australian Condition within 50 days after the date of this Agreement and shall notify the Seller as to the fulfillment of the Condition and keep the Seller informed of any circumstances that would be reasonably likely to result in the Condition not being satisfied.

Section 5.4.            Circular; Shareholders Meeting.

(a)           Guarantor shall use commercially reasonable efforts to obtain the final approval of the UKLA to the Circular and to post the Circular (containing a notice convening an extraordinary general meeting to consider the resolutions necessary for the Seller Shareholder Approval) to its shareholders as soon as reasonably practicable (and in any event no later than 20 Business Days after the date hereof).

(b)           Upon receiving final approval of the Circular from the UKLA, Guarantor shall (as soon as reasonably practicable) post the Circular to its shareholders, and use all reasonable endeavors to convene and hold a meeting of its shareholders (the “Shareholders Meeting”) as soon as practicable (and in any event no later than February 15, 2006) to consider and, if thought fit by its shareholders, approve (i) this Agreement and the transactions contemplated hereunder and (ii) a resolution to change the name of Guarantor to a name which does not include the name “Hilton”.  Subject to applicable Law, Guarantor agrees that prior to making any modification or amendment to the Circular or to posting any supplementary or further circulars to shareholders of Guarantor relating to the transactions contemplated by this Agreement (or making any announcement in connection therewith), it shall use all reasonable endeavors to consult with Buyer and allow Buyer reasonable time to comment on such modification, amendment, further or supplementary circular or announcement.  Guarantor shall not issue any projections with respect to the performance of the Business.  The resolution to approve this transaction under the listing rules of UKLA will require the passing of an ordinary resolution and such resolution will not be dependent or conditional on any other resolution.

Section 5.5.            Takeover Proposals.

(a)           Subject to Section 5.5(b), from the date of this Agreement until the Closing Date, Guarantor shall not, and shall cause each of its Affiliates and its and their Representatives not to, directly or indirectly:

(i)            solicit, facilitate or encourage any inquiries, offers or proposals relating to a Takeover Proposal or a potential Takeover Proposal;

(ii)           engage in any discussions or negotiations with, or furnish or disclose any non public information relating to Guarantor or its Affiliates to, or give access (for the purposes of any Takeover Proposal) to the properties, employees, books or records of Guarantor or its Affiliates to, or facilitate in any other manner any effort or attempt by any Person that has made or indicated an intention to make a Takeover Proposal in each case unless unrelated to the Business; or

(iii)          enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal.

(b)           Notwithstanding the foregoing, Guarantor (i) may take any of the foregoing actions (having consulted counsel) (x) if it is required to do so pursuant to the City Code on Takeovers and Mergers or by the Takeover Panel, UKLA or other regulatory authority or (y) in order for its directors to comply with their fiduciary duties and (ii) shall not be prohibited from soliciting, encouraging or engaging in the discussion of any transaction which is not conditional on the termination of this Agreement and the consummation of which will not require or reasonably be expected to cause the Shareholders Meeting or the posting of the Circular to be delayed.

(c)           Guarantor confirms that there are no discussions or negotiations (other than negotiations with Buyer) in progress at the date of this Agreement or other activities which would constitute a violation of Section 5.5(a) (notwithstanding the provisions of  Section 5.5(b)), save for negotiations related to the sale of the enumerated hotel properties listed in Schedule 5.5 attached to the Disclosure Letter.

(d)           To the extent it is lawfully able to do so, Guarantor will notify Buyer in writing as soon as reasonably practicable after David Michels, Brian Wallace or Roger Devlin or any member of the board of directors of Guarantor receive orally or in writing, any inquiries, proposals, solicitations, offers or requests for information from any third party concerning a Takeover Proposal (save for negotiations related solely to the sale of the enumerated hotel properties listed in Schedule 5.5 attached to the Disclosure Letter) or any approach in relation to an offer for the Guarantor (where such offer is or would be conditional on retaining the Business or is conditioned on the termination of this Agreement or would require or reasonably be expected or cause the Shareholders Meeting or the posting of the Circular to be delayed).

(e)           Subject, in each case to applicable Law and any contractual or other duty of confidence, the notice referred to in Section 5.5(d) shall disclose the identity of the person making the proposal or inquiry and, if the directors of the Guarantor are required by fiduciary duties to give such proposal or inquiry serious consideration, Guarantor will notify Buyer of the material terms of the proposal.  Subject to applicable Law and any contractual duty of confidentiality in existence on the date hereof, Guarantor shall keep Buyer informed on a current basis of the status of any such Takeover Proposal, indication or request, and any related discussions or negotiations with Guarantor, Sellers’ Group or its Representatives.  Buyer undertakes not to approach any Person identified to it under this clause without the prior written consent of Guarantor not to be unreasonably withheld.

(f)            The obligations in this Section 5.5 are subject to the fiduciary duties of the directors of Guarantor and Sellers and their duties and obligations (if any) pursuant to the City Code on Takeovers and Mergers from time to time to the extent provided in Section 5.5(b).

(g)           Subject to the limitations contained in this Agreement, Guarantor may solicit, encourage or engage in any discussions in relation to the disposal or operation of the Retained Business; provided than none of same delays or otherwise affects the consummation of the transactions described herein.

Section 5.6.            Employee Matters; Pensions.

(a)           By the Closing Date, Guarantor or its Affiliates shall have consulted with HI Employees and any other employees of the Business to the extent legally required in each jurisdiction where Guarantor or Affiliates are legally required to do so save to the extent that Guarantor or its Affiliates have been prevented from or delayed in doing so by Buyer’s failure to comply with or delay in complying with Section 5.6(b).  The parties agree that for these purposes, material jurisdictions shall include, without limitation, France, the Netherlands, Belgium, Germany, Ireland, Norway, Sweden, Canada, Japan, Puerto Rico, Australia and the United Kingdom.  Sellers undertake to use their best endeavours promptly, and in any event within a time frame that does not delay Closing, to conduct and complete such consultation save to the extent that Guarantor or its Affiliates’ ability to do so has been delayed by Buyer’s failure or delay in providing necessary information.  Sellers will hold Buyers harmless from and against any fines or penalties suffered or incurred as a consequence of any failure to comply with their obligations under this Section 5.6(a).

(b)           Subject to applicable Law, prior to the Closing Date, Buyer shall have provided Guarantor with all information requested by Guarantor and reasonably necessary (and not otherwise subject to confidentiality restrictions) to enable Sellers’ Group to comply with their informing and consulting obligations in each material jurisdiction.

(c)           As soon as reasonably practicable following the date of this Agreement, Buyer and Guarantor shall co-operate in arranging meetings to be held immediately following Closing between representatives of the Buyer and representatives of the HI Employees for each labor organization, works council, trade union, staff association or equivalent in each jurisdiction in order to facilitate a smooth handover for employee relations purposes.

(d)           For a period of 12 months from the Closing Date, the Buyer shall and shall procure that the Buyer’s Affiliates shall provide to any HI Employee (other than the Senior Executives or Ian Carter) who remains in the employment of the Buyer (or any of its Affiliates) during such period benefits which are substantially no less favourable overall than those benefits to which such HI Employee is entitled to the date hereof.

(e)

(i)            Prior to the Closing Date, the Buyer shall, or shall procure that its Affiliates shall make an offer of employment to each of the Part A Listed Employees with Hilton International Hotels UK Limited which shall be conditional upon, and take effect from, Closing.

(ii)           Prior to the Closing Date, each of the Buyer (or one of its Affiliates) and the Guarantor (or one of its Affiliates) shall make an offer of employment to each of the Part C Listed Employees, which shall be conditional upon, and take effect from, Closing.

(iii)          Prior to the Closing Date, the Guarantor (or one of its Affiliates) shall make an offer of employment to each of the Part B Listed Employees which shall be conditional upon, and take effect from, Closing.

(iv)          The Guarantor agrees that for each such Listed Employee who accepts the offer made to him or her in accordance with Section 5.6(e)(i), (ii) or (iii) above, the Guarantor shall, or shall procure that its Affiliates, waive any requirement for that Listed Employee to work his or her full notice period so that the Listed Employee will be able to become an employee of Hilton International Hotels UK Limited or the Guarantor or one of its Affiliates (as the case may be) immediately on Closing.

(v)           The parties agree that, where a Part A Listed Employee does not accept the offer or a Part C Listed Employee does not accept either offer of employment made to him or her in accordance with Section 5.6(e)(i) or (ii) above, any liabilities arising out of the termination of his or her employment (including employer’s national insurance contributions with respect thereto) shall be borne as to one third by the Buyer and as to two thirds by the Guarantor (the “Agreed Proportions”) and the Buyer shall pay to the Sellers, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Guarantor on behalf of itself and its Affiliates and the Sellers shall pay the Buyer, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Buyer on behalf of itself and its Affiliates to the extent that any such liability is borne by either or both of them other than in the Agreed Proportions.

(vi)          The parties agree that, where a Part B Listed Employee does not accept the offer of employment made to him in accordance with Section 5.6(e)(iii) above, any liabilities arising out of the termination of his or her employment (including employer’s national insurance contributions with respect thereto) shall be borne by the Guarantor and Sellers shall pay to Buyer, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Buyer (for itself and on behalf of its Affiliates) from and against any such liability.

(vii)         In circumstances where, immediately following Closing, Guarantor takes steps to terminate the employment of any Part D Listed Employee by reason of redundancy:

(A)          if the employee in question is named in section A of Part D of Schedule 1.1 to the Disclosure Letter (employees primarily employed in the Business) Buyer shall pay to Sellers, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify Guarantor (for itself and on behalf of its Affiliates); and

(B)           if the employee in question is named in section B of Part D of Schedule 1.1 to the Disclosure Letter (employees primarily employed in the Retained Business) Sellers shall pay to Buyer, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify Buyer (for itself and on behalf of its Affiliates), in each case against any liabilities arising out of such termination (including employer’s national insurance contributions with respect thereto). Such Part D Listed Employees shall be offered the terms set out in Exhibit 3A to the Disclosure Letter in respect of his or her redundancy. The redundancy payments to each Listed Employee in these circumstances will not be subject to mitigation.

(viii)        If any Listed Employee is given notice of termination by reason of redundancy by the Guarantor (or one of its Affiliates) as a consequence of him or her not accepting an offer of employment made under Sections 5.6(e)(i) or (ii) above or if such Listed Employee gives notice of termination, and such redundancy or termination takes effect within the period of 12 months from the Closing Date unless the Buyer otherwise agrees, the Guarantor shall procure that the relevant Listed Employee shall work during his notice period on secondment from the Guarantor (or one of its Affiliates) to the Business, and, subject to his agreeing to do so and not otherwise, he or she will be offered the terms set out at Exhibit 3A attached to the Disclosure Letter in respect of his or her redundancy. Neither the Sellers nor the Buyers shall treat the redundancy payments to relevant Listed Employee in these circumstances as subject to mitigation. The parties agree that the redundancy payments due to a Listed Employee in accordance with this Section 5.6(e)(viii) (including employer’s national insurance contributions with respect thereto) shall be borne by them in the Agreed Proportions and the Buyer shall pay to the Sellers, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Guarantor on behalf of itself and its Affiliates and the Sellers shall pay the Buyer, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Buyer on behalf of itself and its Affiliates to the extent that any such liability is borne by either or both of them other than in the Agreed Proportions.

(ix)           If any Part A Listed Employee or Part C Listed Employee accepts the offer made to him or her by the Buyer (or one of its Affiliates) under 5.6(e)(i) or (ii) above and is subsequently given notice of termination by reason of redundancy (save where the issue of such notice of termination is unconnected with the Disposal) within the period of 12 months from the Closing Date, any liabilities arising out of the termination of his or her employment shall be borne by the parties in the Agreed Proportions and the Buyer shall pay to the Sellers, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Guarantor on behalf of itself and its Affiliates and the Sellers shall pay the Buyer, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Buyer on behalf of itself and its Affiliates to the extent that any such liability is borne by either or both of them other than in the Agreed Proportions. In these circumstances, the relevant Listed Employee will be offered the terms set out at Exhibit 3A attached to the Disclosure Letter in respect of his or her redundancy. The redundancy payments to any such Listed Employee in these circumstances will not be subject to mitigation.

(x)            In this Section 5.6, the party that gives or receives notice of termination to or from a Listed Employee shall be responsible for making the relevant redundancy payment to that Listed Employee, provided that such responsibility is without prejudice to the obligations of the Buyer or the Guarantor or a Seller to make payment in the Agreed Proportions or otherwise indemnify another party against such cost in accordance with this Section 5.6.  The parties agree that any payment due from the Buyer or the Sellers, as the case may be in the Agreed Proportions or under any other indemnity in accordance with this Section  5.6 shall be paid to the other within 14 working days of receipt of a written demand for payment which shall (a) be submitted no earlier than the date of termination of employment of the employee to whom the payment relates; (b) set out details of the payment to be made; and (c) set out the basis on which payment is due in accordance with this Agreement.

(xi)           Neither The Buyer nor any of its Affiliates shall make an offer of employment to any Part B Listed Employee and neither the Guarantor nor any of its Affiliates shall make an offer of employment to any Listed Employee in section A of Part D of Schedule 1.1 to the Disclosure Letter.

(f)            Buyer regards the knowledge and expertise of the Senior Executives and Ian Carter as an important aspect of its acquisition of the Business.  Buyer therefore requires Guarantor to and Guarantor shall, release those individuals from their service contracts with Guarantor with effect from Closing, to enable them to provide services to Buyer, subject to Section 5.6(g) below under the terms of employment agreements conditional upon Closing.

(g)           Guarantor shall have such access to the Senior Executives (and in particular Brian Wallace) as it may reasonably require to facilitate the timely public announcement of its results for the year to 31 December 2005, timely completion of its 2005 year end Report and Accounts and to comply with its regulatory obligations provided that access does not interfere with the relevant Senior Executive’s ability to perform his duties under his employment arrangements with his employer. The parties recognise that following Closing the HI Entities may require advice and assistance from persons remaining employed by the Guarantor and its Affiliates and that the Guarantor and its Affiliates may require advice and assistance from individuals who are or will become employees of the HI Entities or the Buyer and its Affiliates on Closing. The parties agree to co-operate with each other in order to provide reasonable access to the relevant employees on the basis that such advice and assistance does not interfere with the relevant employee’s ability to perform his or her duties under his employment arrangements with his own employer. Access to the Senior Employees and the advice and assistance provided by the other employees referred to in this Section 5.6(g) shall be on such reasonable terms as the Guarantor and the Seller may from time to time agree.

(h)           If any HI Employee is wholly or mainly engaged in the Retained Business immediately prior to Closing and is found after Closing to still be employed by an HI Entity, and the Buyer does not wish to employ that HI Employee, the Buyer will notify the Guarantor of this fact within 5 Business Days of becoming aware of it. Within 5 days of receiving such notification, the Guarantor (or an Affiliate of the Guarantor) will make to the HI Employee an offer of employment to be made on substantially the same terms and conditions as were provided to that HI Employee immediately before Closing. Once that offer has been made (or within 14 days of it being requested), the parties will co- operate to procure that the HI Employee becomes an employee of the Guarantor or one of its Affiliates.

(i)            If any employee (other than a Listed Employee) of any member of the Sellers’ Group after Closing was wholly or mainly engaged in the Business immediately prior to Closing and the relevant member of the Sellers’ Group does not wish to employ that person, the Guarantor will notify the Buyer of this fact within 5 Business Days of becoming aware of it. Within 5 days of receiving such notification, the Buyer will make to the employee an offer of employment to be made in substantially the same terms and conditions as were provided to that employee immediately before Closing. Once that offer has been made (or within 14 days of it being requested), the parties will co-operate to procure that the employee becomes an employee of an HI Entity.

(j)            The parties agree that any liabilities arising out of the employment from the Closing Date or the termination within 12 months of the Closing Date of such employment of the employees referred to in Sections 5.6(h) and (i) above shall be borne by the Buyer and the Guarantor as if the employee had been properly identified and dealt with under Section 5.6(e) above and the Buyer shall pay to the Sellers, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify the Guarantor on behalf of itself and its associates and the Sellers shall pay to the Buyer, by way of adjustment to the consideration paid for the Shares, such amount as is required to indemnify the Buyer on behalf of itself and its Affiliates to the extent that any such liability is borne by either or both of them other than in the Agreed Proportions.

(k)           Buyer shall, save as otherwise provided in this Section 5.6, pay to Sellers, by way of adjustment to the Consideration paid for the Shares,

such amount as is required to indemnify the Guarantor (for itself and on behalf of its Affiliates) against any claim brought by:

(i)            a Part A Listed Employee who accepts an offer of employment made in accordance with Section 5.6(e);

(ii)           a Part C Listed Employee who accepts an offer of employment made to him or her by the Buyer or one of the Buyer’s Affiliates made in accordance with Section 5.6(e);

(iii)          any other person who becomes an employee of the Buyer or one of the Buyer’s Affiliates under Section 5.6(h),

in each case in relation to his or her employment during the period prior to the Closing Date.

(l)            Sellers shall, save as otherwise provided in this Section 5.6, pay to Buyer, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify Buyer (for itself and on behalf of its Affiliates) against any claim brought by:

(i)            a Part A Listed Employee who does not accept an offer of employment made in accordance with Section 5.6(e);

(ii)           any Part B Listed Employee;

(iii)          a Part C Listed Employee who does not accept an offer of employment made to him or her by the Buyer or one of the Buyer’s Affiliates under Section 5.6(e); and

(iv)          any other person who becomes an employee of the Guarantor or one of the Guarantor’s Affiliates under Section 5.6(i) or otherwise or who remains an employee of the Guarantor or one of the Guarantor’s Affiliates,

in each case in relation to his or her employment during the period prior to the Closing Date.

(m)          It is agreed that, where any indemnity arrangement contained in this Section 5.6 may apply, the parties shall:

(i)            use their respective best efforts to comply with relevant employment legislation in respect of such matter; and

(ii)           not admit or seek to compromise any liability to which such indemnity may apply without the prior written authority of the indemnifying party (which shall not be unreasonably withheld or delayed).

(n)

(i)            The Guarantor shall be responsible for the cost of any bonus that falls due to be paid after the Closing Date to any Listed Employee that relates in whole or in part to the period up to 31 December 2005 and Sellers shall, by way of adjustment to the Consideration paid for the Shares (other than in respect of the bonuses referred to in Section 5.6(n)(iii) which shall be paid direct by the Guarantor) pay an amount to the Buyer equal to the amount that would have been payable to and in respect of each of the Listed Employees that is then employed by an HI Entity together with an amount equal to the employer’s national insurance contributions arising on such payments.

(ii)           The Buyer agrees that, subject to receipt of the payment referred to in Section 5.6(n)(i), it will pay or procure to be paid to each such Listed Employee, so far as practicable through the Pay As You Earn system, the amount so paid by Sellers.  The Buyer also agrees that, subject to receipt of the relevant amount from the Guarantor as referred to in Section 5.6(n)(i), it will account (or will procure that the relevant HI Entity accounts) to H M Revenue & Customs in respect of the relevant employer’s national insurance contributions arising on such payments.

(iii)          The Guarantor (or one of its Affiliates) intends to pay to certain HI Employees prior to Closing one-off discretionary bonuses. The Guarantor represents that it has disclosed to the Buyer the amounts and the recipients of such proposed bonuses. The Guarantor agrees that it shall consult with the Buyer in good time in advance of making any further or additional one-off discretionary bonuses to any HI Employees and shall consider in good faith before making any such payments any representations made to it by the Buyer regarding the terms of and effect that such payments may have on HI Employees and/or the Buyer’s ability to retain such employees.

(o)           The terms of the letter (the “Pensions Agreement Letter”) annexed as Exhibit 1 shall apply in relation to the UK Pension Plan.

(i)            Each payment which is to be made to the trustees of the UK Pension Plan in accordance with Part C of the Pensions Agreement Letter, shall be made as follows:

(A)          50% of the payment shall be made by the Guarantor; and

(B)           the Buyer will procure that 50% of the payment shall be made by or on behalf of the Departing Employers (as defined in the Pensions Agreement Letter) in such proportions as the Buyer shall determine.

The payments referred to at (A) and (B) above shall have the effect described in the Pensions Agreement Letter.

(ii)           To the extent that any additional payment is required to be made under Section 75 of the Pensions Act 1995 (or Section 75A of the Pensions Act 1995 when in force) to the trustees of the UK Pension Plan (other than the payment set out in Section 5.6(o)(i) above) as a consequence of the cessation of participation of the Departing Employers, the cost of any such resulting payment shall be borne as to 50% by the Guarantor and as to 50% by the Departing Employers (and the Buyer shall procure that any such payment due from the Departing Employers is paid by them or on their behalf).

(iii)          All assets and liabilities shall be apportioned between the UK Pension Plan and the Mirror Scheme (as defined in the Pensions Agreement Letter) in accordance with the Actuary’s Letter (as defined in the Pensions Agreement Letter).

Section 5.7.            Ancillary Agreements.  At Closing, Sellers and Guarantor shall, and shall cause each of their Affiliates that is to be a party to an Ancillary Agreement to, execute such Ancillary Agreement, and Buyer shall execute and deliver each of the Ancillary Agreements, in each case in the form attached hereto.

Section 5.8.            Further Assurances.

(a)           Commencing on the date hereof, the parties shall cooperate with each other and shall use their reasonable endeavors to cause their respective officers, employees, agents, auditors and Representatives to cooperate with each other for a period of not less than 1 year after the Closing Date, to ensure the orderly transfer of the Business to Buyer and the orderly separation of the Business from the Retained Business (including in each case obtaining any necessary consents including licences); provided that neither party shall be obliged to take any step which is significantly disruptive to its business and each party shall bear its own costs of taking any such action.

(b)           From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, in each case in good faith, to promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder.

Section 5.9.            Public Announcement.  The initial press release regarding the transactions contemplated by this Agreement shall be a joint press release in agreed form.  Neither Buyer nor Guarantor (for and on behalf of itself and Sellers) shall issue any other press release or make any other public statement without the prior written consent of the other, except to the extent required by applicable Laws or stock exchange requirements or otherwise disclosed in connection with a judicial or regulatory proceeding, in which case that party shall use its reasonable efforts to consult with the other party and to allow the other party reasonable time to comment on such release before issuing any such release or making any such public statement.

Section 5.10.          Confidentiality.

(a)           After the Closing Date, except to the extent required by Law or applicable regulation, Guarantor shall, and shall cause its Affiliates to, treat as strictly confidential and not disclose or make use of any confidential or non-public information, related to the Business and shall safeguard and prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data, except as otherwise agreed to by Buyer in writing.

(b)           After the Closing Date, except to the extent required by Law or applicable regulation, Buyer shall, and shall cause its Affiliates to, treat as strictly confidential and not disclose or make use of any confidential or non-public information, related to the Retained Business that becomes known to Buyer as a result of the transactions contemplated by this Agreement and shall safeguard and prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data, except as otherwise agreed to by Guarantor in writing.

(c)           The parties hereto acknowledge and agree that the confidentiality obligations set forth herein shall not extend to (i) information that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or is or becomes available on a non-confidential basis to the party owing a duty of confidentiality so long as such source is not known by such party to be bound by any duty of confidentiality to the other party, (ii) information that is required to be disclosed to any Government Entity in accordance with applicable Law or is otherwise disclosed in connection with a judicial or regulatory proceeding and (iii) disclosure to advisers or providers of finance who owe a duty of confidentiality to the person disclosing that information and (iv) information that is disclosed to any Tax Authority.  In the event a party hereto (or its Affiliates or its or their respective Representatives) becomes legally compelled to disclose, other than to a Tax Authority, any information, knowledge or data that is subject to the confidentiality provisions of this Section 5.10, such party shall, subject to applicable Law, provide the other party with prompt written notice of such requirement so that the other party may seek, at its expense, a protective order, injunction or other remedy and, if such protective order, injunction or other remedy is not obtained, the compelled party shall use its best efforts to disclose only that portion of the information that is required by applicable Law to be disclosed, and to obtain legally binding assurances that confidential treatment will be afforded to such disclosed material.

(d)           In the event of a breach of the obligations hereunder by Buyer or either Seller, the other party, in addition to all other available remedies, will be entitled to seek injunctive relief to enforce the provisions of this Section 5.10 in any court of competent jurisdiction.

(e)           All information related to both (i) the Business, and (ii) the Retained Business shall be treated in accordance with Sections 5.10(a) and (b); provided, however, that both Buyer and Sellers (and their respective Affiliates) shall be entitled to apply such information in the conduct of the Business and the Retained Business respectively, but (save as required by Law) shall only disseminate it to third parties after prior consultation with the other party and subject to confidentiality restrictions.

Section 5.11.          Transactions with Affiliates.  Guarantor agrees to procure that any Related Party Agreements remaining at Closing (other than the Ancillary Agreements) including any Related Party Agreements entered into in the Ordinary Course for the provision of goods and services are on commercially reasonable arm’s length terms.  In the event that any Related Party Agreement (other than those contained in any Ancillary Agreement and intercompany balances to be dealt with in accordance with Article II), survives Closing, Buyer shall have the right (which shall expire on the date 60 days after Closing if such Related Party agreement was disclosed on Schedule 5.11 hereto or in the case of Related Party Agreements which were not so disclosed, the one year anniversary of Closing), to terminate (and Guarantor shall procure that such agreements are terminated at Buyer’s request) any Related Party Agreement without any cost, further liability or termination fee (but no other remedy), if it is not on reasonable arms’-length commercial terms; provided that Buyer first attempts to renegotiate in good faith to amend any such Related Party Agreement to provide reasonable arms’ length commercial terms.  Further, if the provision of services or other contractual performance under any Related Party Agreement would require Buyer or any Affiliate to apply for any licence under any gaming or betting Laws, Buyer shall have the right to terminate (and Guarantor shall procure that such agreements are terminated at Buyer’s request) any such Related Party Agreement.

Section 5.12.          Guarantees.

(a)           Guarantor shall use reasonable endeavors to procure, at its cost, that at Closing each HI Entity is released from all guarantees, indemnities, surety bonds, lease sureties, letters of credit and letters of comfort (“Guarantees”) given or extended by such HI Entity on behalf of any member of Sellers’ Group and not related to the Business and that all obligations of the HI Entities in respect thereof are terminated, with, in each case, such removal, release and termination to be in form and substance reasonably satisfactory to Buyer; provided, however, that no member of the Sellers’ Group shall be obliged to incur any cost (other than legal costs and other advisor’s fees), including without limitation pledge any assets, exercise any right of counter-claim or set-off or withhold payment of any sum in doing so.  If required in order to obtain any such release, Guarantor or another member of Sellers’ Group shall enter into a Guarantee with the releasing beneficiary on substantially identical terms as the Guarantee from which an HI Entity is being released.  If Guarantor has been unable to effect any such removal, release and termination with respect to any such Guarantee effective as of Closing, Guarantor agrees that after Closing it shall use its reasonable efforts, at its cost, to effect such substitution, removal and release and termination as soon as possible subject to the proviso above.  Sellers covenant to pay to Buyer, by way of adjustment to the consideration paid for the Shares, such amount as is required to indemnify on an after-Tax basis and hold Buyer and its Affiliates (including the HI Entities), as applicable, harmless from and against and in respect of any and all liabilities, damages, losses, claims, proceedings, judgments and settlements (“Loss”) incurred by Buyer and its Affiliates (including the HI Entities), after Closing under or pursuant to any such Guarantee to the extent that (i) such Loss relates to the Retained Business and not to the Business and (ii) such Loss was not caused by and did not result from any actions of Buyer or any HI Entity.

(b)           Buyer shall use reasonable endeavors to assist Sellers so that at Closing each member of Sellers’ Group is released from all Guarantees given by such member on behalf of any HI Entity and related to the Business and that all obligations of the Sellers’ Group in respect thereof are terminated, with, in each case, such removal, release and termination to be in form and substance reasonably satisfactory to Guarantor; provided, however, that Buyer shall not be obliged to incur any cost or liability (save to the extent reimbursed by Guarantor), including without limitation pledging any assets, exercise any right of counter-claim or set-off or withhold payment of any sum in doing so.  If required in order to obtain any such release, Buyer shall enter into a Guarantee with the releasing beneficiary on substantially identical terms as the Guarantee from which a member of Sellers’ Group is being released.  If Buyer has been unable to effect any such removal, release and termination with respect to any such Guarantee effective as of Closing, Buyer agrees that after Closing it shall use its reasonable efforts to effect such substitution, removal and release and termination as soon as possible subject to the proviso above.  Buyer covenants to pay to Sellers, by way of adjustment to the consideration paid for the Shares, such amount as is required to indemnify on an after-Tax basis and hold the relevant member of the Sellers’ Group harmless from and against and in respect of any and all Losses incurred by such member of the Sellers’ Group, after Closing under (i) any such Guarantee (to the extent that (x) such Loss relates to the Business and not to the Retained Business and (y) such Loss was not caused by and did not result from any actions of any member of Sellers’ Group (or any HI Entity prior to Closing)); and (ii) any lease of real property in respect of which any member of the Sellers’ Group has a liability for rent as a former tenant as a consequence of a default after Closing by any HI Entity.   Notwithstanding anything to the contrary in this Agreement, Sellers agree to indemnify Buyer on an after-Tax basis as follows:  (i) to the extent that Buyer suffers any Loss under this Section 5.12(b) in relation to a Guarantee as a consequence of any default by an HI Entity prior to Closing, save to the extent that such default arose by reason of Buyer’s unreasonable refusal to give or unreasonable delay in giving any consent required under Section 5.2 and (ii) to the extent that Buyer suffers any Loss under this Section 5.12(b) in relation to a Guarantee if Closing does not occur. Such Losses will not be subject to the limitations set forth in Article VII.

(c)           The parties shall cooperate with each other to effect the actions referred to in this Section 5.12.  The parties further agree that neither party may amend the Guarantees or the obligations in respect of which they are given or take other affirmative action that would increase the costs or liabilities of the other party without such party’s prior written consent.

(d)           If any action, claim or demand is brought or alleged against any member of the Sellers’ Group, Buyer or, as the case may be, any HI Entity (the “Relevant Indemnified Party”) in respect of which an indemnity is to be sought from either Buyer or, as the case may be, a member of the Sellers’ Group (the “Relevant Indemnifying Party”) pursuant to this Section 5.12, the Relevant Indemnified Party shall forthwith notify the Relevant Indemnifying Party thereof and the Relevant Indemnifying Party shall have the option to assume the defense thereof.  If the Relevant Indemnifying Party fails to assume such defense, it will be liable to the Relevant Indemnified Party for reasonable legal or other expenses subsequently incurred by the Relevant Indemnified Party in connection with such defense.

(e)           If the Relevant Indemnifying Party gives notice to the Relevant Indemnified Party that it shall assume such defense, subject to the Relevant Indemnifying Party indemnifying the Relevant Indemnified Party in a form reasonably satisfactory to the Relevant Indemnified Party against any liability, cost, damage or expense which may be incurred thereby (but without thereby implying any admission of liability on the part of the Relevant Indemnifying Party), the Relevant Indemnified Party shall:

(i)            promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which if within the control of the Relevant Indemnified Party, the Relevant Indemnified Party shall procure are preserved) to Relevant Indemnifying Party and its professional advisers as Relevant Indemnifying Party may reasonably request and Relevant Indemnifying Party shall be entitled to require the Relevant Indemnified Party to take such action and give such information and assistance as it may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(ii)           at the request of the Relevant Indemnifying Party, allow the Relevant Indemnifying Party to take the sole conduct of such actions as Relevant Indemnifying Party may deem appropriate in connection with any such assessment or claim in the name of Relevant Indemnified Party and in that connection Relevant Indemnified Party shall give or cause to be given to Relevant Indemnifying Party all such assistance as it may reasonably request in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisors as Relevant Indemnifying Party may nominate to act on behalf of Relevant Indemnified Party but to act solely in accordance with Relevant Indemnifying Party’s instructions; and

(iii)          make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of Relevant Indemnifying Party.

(f)            If the Relevant Indemnified Person is a member of the Sellers’ Group who is not either of Sellers, Sellers shall procure that such member complies with its obligations pursuant to this Section.

Section 5.13.          Treasury Consent.  Between the date hereof and Closing, Sellers and Guarantor undertake that they will apply for and take reasonable steps to obtain special consent from HM Treasury under section 765 ICTA 1988 (“Treasury Consent”) to the extent that this is required in respect of the assignment of debt referred to in Section 1.9 of Schedule 2.2 of this Agreement (Transfer and Assumption of Inter-Company Amounts at Closing).

Section 5.14.          Cooperation; Records.

(a)           From the Closing Date, upon reasonable prior written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and Representatives (i) reasonable access, during normal business hours, to such information, employees and assistance relating to the Business and the HI Entities as is reasonably necessary for financial reporting and accounting matters (other than in connection with the Closing Statement or December 31 Balance Sheet calculations), it being understood that Buyer may be seeking to dispose of portions of the Business and (ii) such other documents and reports required to be filed with any Government Entity or required for the preparation of its financial statements or in connection with any action, suit, demand, claim, hearing, proceeding or investigation by or before any Government Entity; provided, however, that the disclosing party shall not be required to do any of the foregoing unless the requesting party provides evidence, in a form which is satisfactory to the disclosing party that shows that the requesting party requires the said access or information for one of the aforementioned purposes; provided, however, also that in no event shall the requesting party have access to any information that in the reasonable judgment of the disclosing party, would (A) result in the disclosure of any trade secrets of third parties or could reasonably be expected to give rise to, or prejudice it in relation to, any claim or possible claim under this Agreement or (B) violate any obligation of the disclosing party or any of its Affiliates with respect to confidentiality or any applicable Law; and it being further understood that the requesting party shall reimburse the disclosing party and its Affiliates promptly for reasonable expenses it incurs in complying with any such request by or on behalf of the requesting party; and it being further understood that the disclosing party shall inform the requesting party if, in its judgment, it is entitled to decline access on the basis of paragraphs (A) or (B) in relation to any information that has been requested.  Each party agrees that, as a condition precedent to performing any of the obligations required by this Section 5.14(a), each party may require the other party and its Affiliates (as appropriate) to enter into a confidentiality agreement containing terms and conditions which would be customary and reasonable in connection with the access and information referred to in this Section 5.14(a).  In any event, the terms and conditions of any such confidentiality agreement shall be no more onerous than the confidentiality provisions contained in the Confidentiality Agreement.  Each party shall reimburse the other parties for reasonable out-of-pocket costs and expenses incurred in assisting such party pursuant to this Section 5.14(a). No party shall be required by this Section 5.14(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b)           At Closing, Sellers shall deliver or cause to be delivered to Buyer or otherwise put under control of Buyer and its Affiliates, the Books and Records of Sellers and its Affiliates relating to the Business and in Sellers’ or such Affiliates possession, it being understood that Books and Records relating to the HI Entities which are held at the premises of the HI Entities shall remain with such HI Entities after Closing and Sellers shall have no obligation to deliver such Books and Records to the extent it has transferred possession of the relevant HI Entity to Buyer at Closing subject to the following exceptions:  (i) Sellers may retain all Books and Records which relate to Affiliates or divisions of Sellers’ Group other than those constituting part of the Business and shall provide copies of the relevant portions thereof which relate to the Business to Buyer; (ii) Sellers may retain all Books and Records prepared for the purpose of the sale of the Business or any part thereof, including bids received from other parties and analyses relating to the Business; (iii) Sellers may retain one copy of any Books and Records necessary in its reasonable judgment to perform its obligations and determine its liabilities under this Agreement and/or the Tax Deed.

Section 5.15.          Insurance.

(a)           To the extent that any of the Insurance Policies cover any loss or liability relating to the Business and arising out of an occurrence prior to the Closing (such loss or liability, an “Insured Loss”), Sellers agree to the extent permitted by Law to cooperate with Buyer, the HI Entities and their respective Affiliates in submitting and pursuing claims on Buyer’s behalf under such Insurance Policies with respect to such Insured Losses, including the actions set forth in (i) through (vi) below; provided that Buyer agrees to reimburse Sellers and their Affiliates for all reasonable and documented out of pocket costs and expenses actually incurred by them in connection with any such claim.

(i)            (in respect of claims made following Closing) informing the issuer of such policy of insurance of the likelihood of any such claim arising as soon as possible following receipt of request so to do from Buyer;

(ii)           keeping Buyer informed on a regular basis of the progress of any such claim;

(iii)          taking such action and instituting such proceedings and giving such information and assistance as Buyer may reasonably request in respect of such claim;

(iv)          permitting Buyer to make and/or take over the conduct of any such claim in the name of the Sellers’ Group or any member thereof provided that, to the extent that the claim relates to the period of Guarantor’s ownership of the HI Entities, Buyer undertakes to keep Guarantor informed of the progress of such claim and to consult with Guarantor in relation to such conduct taking account of Guarantor’s reasonable requests in relation to such conduct;

(v)           assigning, for no consideration, the benefit of any proceeds payable under any such policy of insurance and, forthwith following receipt of any such proceeds, paying all of such proceeds to Buyer or its designee and holding all such proceeds in trust for Buyer pending such payment, without any retention,  deductible or “basket”; and

(vi)          communicating with and providing information to third party service providers, including without limitation claims adjusters, third party administrators and data managers, as necessary or appropriate in connection with such insurance claims.

(b)           Following the Closing, Buyer and Sellers agree to cooperate with each other in obtaining the insurance coverages described in Schedule 5.15(b) attached to the Disclosure Letter.  Buyer and Sellers agree to engage the services of Aon’s Mergers and Acquisition Group or another insurance brokerage consulting firm of national reputation selected jointly by Buyer and Sellers (the “Insurance Consultant”) in obtaining such coverages.  The Insurance Consultant’s duties shall be specified in a written engagement letter executed by Sellers and Buyer as soon as practicable following the date hereof.  Such engagement letter shall specify that the Insurance Consultant shall not purchase any coverage or make any binding commitment on behalf of either Buyer or Sellers without the prior written consent or instruction of both Buyer and Sellers such consent or instruction to be given reasonably promptly by Buyer or Sellers following a request for same from the other.  Notwithstanding any provisions of Section 10.1 to the contrary, any communications by Sellers to Buyer concerning the purchase of coverage pursuant to this section shall be made to David Little, Vice President of Risk Management of Buyer, 9336 Civic Center Drive, Beverly Hills, California 90210, and any such communication by Buyer to Sellers, to The Company Secretary of Guarantor, Maple Court - Central Park Reeds Crescent, Watford, Herts WD1 1HZ, United Kingdom.  Sellers and Buyer agree to keep each other informed of all significant communications that either of them has with the Insurance Consultant in connection herewith.

(c)           With respect to Directors’ and Officers’ liability insurance coverage (“D&O Insurance”), the parties agree that Sellers will make reasonable efforts, as soon as practicable after the date hereof, to purchase D&O Insurance covering the HI Entities and their respective officers and directors covering acts prior to the Closing and having a term of at least six years commencing on the Closing Date.  Such D&O Insurance shall have terms, policy limits, retentions, premium and other provisions and features as similar as reasonably practicable to those of the D&O Insurance in effect as of the date hereof covering the HI Entities.  Sellers and Buyer will bear equally all premium payments associated with the D&O Insurance purchased in accordance with this Section.

(d)           With respect to the insurance policies of Sellers for prior policy periods as to which coverage has been renewed under the Insurance Policies (such prior policies, the “Legacy Policies”), Sellers covenant that they will (to the extent not available in the HI Entities and to the extent permitted by Law) provide to Buyer and its Affiliates from and after the date hereof all information and other cooperation reasonably requested by them in connection with insurance coverage thereunder for the HI Entities and their assets, including without limitation information in connection with claims or prospective claims; exposure data such as payroll information, building valuations, revenue and other financial information; and true and complete copies of relevant Legacy Policies together with all endorsements provided that Buyer agrees to reimburse Sellers and their Affiliates for all reasonable and documented out of pocket costs and expenses actually incurred by them in connection with any such claim.

Section 5.16.          Non-Hire.

(a)           Subject to Section 5.6, Guarantor agrees that for the period commencing on the Closing Date and expiring on the first anniversary of the Closing Date neither it nor any of its Affiliates will solicit to hire (other than as a result of general solicitations as described below) any HI Employee; provided, however, that this Section 5.16(a) shall not apply to HI Employees who are no longer employed by either Buyer or any of its Affiliates (other than by reason of any inducement from any member of Sellers’ Group) or who have been given notice of termination of employment by the Buyer or any of its Affiliates and shall not prohibit general solicitations for employment through public advertisements or other means (provided such solicitations are not specifically targeted at any HI Employees). In addition, until the first anniversary of the Closing Date, Sellers and their Affiliates will not hire any of the HI Senior Employee save for any HI Senior Employee who has been dismissed or given notice of termination by Buyer (or the relevant employing Affiliate of Buyer).

(b)           Subject to Section 5.6(i), Buyer agrees (for itself and for each of its Affiliates, including the HI Entities) that for the period commencing on the Closing Date and expiring on the first anniversary of the Closing Date neither it nor any such Affiliate or HI Entity will solicit to hire (other than as a result of general solicitations as described below) any person who is employed by any member of Sellers’ Group provided, however, that this Section 5.167(b) shall not apply to persons who are no longer so employed (other than by reason of any inducement from Buyer, its Affiliates or any HI Entity) or who have been given notice of termination of employment by the relevant member of the Seller’s Group and shall not prohibit general solicitations for employment through public advertisements or other means (provided such solicitations are not specifically targeted at any such employee or employees).

Section 5.17.          Use of Names.

(a)           Seller Shareholders Approval shall include a resolution to change the name of Guarantor to a name which does not include the name “Hilton” or any name or mark confusingly similar thereto.  If permitted to do so by the UKLA and the London Stock Exchange, Guarantor shall change its ticker symbol from “HG” to a ticker symbol based on the name Ladbrokes.  If such resolution is not approved, Guarantor shall seek the approval of its shareholders for such a resolution at its Annual General Meeting following the Closing Date and at each Annual General Meeting thereafter until such approval is obtained.  Until such approval has been obtained and the name of Guarantor changed to a name which does not include the name “Hilton” or any name or mark confusingly similar thereto, Guarantor shall be entitled to use the name “Hilton” solely as part of its corporate name and not for any other purpose (including, without limitation, in advertising or promoting the Retained Business) and shall (except where it is required by Law to do otherwise) operate under a trading name which does not include the name “Hilton” or any name or mark confusingly similar thereto.

(b)           At or prior to Closing, Guarantor shall procure that each member of Sellers’ Group (other than Guarantor) whose name includes the name “Hilton” shall change its name to a name which does not include that name.

Section 5.18.          Interim Reorganisation.  Prior to Closing (to the extent that it has not already done so prior to the date hereof) Guarantor shall take (or shall procure that its Affiliates take) each of the steps described below:

(a)           transfer the Maple Court Lease from the Guarantor to Stakis Ltd. in the agreed form attached to the Disclosure Letter for no consideration;

(b)           sell LRC’s holding of Shares in INHS to a member of Sellers’ Group for consideration which shall be left outstanding as inter-company debt;

(c)           sell 100% of Ladbroke International Holdings BV (including 24.12% of the shares of Los Zocos SA) from Ladbroke Group Ltd. to Aro Participation Ltd. for consideration which shall be left outstanding as inter-company debt;

(d)           sell Belgian racing note receivable held by Hilton Luxembourg Holdco SA to Guarantor for consideration which shall be left outstanding as inter-company debt;

(e)           sell Maple Hotel Management Company Limited from Guarantor to Aro Participation Ltd. for consideration which shall be left outstanding as inter-company debt;

(f)            sell 20% interest in Ladbroke Racing Corporation from Guarantor to Ladstock Holding Corporation in consideration which shall be left outstanding inter-company debt;

(g)           terminate the Morgan Stanley Dean Witter transaction described in the second paragraph of the definition of “Financing Transaction” in accordance with its terms; and

(h)           repay the indebtedness of Hilton Canada Inc. to HSBC.

Sellers have, prior to the date hereof, contributed the assets and undertaking of Inter-National Hotel Services Ltd. hotel administrative support function to Hilton UK Hotels Ltd. for no consideration.

Section 5.19.          Retained and Transferred Assets.  Sellers and Buyer acknowledge and agree that it is intended that Buyer acquires only the assets used predominantly in the Business.  To the extent that an asset which is not used predominantly in the Business is acquired by Buyer, or an asset property or right used predominantly in the Business is retained by the Sellers’ Group, the parties agree that it shall be transferred (with the cost of doing so being borne by Sellers and to the extent that Sellers bear such cost by reimbursing Buyer they shall do so on an after Tax basis) to Sellers or Buyer respectively as soon as reasonably practical after the matter is discovered.  Any such asset shall (as applicable) be transferred by the relevant Affiliate of Buyer to a member of Sellers’ Group (designated by Guarantor) or by the relevant member of Sellers’ Group to an Affiliate of Buyer (designated by Buyer) for a consideration equal to its fair value (which shall be payable by Sellers or Buyer, as applicable) and an equal and opposite adjustment shall be made to the Consideration.  Such amounts shall be set-off against one another so that no net payment is due in respect of the transfer of such asset from Buyer to Sellers or from Sellers to Buyer.  In accordance with the provisions of this Section 5.19:

(a)           If and to the extent that any assets, properties or rights (other than any item of Intellectual Property or Business Information, but including rights under Intellectual Property Contracts, and save for the interest of MCF in the Tindall partnership and TCF in the Associated Contracts) which were used exclusively or predominantly in the Business in the twelve months prior to Closing is retained by the Sellers’ Group, Sellers shall (subject to obtaining any necessary consents, which Sellers shall use all commercially reasonable efforts to obtain, provided if such transfer is not completed, Sellers shall use commercially reasonable efforts to provide the benefit of such asset, property or right to Buyer) procure that such assets, properties or rights are transferred, with no worse quality of title (save as regards matters beyond Sellers’ control) than Buyer would have received if such assets, properties or rights were transferred on Closing, to any person nominated by Buyer.

(b)           Buyer covenants to pay to Sellers, by way of adjustments to the Consideration, such amount as is required to indemnify and hold each member of Sellers’ Group harmless from and against and in respect of any and all Losses but offset by any related profits incurred by such member of Sellers’ Group directly or indirectly as a result of any asset, property or right described in sub-paragraph (a), property or right (or any Intellectual Property or Business Information referred to in Section 5.20(a)) being retained for any period after Closing by the Sellers’ Group.

(c)           If and to the extent that any assets, properties or rights (other than any asset, property or right shared pursuant to any Ancillary Agreement or any item of Intellectual Property or Business Information, but including rights under the Intellectual Property Contracts) which were used predominantly in the Retained Business in the twelve months prior to Closing are owned by any HI Entity or otherwise acquired by Buyer, Buyer shall (subject to obtaining any necessary consents, which Sellers shall use all commercially reasonable efforts to obtain) procure that such assets, properties or rights are transferred, with the same quality of title received by Buyer (save as regards matters beyond Buyer’s control), to any person nominated by Guarantor.

(d)           Sellers covenant to pay to Buyer, by way of adjustment to the Consideration, such amount as is required to indemnify and hold Buyer and each HI Entity harmless from and against and in respect of any and all Losses, but offset by any related profits, incurred by Buyer or any HI Entity directly or indirectly as a result of any asset property or right described in subparagraph (c) (or any Intellectual Property or Business Information referred to in Section 5.20(b)) being owned by any HI Entity or otherwise acquired by Buyer for any period after Closing.

(e)           If and to the extent that any assets, properties or rights (other than an asset property or right shared pursuant to any Ancillary Agreement or any item of Intellectual Property or Business Information) which were:

(i)            used in the Retained Business (but predominantly used in the Business) in the twelve months prior to Closing is owned by or transferred to any HI Entity or is otherwise acquired by Buyer, Buyer and Guarantor shall negotiate in good faith the terms of a license on an arms’-length basis to allow the Retained Business the use of such assets, properties or rights for such time as is reasonably necessary; or

(ii)           used in the Business (but predominantly used in the Retained Business) in the twelve months prior to Closing is owned by or transferred to any Sellers’ Group, Buyer and Guarantor shall negotiate in good faith the terms of a license on an arms’-length basis to allow the Business the use of the assets, properties or rights for such time as is reasonably necessary.

(f)            If any action, claim or demand is brought or alleged against any member of the Sellers’ Group, Buyer or any HI Entity, as the case may be (the “Indemnified Party”) in respect of which an indemnity is to be sought from either Buyer or, as the case may be, Sellers (the “Indemnifying Party”) pursuant to this Section 5.19, the Indemnified Party shall forthwith notify the Indemnifying Party thereof and the Indemnifying Party shall have the option to assume the defence thereof.  If the Indemnifying Party fails to assume such defence, it will be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such defence.  If the Indemnifying Party elects to assume the defence, the provisions of Section 5.12(d) will apply mutatis mutandis.

(g)           Notwithstanding the foregoing provisions of this Section 5.19, the San Pablo Receivable shall be treated in accordance with Section 5.23 hereof to the exclusion of this Section 5.19.

(h)           The parties agree that the Cartesis Magnitude L3 support contract and the Quantum Sunguard Treasury Management L3 support contract shall be excluded from this Section 5.19.  The parties also agree that if the Hyperion L3 Support and Enterprise contract is the subject of an agreement or agreements which cannot be severed to permit those applications which are used predominantly in the Business to be assigned to an HI Entity, then the Hyperion L3 Support and Enterprise contract shall be excluded from this Section 5.19.

Section 5.20.          Intellectual Property and Business Information.

(a)           If and to the extent that a member of Sellers’ Group owns any Intellectual Property or Business Information which has in the 12 months prior to Closing been used predominantly in the Business, Guarantor shall procure that such Intellectual Property and/or Business Information is transferred (with the costs of doing so being borne by Sellers and to the extent that Sellers bear such cost by reimbursing Buyer they shall do so on an after tax basis) to Buyer or its nominee for a consideration equal to its fair value (which shall be payable by Sellers or Buyer, as applicable) and an equal and opposite adjustment shall be made to the Consideration.  Such amounts shall be set-off against one another so that no net payment is due in respect of the transfer of such asset from Buyer to Sellers or from Sellers to Buyer.

(b)           If and to the extent that Buyer or any HI Entity owns any Intellectual Property or Business Information which has in the 12 months prior to Closing been used predominantly in the Retained Business (for the avoidance of doubt, not including the HI Trade Marks or the HI Domain Names or the Ladbrokes Domain Names), Buyer shall procure that such Intellectual Property and/or Business Information  received from Sellers is transferred back (with the costs of doing so being borne by Sellers and to the extent that Sellers bear such cost by reimbursing Buyer they shall do so on an after Tax basis) to Guarantor or its nominee for a consideration equal to its fair value (which shall be payable by Sellers or Buyer, as applicable) and an equal and opposite adjustment shall be made to the Consideration.  Such amounts shall be set-off against one another so that no net payment is due in respect of the transfer of such asset from Buyer to Sellers or from Sellers to Buyer.

(c)           Guarantor shall, with effect from Closing, grant or procure the grant by its Affiliates to Buyer for the benefit of the HI Entities of a non-exclusive, perpetual, worldwide, nonassignable, irrevocable, royalty-free licence (without the right to sub-license) to use any Intellectual Property or Business Information owned by any member of Sellers’ Group (including, without limitation, any Intellectual Property or Business Information transferred to Guarantor or its nominee pursuant to Section 5.20(b)), excluding Trade Marks and rights in Internet domain names, which has been used (but not predominantly or exclusively used) in the Business in the 12 months prior to Closing, to use the same in the Business solely to the extent, in the manner and for the purposes for which such Intellectual Property or Business Information was used in the Business prior to the date hereof (which for the avoidance of doubt such license to continue use shall include the right to continue to permit any third party to use such Intellectual Property or Business Information in accordance with the terms of any third party agreement relating to the subject matter thereof in existence at Closing); provided, however, any such license granted pursuant to this Section 5.20(c) shall be assignable in whole or in part to Affiliates of Buyer, so long as such Affiliates remain Affiliates; provided further that any such license granted pursuant to this Section 5.20(c) shall be assignable in whole or in part to purchasers or acquirers of all or a part of the Business (it being understood that if a part of the Business is purchased or acquired, Buyer may only assign the license as to that portion of the Intellectual Property and Business Information used in such part of the Business solely to the extent, in the manner and for the purposes for which such Intellectual Property or Business Information was used in the Business prior to the date hereof).

(d)           Buyer shall, with effect from Closing, grant or procure the grant by its Affiliates to Sellers for the benefit of each member of Sellers’ Group of a non-exclusive, perpetual, worldwide, nonassignable, irrevocable, royalty-free licence (without the right to sub-license) to use any Intellectual Property or Business Information owned by any HI Entity or any Intellectual Property or Business Information transferred to Buyer or its nominee pursuant to Section 5.20(a), excluding Trade Marks and rights in Internet domain names (it being understood that after Closing Guarantor shall have no right in the HI Trade Marks or the HI Domain Names, save as provided in Clause 5.17(a)), which has been used (but not exclusively or predominantly used) in the Retained Business in the 12 months prior to Closing, to use the same in the Retained Business solely to the extent, in the manner and for the purposes for which such Intellectual Property or Business Information was used in the Retained Business prior to the date hereof (which for the avoidance of doubt such license to continue use shall include the right to continue to permit any third party to use such Intellectual Property or Business Information in accordance with the terms of any third party agreement relating to the subject matter thereof in existence at Closing); provided, however, any such license granted pursuant to this Section 5.20(d) shall be assignable in whole or in part to Affiliates of Sellers, so long as such Affiliates remain Affiliates; provided further that any such license granted pursuant to this Section 5.20(d) shall be assignable in whole or in part to purchasers or acquirers of all or a part of the Retained Business (it being understood that if a part of the Retained Business is purchased or acquired, Sellers may only assign the license as to that portion of the Intellectual Property and Business Information used in such part of the Retained Business solely to the extent, in the manner and for the purposes for which such Intellectual Property or Business Information was used in the Retained Business prior to the date hereof).

(e)           Nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in or to the name “Ladbroke” or “Ladbrokes” or any Trade Mark containing such name to Buyer, or any HI Trade Mark, HI Domain Name or any Intellectual Property which is the subject of an Alliance Agreement to Sellers’ Group.

(f)            Buyer shall procure that following Closing no member of the Buyer’s Group nor any HI Entity shall use the “Ladbroke” or “Ladbrokes” name or mark, any associated logo or device or any confusingly similar name or mark save to the extent provided in the next succeeding sentence.  Buyer shall procure that, as soon as reasonably practicable, and in any event on and from the expiry of a period of six (6) months following Closing, the names “Ladbroke” and “Ladbrokes” and any associated logo or device shall have been removed or deleted from all existing stocks, packaging, sales or promotional materials, stationery, buildings, signage, vehicles or internet websites in the possession or control of any HI Entity or any member of the Buyer’s Group (or otherwise that the same shall have been destroyed).

(g)           After Closing, no member of the Sellers’ Group shall use the name “Hilton” or any name confusingly similar thereto or any HI Trade Mark or any HI Domain Name (except to the extent provided in section 5.17(a)), save to the extent provided in the next succeeding sentence.  The Guarantor shall procure that, as soon as reasonably practicable, and in any event on and from the expiry of a period of six (6) months following Closing, the name “Hilton” and any associated logo or device (or any other HI Trade Marks or any HI Domain Name) shall have been removed or deleted from all existing stocks, packaging, sales or promotional materials, stationery, buildings, signage, vehicles or internet websites in the possession or control of any member of the Sellers’ Group (or otherwise that the same shall have been destroyed), provided that that nothing in this Section 5.20 shall prohibit the Guarantor from using the “Hilton” name (following the expiry of the above six (6) month period) to the extent permitted under Section 5.17(a).

Section 5.21.          Domain Names.

(a)           Sellers shall use reasonable endeavors to (i) transfer to a party other than any HI Entity prior to Closing all right, title and interest in and to any Ladbrokes Domain Names registered in the name of any HI Entity, or at Sellers’ sole discretion, (ii) effect the cancellation prior to Closing of the registrations for such Ladbrokes Domain Names.

(b)           With respect to any Ladbrokes Domain Name  that is registered in the name of any HI entity at Closing:

(i)            Buyer shall procure, at Sellers’ expense, the grant to Sellers or their nominee of an exclusive, royalty-free, worldwide licence to use such Ladbrokes Domain Name in connection with the Retained Business (including, without limitation, for use in directing traffic to the IP addresses or websites of Sellers or their nominees);

(ii)           Buyer and/or the applicable HI Entity shall take all reasonable steps requested by Sellers or by the relevant domain name registry to maintain the registrations for such Ladbrokes Domain Name or transfer such Ladbrokes Domain Name to a third party designated by Sellers; and

(iii)          Sellers shall continue to use reasonable endeavors to (i) arrange for transfer to a party other than any HI Entity as soon as possible all right, title and interest in and to any Ladbrokes Domain Name registered in the name of any HI Entity, or at Sellers’ sole discretion, (ii) effect the cancellation as soon as possible of the registration for such Ladbrokes Domain Name.

(c)           With respect to any Ladbrokes Domain Name that is registered in the name of any HI entity on the 90th day following the Closing:

(i)            if procedures have been initiated on or before such date to effect the transfer of any Ladbrokes Domain Name, the license granted pursuant to Section 5.21(b)(i) shall continue in force in respect of such Ladbrokes Domain Name until such transfer has been completed or has been abandoned; or

(ii)           if such procedures referred to in Section 5.21(c)(i) have not been initiated, Buyer may, in its sole discretion, effect the cancellation of the registration for such Ladbrokes Domain Name.

(d)           In the event that the continued registration of any Ladbrokes Domain Name in the name of any HI Entity in accordance with the provisions of this Section 5.21:

(i)            causes Buyer’s Group to commit a criminal offence under the applicable Law, Buyer shall immediately notify Sellers of this fact, identifying the applicable Law giving rise to the offence and Buyer may effect the cancellation of the registration of such Ladbrokes Domain Name;

(ii)           requires Buyer’s Group to seek any consents or licenses required by any Governmental Entity, Buyer shall immediately notify Sellers of this requirement and Sellers may disable any websites at the Ladbrokes Domain Name; provided, however, if such Sellers action does not satisfy the Governmental Entity and such consents or licenses continue to be required, Buyer may effect cancellation of the registration of that Ladbrokes Domain Name; and

(iii)          causes Buyer’s Group to suffer any Loss, Sellers shall pay to Buyer by way of adjustment to the Consideration paid for the Shares such amount as is required to indemnify and hold harmless Buyer’s Group from and against any such Loss (other than any Loss arising as a result of any criminal offence described in Section 5.21(d)(i)).

(e)           With effect from Closing and for a period of six (6) months thereafter, Buyer shall maintain at the www.hiltongroup.co.uk, www.hilton-group.co.uk and www.hiltongroup.com domain names a landing page in a form jointly approved by Sellers and Buyer.  Such landing page shall incorporate:

(i)            a link (in the form directed by Sellers) to a website maintained by Sellers or one of their Affiliates; provided, however, such website shall not be a gaming website; and

(ii)           a link (in a form selected by Buyer) to a website maintained by Buyer or one of its Affiliates,

and shall not feature any other content whatsoever.  The links incorporated on such landing page shall be of equal size and prominence.

Section 5.22.          Litigation Costs.  Buyer covenants to pay to Sellers, by way of adjustment to the Consideration paid for the Shares, such amount as is required to indemnify each member of the Sellers’ Group on an after Tax basis against any Loss incurred by any member of Sellers’ Group under each of the bonds/letters of credit listed in Schedule 5.22 attached to the Disclosure Letter which have been entered into to secure counterparty costs in relation to claims in respect of the Business.

Section 5.23.          San Pablo Receivable.  Buyer will pay to Sellers, by way of additional consideration for the Shares, an amount equal to the amount received in respect of the San Pablo Receivable within five (5) Business Days of the end of the month in which an HI Entity is paid the San Pablo Receivable unconditionally and in immediately available funds.  Buyer shall be entitled to deduct from such payment an amount equal to the amount of any Tax paid or payable by an HI Entity in respect of the collection of the San Pablo Receivable.  In determining the amount of such Tax that can be so deducted, the HI Entity shall reduce the income arising from collection of the San Pablo Receivable by the amount of any unutilized Tax loss carry-forwards available to the HI Entities and any HI Entity that was a member of the same affiliated group or corporations filing a consolidated U.S. federal income tax return as such HI Entity (collectively the “HI US Tax Group”) as at Closing, which can be used to reduce the Tax paid or payable or could have been so used had the Tax loss carry-forward not previously been used by the HI Entity, any member of the HI US Tax Group or any affiliate of Buyer.  Buyer undertakes not to vary, waive or release (or permit any HI Entity to vary waive or release) its entitlement to the San Pablo Receivable.  Buyer will pay interest at the Default Rate for the period from (and including) the date falling 15 days after the last day of the month in which Buyer receives the full amount of the San Pablo Receivable up to (but excluding) the date of actual payment if Buyer fails to pay on the due date.

Section 5.24.          Hilton Foundation.

(a)           With effect from Closing, Buyer will procure that HIC continues to fund the Hilton Foundation in a manner consistent with past practice but for no more than £250,000 per year for a minimum period of not less than one year.  In addition, Buyer will procure that HIC continues to appoint two trustees to the Hilton Foundation in accordance with its obligations under the Settlement Deed.

(b)           As soon as reasonably practicable after Closing, Guarantor agrees to, or to procure the relevant member of Sellers’ Group to, transfer any funds held on deposit or in investments on behalf of the Hilton Foundation to the Hilton Foundation, to a bank account nominated to Sellers for the purpose prior to Closing.

Section 5.25.          Employee and Shareholder Discount Schemes.  With effect from Closing, Buyer will procure that all HI Entities honor all hotel reservations made under (i) the employee discount schemes operated by Sellers’ Group for stays prior to December 31, 2006 and (ii) the shareholder discount schemes for hotels and LivingWell clubs operated by Sellers’ Group where bookings are made on or before the date of the Shareholders Meeting for any stays or visits prior to December 31, 2006.

Section 5.26.          Associated Contracts.

(a)           Subject to obtaining any necessary consents of Governmental Entities, including a licence from the United States Office of Foreign Assets Control (the “OFAC Licence”, and together with such other third party consents as Buyer may require to be obtained, the “Sudan Consents”), TCF will novate and transfer all and any right, title or interest to the Associated Contracts to Stakis Limited or to such entity as Buyer directs.  Guarantor, Buyer and Sellers shall cooperate to obtain as promptly as practicable the Sudan Consents, including cooperating in making a filing in order to obtain the OFAC Licence.  If the Sudan Consents have not been obtained by Closing to the satisfaction of Buyer, Guarantor shall retain the rights under the Associated Contracts after Closing, and shall, to the extent lawful and upon receipt by Buyer of a licence or interpretation from OFAC allowing such an arrangement, account to Buyer for any net profit, including on disposal, derived from the Associated Contracts from and after Closing.

(b)           If it is determined by Buyer that the Sudan Consents will not be obtained or will be obtained only on conditions which are unacceptable to Buyer and Buyer receives a licence or interpretation from OFAC allowing Buyer to direct the sale of the Associated Contracts and receive the proceeds therefrom (such OFAC Licence, the “Sale Licence”), Guarantor will undertake (subject to owners’ consents) to transfer the contracts to a third party at Buyer’s direction and cost; provided that if Guarantor is unable to transfer such Associated Contracts within twenty-four (24) months of Buyer’s determination to sell the rights under the Associated Contracts, Guarantor will procure a termination of the Associated Contracts at Buyer’s cost.  If neither the necessary Sudan Consents nor the Sale Licence has been obtained by the date thirty-six (36) months after Closing, TCF shall be entitled to terminate the Associated Contracts and Buyer (to the extent lawfully able to do so) will indemnify Sellers’ Group on an after Tax basis against all Losses or claims (calculated on a net basis) arising therefrom. The consideration payable for the Associated Contracts shall be determined in accordance with Section 5.19 and the Consideration shall be adjusted in accordance with that section.

(c)           Buyer (to the extent lawfully able to do so) will indemnify Sellers on an after Tax basis (i) against any operating costs arising from Sellers’ Group’s continued operation of the Associated Contracts after Closing provided that such costs are not offset by revenues derived from such Associated Contracts, (ii) against any Losses or claims resulting from taking any action at Buyer’s request to terminate or transfer the Associated Contracts and (iii) against any claims from remaining as the contracting party under those contracts or otherwise associated with the hotels to which they relate.

(d)           Sellers will indemnify and hold harmless Buyer on an after Tax basis against any Losses or claims brought by Governmental Entities in respect of the Associated Contracts arising from Sellers’ Group’s operation of the Associated Contracts prior to Closing provided that Sellers shall have no liability until such Losses exceed £1.5 million and then, only to the extent of such excess up to an aggregate maximum of £10 million.  Buyer and Sellers shall make an initial joint filing with respect to the OFAC Licence.  Buyer will consult with Sellers and take reasonable account of its comments in relation to any other filing with or submission to a relevant Government Entity in connection with the Associated Contracts. Sellers will give Buyer all reasonable co-operation and assistance in connection therewith.

Section 5.27.          Financing Transactions.  During the Trilogy Negotiation Period, Buyer may, at its option, seek to negotiate Trilogy Transaction Documents with the relevant parties.  If Trilogy Transaction Documents have not been executed by all the relevant parties by the end of the Trilogy Negotiation Period, or prior to the conclusion of the Trilogy Negotiation Period Buyer has decided for any reason to forego assuming the indebtedness, then upon notice from Buyer Guarantor shall proceed to terminate the Trilogy transaction.  Guarantor shall be responsible for the costs and expenses incurred in connection with terminating the transaction and settling in full all obligations associated therewith; provided that if Trilogy Transaction Documents are prepared at Buyer’s request, all reasonable costs and expenses incurred by the parties in connection with the negotiation and preparation of the Trilogy Transaction Documents shall be borne by Buyer.

Section 5.28.          Restrictions on HIC Shares.  Buyer undertakes with Sellers and Guarantor that for a period of one year from Closing, Buyer shall not take any action (or cause or permit any action to be taken) after Closing as a result of which HIC becomes a 75 per cent subsidiary of a company resident in the United Kingdom for tax purposes.  For the purposes of this Section 5.28:

(i)            a company is a 75 per cent subsidiary of another company if and so long as not less than 75 per cent of its ordinary share capital (as defined in section 832 Income and Corporation Taxes Act 1988) is owned directly by that other company; and

(ii)           relevant percentages are calculated by reference to the nominal value of the shares in question.

Section 5.29.          Treasury Transactions.

(a)           Sellers and Buyer shall co-operate with a view to the amendment, restructuring and replacement of the financing and other treasury arrangements listed on Schedule 5.29 attached to the Disclosure Letter made available to the HI Entities so that:

(i)            those Arrangements may continue after Closing for the benefit of the HI Entities without any support (including, without limitation, by way of Guarantees (as defined in Section 5.12(a)) from the Sellers’ Group and without any breach of covenant or event of default as a result of the Closing;

(ii)           all cash pooling, group netting and other cash management Arrangements are able to operate at and after Closing in such a way that no member of the Sellers’ Group is a party to the Arrangements provided to the HI Entities and no HI Entity is a party to the Arrangements provided to the Sellers’ Group; and

(iii)          all financing and other treasury Arrangements are made available exclusively to either HI Entities or the Sellers’ Group, but not to both in the same Arrangements.

Buyer, to the extent reasonably requested by Sellers, shall co-operate with Sellers with a view to achieving these objectives, including, where requested, if such requests are consistent with Buyer’s past practice, by way of the provision of information to banks and financial institutions, if the information is agreed by the recipient to be kept confidential.  Sellers, to the extent reasonably requested by Buyer, shall co-operate with Buyer with a view to achieving these objectives, including, where requested, by way of introducing Buyer to the banks or other financial institutions providing these financing and other treasury Arrangements to the HI Entities.

(b)           Sellers may effect any amendment, restructuring or replacement (or procure that the HI Entities effect such amendment, restructuring or replacement) of the financing and other treasury Arrangements made available to the HI Entities for the purposes described in paragraph (a); provided that the terms and documentation of such amendment, restructuring or replacement shall be subject, insofar as they relate to the HI Entities, to the reasonable consent of Buyer.

(c)           Buyer shall use reasonable endeavours to assist Sellers so that at or before Closing each member of the Sellers’ Group is released from all Guarantees in respect of the Arrangements given by such member on behalf of any HI Entity and that all obligations of the Sellers’ Group in respect thereof are terminated, with, in each case, such removal, release and termination to be in form and substance reasonably satisfactory to Guarantor; provided, however, that Buyers shall not be obliged to incur any cost or liability (other than legal costs and other advisor’s fees), including without limitation pledge any assets, exercise any right of counter-claim or set-off or withhold payment of any sum in doing so.  If required, in order to obtain any such release, Buyer shall enter into a Guarantee with the releasing beneficiary on substantially identical terms as the Guarantee from which a member of the Sellers’ Group is being released.  If Buyer has been unable to effect any such removal, release and termination with respect to any such Guarantee effective as of Closing:

(i)            Buyer agrees that after Closing it shall use its reasonable efforts to effect such substitution, removal and release and termination as soon as possible subject to the proviso above; and

(ii)           Buyer covenants to pay to Sellers, by way of adjustment to the consideration paid for the Shares, such amount as is required to indemnify on an after-Tax basis and hold the relevant member of the Sellers’ Group harmless from and against and in respect of any and all Losses incurred by such member of the Sellers’ Group after Closing under any such Guarantee to the extent that (x) such Loss relates to the Business and not to the Retained Business and (y) such Loss was not caused by and did not result from any actions of any member of Sellers’ Group (or any HI Entity prior to Closing).  Buyer shall only assume liabilities under this Section 5.29 for Guarantees and other liabilities arising prior to the date hereof if such liabilities were described in Schedule 5.29 attached to the Disclosure Letter .

(iii)          Buyer also agrees that after Closing it shall not (and it shall ensure that no HI Entity shall) amend any obligations in respect of which any such Guarantee is given in a manner that would increase the costs or liabilities of any member of the Sellers’ Group under such Guarantee.

This section shall be without prejudice to Guarantor’s and Sellers’ obligations under Section 5.12 hereof.

(d)           Where, at or after three (3) weeks after the date hereof and prior to Closing, Sellers reasonably determine that (or determine that there is a material risk that):

(i)            a Guarantee in respect of an Arrangement will not be released by Closing,

(ii)           a cash pooling, group netting and other cash management Arrangement will not operate at and after Closing in the manner described in paragraph (a)(ii) above, or

(iii)          a financing or other treasury Arrangement will not at or after Closing be made available exclusively to either HI Entities or the Sellers’ Group, but not to both in the same arrangements, then provided that such action is taken (i) with the prior written consent of Buyer or (ii) upon giving 20 days notice to Buyer and after having used reasonable efforts to allow these Arrangements to continue after Closing for the benefit of the HI Entities as described in paragraph (a), Sellers may:

(i)            prepay, cancel and terminate (or procure that the HI Entities prepay, cancel and terminate) the financing or treasury Arrangements in respect of which the Guarantee referred to in paragraph (i) is provided or take (or procure that the HI Entities take) any other actions or steps with a view to that Guarantee being discharged or released; and

(ii)           terminate the cash pooling, group netting and other cash management Arrangements referred to in paragraph (ii) and the financing and other treasury Arrangements referred to in paragraph (iii).

(e)           Sellers may, in any event, repay, cancel or not renew any financing or treasury Arrangement made available to the HI Entities where Buyer and Sellers agree in writing that financing or treasury Arrangement is no longer required for the purposes of the Business, either with the prior written consent of Buyer or after the 20-day Notice Period.

(f)            Nothing in this Section 5.29 shall apply to the Financing Transactions.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1.            Conditions to the Obligations of Buyer and Sellers.  The obligations of the parties hereto to effect Closing are subject to the satisfaction prior to the Back-Stop Date of the following conditions:

(a)           Required Seller Shareholder Approval.  The shareholders of the Guarantor have duly passed without material amendment by an ordinary resolution the Required Seller Shareholder Approval.

(b)           Competition Approvals.  The Competition Approvals shall have been granted or all of the relevant waiting periods under the merger control laws in Germany, Austria and Turkey (and, as applicable, under the HSR Act) shall have expired.

(c)           No Injunctions or Restraints.  No Government Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders that prohibit consummation prior to the Back-Stop Date of the transactions contemplated by this Agreement or, to the extent material in the context of the transaction taken as a whole, any of the Ancillary Agreements.

(d)           Consents and Approvals.  Buyer shall have received the Foreign Investment Clearances.

Section 6.2.         Conditions to the Obligations of Buyer.  The obligation of Buyer to effect Closing is subject to the satisfaction (or waiver by Buyer) prior to Closing of the following conditions:

(a)           Material Adverse Effect.  There having occurred, after the date of this Agreement, no Material Adverse Effect which is sufficiently material, in the context of the transaction to be effected by this Agreement, that if such transaction were an acquisition by means of an offer governed by the City Code on Takeovers and Mergers, the Takeover Panel could reasonably be expected to permit Buyer to invoke such change or deterioration for the purposes of withdrawing its offer, having particular regard to Practice Statements issued from time to time by the Takeover Panel, and general principles of English contract law.

(b)           Representations and Warranties.  The aggregate liability which Sellers would have for qualifying breaches of the representations and warranties of Sellers set forth in Article III of this Agreement if those representations and warranties are untrue at the date hereof (or, if different, the date by reference to which any such representation and warranty is given which, for the avoidance of doubt shall, in the case of warranties deemed repeated at Closing, be the Closing Date) having regard to the qualifications and disclosures set out or referred to in them, or if the representations and warranties would be untrue if they were to be repeated by reference to the facts and circumstances prevailing immediately prior to Closing having regard to the qualifications and disclosures set out or referred to in them and disregarding any matter which is required or consented to in writing by Buyer under Article V shall not exceed £300,000,000 in aggregate.

(c)           Covenants.  The aggregate liability which Sellers have, or would have were it not for the provisions of Section 7.1(e), for breaches of the Covenants shall not exceed £100,000,000 in aggregate.

(d)           Officers’ Certificate.  Buyer shall have received a certificate signed by the group chief executive and group finance director of Guarantor in the form attached hereto as Schedule 6.2(d), provided, however, that such officer, shall provide such certification solely in his or her capacity as an officer of Seller and not in a personal capacity and shall make such statements on the basis of his or her knowledge after having made inquiries of the five area presidents, and the certificate shall so state.  Buyer acknowledges and confirms that the signatories to the certificate shall have no personal liability in respect of such certificate and Buyer hereby waives any claim it may have against signatory in respect of the certificate (save in respect of fraud by the signatory).  The receipt of the certificate shall not, in the absence of fraud by a member of Sellers’ Group, provide Buyer with any cause of action against, or result in any additional liability of, the Sellers’ Group above the liability which would result from other provisions of this Agreement.

(e)           Ancillary Agreements.  Each member of Sellers’ Group which is expressed to be a party to the Ancillary Agreements shall have executed and delivered the Ancillary Agreements, in agreed form, to which it is expressed (or required by reason of Section 1.9 of Schedule 2.2) to be a party.

(f)            Interim Reorganisation.  Guarantor shall have completed (or procured completion) of the steps set out in Section 5.18 (Interim Reorganisation).

Section 6.3.            Conditions to the Obligations of the Sellers’ Group.  The obligation of the Sellers’ Group to effect Closing is subject to the satisfaction (or waiver by Sellers) prior to Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects, without regard to any materiality qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

(b)           Ancillary Agreements.  Buyer (and any Affiliate of Buyer which is expressed to be a party thereto) shall have executed and delivered the Ancillary Agreements in agreed form.

(c)           Treasury Consent. Sellers shall have received the Treasury Consent, to the extent required for the lawful transfer of any HI Payable to Buyer or its Affiliates.

ARTICLE VII

SURVIVAL; LIMITATIONS ON CLAIMS

Section 7.1.            Survival.

(a)           Buyer shall be entitled to claim damages after Closing for breach of any of the Sellers’ Warranties set out in Part A of Article III which is given by reference to the facts and circumstances prevailing at the date of this Agreement (or, if different, at the date referred to in each particular Warranty) and for breach of any of the Closing Warranties if they are untrue at the Closing Date with reference to the facts and circumstances prevailing at the Closing Date.  Sellers’ Warranties contained in Part A of Article III shall survive Closing until the date (the “Survival Date”) six (6) months after the completion and filing on Form 10-Q of Buyer’s unaudited consolidated financial statements for and as of the end of the first fiscal quarter of Buyer after Closing.  Thereafter, in the event notice of any claim has been given (in accordance with Section 10.1) before the Survival Date, specifying in reasonable detail the information then available to Buyer and Buyer’s estimate or calculation of the Loss alleged to have been suffered (in accordance with Section 7.5 below), that are subject of such claim shall survive with respect to such claim until such time as such claim is finally resolved.  The Survival Date shall in no event be later than the date falling 6 months after the 40th day following the last day of the fiscal quarter in which Closing occurs.

(b)           Buyer’s only remedy for breach if the Sellers’ Warranties set out in Part (A) of Article III (other than the Closing Warranties) would be untrue if repeated at Closing shall be to terminate this Agreement pursuant to the condition in Section 6.2(b).

(c)           Buyer’s only remedy for breach of the Sellers’ Warranties set out in Part (B) of Article III as made at the date hereof or deemed repeated at Closing shall be to terminate this Agreement pursuant to the condition in Section 6.2(b).

(d)           For purposes of the condition in Section 6.2(b), a “qualifying breach” is an individual breach which would give rise to a liability of £1,500,000 or more in aggregate.

(e)           In the event that the aggregate liability which Sellers would have damages for breaches of the Covenants (excluding the Tax Deed) actually known by Buyer to have occurred prior to Closing are likely to exceed £100,000,000, Buyer’s only remedy for such breaches shall be to terminate this Agreement pursuant to the condition in Section 6.2(c).  Buyer shall be entitled, however, to claim damages after Closing for breach of Covenants (i) not actually known by Buyer prior to Closing to have occurred or (ii) known by Buyer at Closing but reasonably estimated by Buyer, as of Closing, to be in an aggregate amount less than £100,000,000 subject to the Covenant Deductible.  Such damage claims for breach of Covenants prior to Closing shall survive Closing until the Survival Date.

(f)            Buyer shall not be entitled to terminate or rescind this Agreement after Closing.

(g)           Sellers acknowledge that Buyer enters into this Agreement in reliance on the Sellers’ Warranties.  Buyer acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement and acknowledges that no member of the Sellers’ Group or any of their agents, officers or employees (including agents officers and employees of the HI Entities) have given or made any such warranties, representations, covenants, undertakings, indemnities or other statements.

Section 7.2.            Limit on Quantum.

(a)           Sellers shall not be liable to Buyer for damages or any other payment for or in respect of any Losses caused by a breach by a Seller of one of Sellers’ Warranties in respect of any individual claim for less than £1,500,000 and unless and until the aggregate of all such claims for which Seller would, but for the Warranty Deductible, be liable exceeds £75,000,000 (the “Warranty Threshold”), in which case the Seller shall be liable for the amount by which  such Losses exceed £37,500,000 (the “Warranty Deductible”).

(b)           The total aggregate liability of Sellers in damages to Buyer in respect of claims for breaches by Sellers of Sellers Warranties and the Covenants under this Agreement shall not exceed an amount equal to three point seven five percent (3.75%) of the Final Purchase Price (the “Aggregate Cap”); provided, however that none of the Warranty Threshold, the Covenant Deductible, the Warranty Deductible or the Aggregate Cap shall apply in the case of fraud; and provided further that Losses resulting from:

(i)            breaches of Sellers’ Warranties contained in Section 3.2(d) and (i) (for purposes of this proviso, relating to shares in the HI Central Entities and Material Subsidiaries only), Section 3.3 (Corporate Authorization) and Section 3.6(a) and (b) (in each case other than clause (iv)) and Section 3.6(c) (other than clauses (i)(D), (ii)(D), (iii)(D), (iv)(D), (v)(D), (vi)(D) and (vii)(D)) (Real Property);

(ii)           the Tax Deed;

(iii)          Section 2.1; and

(iv)          the Covenants set out in Section 5.2;

shall (in each case) not be subject to the Aggregate Cap, and the maximum aggregate liability of Sellers for breach of such Sellers’ Warranties, breaches of the Covenants in Section 5.2, breaches of Section 2.1 hereof and under the Tax Deed shall be the Final Purchase Price.

(c)           Sellers shall not be liable to Buyer for damages or any other payment for or in respect of any Losses caused by a breach by a Seller of one of the Covenants unless and until the aggregate of all claims for which Seller would, but for this clause, be liable exceeds £25,000,000 (the “Covenant Deductible”), in which case the Seller shall be liable for the amount by which such Losses exceed the Covenant Deductible; provided that the Covenant Deductible shall not apply to any Loss incurred in connection with a breach of Section 5.2(b)(xviii).

(d)           Nothing in this Section 7.2 shall place any limitation on Buyer’s entitlement to seek an order of specific performance of the obligations of Sellers or Guarantor to perform the affirmative Covenants in Article II, Article V or under the Transitional Services Agreement, and any amounts paid, assets transferred or services rendered in accordance with such obligations (including indemnification obligations therein) shall not count towards, or be subject to, the Covenant Deductible or the Aggregate Cap; provided however that the Covenant Deductible will apply to any claim for damages (as opposed to specific performance) as a result of breaches of Section 5.2, and provided further that the foregoing proviso does not prevent the Buyer from seeking specific performance at any time for a violation or breach of Section 5.2, without regard to the

Covenant Deductible.  Without limiting the foregoing, the parties agree that, any proceeds payable under any policy of insurance or other amounts paid over pursuant to the terms of Section 5.15 are not Losses caused by a breach and shall not count towards, or be subject to, the Covenant Deductible or the Aggregate Cap.

Section 7.3.            Disclosure Letter.  Buyer shall not be entitled to claim that any fact, matter or circumstance caused any Warranty to be breached to the extent disclosed in the Disclosure Letter.

Section 7.4.            General Limitations.

(a)           Seller shall only be liable in respect of any claim if and to the extent that such claim is admitted by Seller or ordered by a court of competent jurisdiction.

(b)           Buyer agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent or officer of Sellers or Sellers’ Group on whom it may have relied before agreeing to any term of this Agreement and any other agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other agreement, including references to such person’s “Knowledge” herein.  Without limiting the foregoing, Buyer agrees (in the absence of fraud by the relevant individual) to make no claim against, and to hold the individuals identified in the definition of “Knowledge” harmless against any claim which Buyer might otherwise make as a result of their being so named.

(c)           Buyer acknowledges and agrees that Sellers do not give or make any representations or warranties as to the accuracy of the forecasts, estimates, projections or statements of intent or opinion or information provided to Buyer (however so provided) on or prior to the date of this Agreement, including (without limitation) in the Disclosure Letter or the information supplied to or made available to Buyer during its due diligence exercise.

(d)           Buyer shall not be entitled to claim under the Sellers’ Warranties to the extent that:

(i)            the matter giving rise to the claim has resulted in an adjustment to the purchase price pursuant to Article II; or

(ii)           the claim relates to Tax; or

(iii)          the matter giving rise to the claim has been dealt with under the provisions of Sections 5.19 or 5.20.

(e)           Buyers’ right to damages in respect of any claim asserted by Buyer pursuant to the first sentence of Section 3.2(e) shall be eliminated if such Loss can be cured by Sellers pursuant to Section 5.19.

Section 7.5.            Notification of Claims after Closing.  Buyer, promptly after the general counsel or board of directors of Buyer becomes aware of the circumstances giving rise to the claim (provided that delay shall not prejudice the claim save to the extent that delay increases the liability of Sellers or either of them), shall give to Sellers written notice of any claim it has for breach of the Warranties specifying (to the extent reasonably available) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing Buyer’s good faith and without prejudice calculation of the Loss thereby alleged to have been suffered by it or the relevant member of Buyer’s Group) before the Survival Date specified in Section 7.1; provided, however, that the liability of Sellers in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within nine months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon Sellers.

Section 7.6.            No Liability for Contingent or Non-Quantifiable Claims.  If any breach of Sellers’ Warranties or any other term of this Agreement arises by reason of some liability of the HI Entities or Buyer which, at the time such breach or claim is notified to Sellers, is contingent only or otherwise not capable of being quantified, then Sellers shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified; provided that the operation of the time period referred to in the proviso to Section 7.5 shall be suspended and shall not be deemed to commence until the date such liability ceases to be contingent or becomes capable of being quantified and Buyer has provided notice of such claim.

Section 7.7.            Third Party Claims.

(a)           Upon Buyer or any member of Buyer’s Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim in respect of any of Sellers’ Warranties or any other term of this Agreement, Buyer shall and shall procure that the appropriate member of Buyer’s Group shall:

(i)            notify Sellers in accordance with Section 7.5;

(ii)           subject to Sellers indemnifying Buyer or the relevant member of Buyer’s Group in a form reasonably satisfactory to Buyer against any liability, cost, damage or expense which may be incurred thereby (but without thereby implying any admission of liability on the part of Sellers), to the extent it is not likely to lead to a loss of legal privilege, promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which Buyer shall procure are preserved) to Sellers and their professional advisers as Sellers may reasonably request and Sellers shall be entitled to require the relevant member of Buyer’s Group to take such action and give such information and assistance as is reasonably required in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto; and

(iii)          make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of Sellers.

(b)           In connection with defending any such third-party claim, Sellers shall consult with Buyer from time to time and shall provide Buyer with all relevant information or documents that Buyer may reasonably request in relation to the defense of the third-party claim.

(c)           Sellers shall be entitled at any stage and at its absolute discretion to settle any such third party claim, action or demand if Buyer is released from such claim, action or demand and is unconditionally and irrevocably released from all liability in relation thereto.

Section 7.8.            No Liability if Loss is Otherwise Compensated.

(a)           No liability shall attach to Sellers by reason of any breach of any of the Sellers’ Warranties or any other term of this Agreement to the extent that the same Loss has been recovered by Buyer under any other Warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly Buyer and those deriving title from Buyer may only recover once in respect of the same Loss.

(b)           Sellers shall not be liable for breach of any of the Warranties to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to Buyer or any other member of Buyer’s Group.

(c)           In calculating the liability of Sellers for any breach of the Sellers’ Warranties or any other term of this Agreement there shall be taken into account the amount by which any Tax for which the HI Entities or Buyer is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.  This shall not, however, impose on Buyer any obligation to disclose details of its Tax affairs to Sellers.

Section 7.9.            Recovery from Insurers.

(a)           Where Buyer or any member of Buyer’s Group is entitled to recover from the Insurance Policies of Sellers’ Group any sum in respect of any matter giving rise to a claim under the Warranties, Buyer shall, and shall procure that the member of Buyer’s Group concerned shall, use reasonable efforts to take all necessary steps to enforce such recovery.  In the event that Buyer or any member of Buyer’s Group shall recover any amount under such Insurance Policies, the amount of the claim against Seller (as applicable) shall be reduced by the amount so recovered or shall promptly repay to Seller the lesser of (i) the amount paid by Seller to Buyer in respect of such claim and (ii) the amount so recovered, in each case, after deducting the expenses of recovery and any Tax payable on such recovered sum.

(b)           If either Seller pays at any time to Buyer or any member of Buyer’s Group an amount pursuant to a claim in respect of any provision of this Agreement and Buyer or the relevant member of Buyer’s Group subsequently recovers from some other person any sum in respect of the matter resulting in the claim, Buyer shall, and shall procure that the relevant member of Buyer’s Group shall forthwith repay to the relevant Seller the lesser of (i) the amount paid by the relevant Seller to Buyer or relevant member of Buyer’s Group and (ii) the sum (including interest, if any, but deducting any costs of recovery of such sum and any Taxes payable on such recovered sum) recovered from such other person to the extent such sum is in immediately available funds and has been unconditionally paid to Buyer (or any member of Buyer’s Group).

Section 7.10.          Acts of Buyer.  No claim shall lie against Seller under or in relation to the Warranties to the extent that such claim is attributable to:

(a)           any voluntary act, omission or transaction carried out at the written request of or with the written consent of Buyer before Closing or under the terms of this Agreement or any other agreement contemplated hereunder; or

(b)           any voluntary act, omission or transaction carried out by Buyer or any HI Entity or on its behalf or by persons deriving title from Buyer or by a member of Buyer’s Group after Closing other than where such act, omission or transaction is required by Law or a pre-existing legally binding commitment in each case, existing on the date hereof.

(c)           any admission of liability made in breach of the provisions of this Agreement after the date hereof by Buyer or any HI Entity or on its or their behalf or by persons deriving title from Buyer or by a member of the Buyer’s Group on or after Closing.

Section 7.11.          Future Legislation.  No liability shall arise in respect of any breach of any term of this Agreement to the extent that liability for such breach occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement.

Section 7.12.          Buyer’s Knowledge.  On the date hereof Buyer is not aware of any matter giving rise to a claim for material breach of Warranty.

Section 7.13.          Claim to be Reduction of Consideration.  Any payment made by Sellers or any other person in respect of any claim under Sellers’ Warranties or for breach of any other term of this Agreement or under any Covenant contained in this Agreement shall, so far as is possible, be a reduction of the Consideration.

Section 7.14.          Aggregation of Claims.  If events of the same or substantially similar nature which result from the same cause occur and Sellers would not otherwise be liable in relation to any or all of the single claims for breach of a Warranty, the amount of such claims in relation to such events shall be aggregated and shall be deemed to constitute a single claim for the purposes of Section 7.2(a).

Section 7.15.          Mitigation.  Nothing in this Agreement shall or shall be deemed to relieve or abrogate Buyer of any common law or statutory duty to mitigate any Loss or damage including, without limitation, enforcing against any person (other than Sellers) any rights any member of the Buyer’s Group has or may have in respect of the fact, matter or circumstance giving rise to the claim.

Section 7.16.          Remedies.  The rights and remedies of Sellers and Buyer under Articles VI and VII are exclusive and in lieu of all other rights and remedies which Sellers or Buyer may have under this Agreement or otherwise (except pursuant to any Ancillary Agreement) against each other with respect to the transaction contemplated hereby for monetary relief with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement and Buyer and Sellers each expressly waives all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof.  The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the parties with respect to the subject matter hereof.  Notwithstanding the foregoing, the parties hereto recognize that the Shares, Properties and HI Assets are unique and that specific performance will be available to Buyer with respect to the delivery of the Shares or to bring actions for injunctions to preserve the status quo pending resolution of any disputes relating to the Agreement or restrain breaches of or enforce compliance with the covenants and agreements in Article II or V.

Section 7.17.          No Setoff.  Save as expressly provided herein, Buyer shall not be entitled to set off any amount owed by Buyer to Sellers under this Agreement against amounts otherwise owed by Sellers to Buyer under this Agreement.  Save as expressly provided herein, Sellers shall not be entitled to set off any amount owed by Sellers to Buyer under this Agreement against amounts otherwise owed by Buyer to Sellers under this Agreement.

Section 7.18.          Limits and Qualifications on Buyer’s Liability.  The provisions relating to limitations on liability, notification and conduct of claims, voluntary acts and other matters addressed in Sections 7.4 through 7.15 above shall apply mutatis mutandis to the liability of Buyer under Article IV and Article V, as if references to Buyer in Sections 7.4 through 7.15 were references to Sellers’ Group and references to Sellers (or Sellers’ Group) therein were references to Buyer.  Subject to the foregoing, Sellers shall be entitled to claim damages for breach and to seek orders of specific performance in respect of any breaches of Buyer’s Warranties or its obligations under Sections 2.1 and 2.2.

ARTICLE VIII

TERMINATION

Section 8.1.            Termination.

(a)           This Agreement may be terminated at any time prior to Closing:

(i)            by written agreement of Buyer, Sellers and Guarantor;

(ii)           by either Buyer or Guarantor, by giving written notice of such termination to the other, if Closing shall not have occurred on or prior to the Back-Stop Date so long as the terminating party (or in the case of the Guarantor, both it and the Sellers) is not in material breach of its obligations under this Agreement;

(iii)          by Buyer or Guarantor, if the Required Seller Shareholder Approval shall not have been obtained prior to the Back-Stop Date;

(iv)          by Buyer, if the Guarantor shall not have posted the Circular by January 31, 2006 (unless the reason for this is lack of UKLA approval provided Guarantor has used all reasonable efforts to obtain its approval), or the Independent Directors of Guarantor have withdrawn their recommendation that shareholders vote in favour of the resolution approving this Agreement (otherwise than on account of written notice from Buyer that it intends not to Close by reason of breach of Condition by Buyer or written notice from Buyer that it is unable to fund the acquisition);

(v)           by Buyer if the financial statements contained in the Circular sent to the shareholders are materially different from the financial statements contained in the draft of the Circular attached as Schedule 8.1(v)

to the Disclosure Letter to an extent which would entitle Buyer to terminate for breach of a condition under Section 6.2(c);

(vi)          by Buyer if at any time the thresholds set forth in Section 6.2(b) or Section 6.2(c) are exceeded; or

(vii)         by Buyer in the event that Section 8.2(b)(i)(D) applies.

(b)           This Agreement may not be terminated unilaterally by Buyer at any time after the Required Seller Shareholder Approval has been obtained until the Back-Stop Date.

Section 8.2.            Effect of Termination.

(a)           In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Article VIII, Article IX, Section 5.12(b) and in Section 10.1, Section 10.4, Section 10.6, Section 10.7 and Section 10.8 (and any related definitional provisions set forth in Article I), and except that nothing in this Article VIII shall relieve any party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

(b)           (i)  If:

(A)          the Independent Directors (as defined in the Circular) of Guarantor have withdrawn their recommendation to shareholders to vote in favour of the resolutions to approve this Agreement (otherwise than on account of written notice from Buyer that it intends not to Close by reason of breach of Condition by Buyer or written notice from Buyer that it is unable to fund the acquisition) and at any time subsequently this Agreement is terminated by Buyer pursuant to Section 8.1(a)(iv);

(B)           a Person other than Buyer (or an Affiliate of Buyer) completes an Acquisition prior to the termination of the Agreement;

(C)           prior to the Shareholders Meeting, a Person other than Buyer (or an Affiliate of Buyer) announces an intention to make an offer or an offer under Rule 2.4 of the

City Code on Takeovers and Mergers or otherwise to effect an Acquisition which is, in any material respect, conditional upon the transaction contemplated by this Agreement not proceeding on the terms set out in this Agreement or is otherwise structured in a manner designed to induce the Guarantor’s shareholders to vote against the Required Seller Shareholder Approval, and subsequently this Agreement is terminated by either Buyer or Guarantor pursuant to Section 8.1(a)(iii), and within twelve (12) months of such termination, a Person other than Buyer (or an Affiliate of Buyer) completes an Acquisition;

(D)          the Shareholders Meeting is not held for any reason (unless the reason for this is the lack of UKLA approval of the Circular provided that Guarantor has used all reasonable efforts to obtain its approval) by February 15, 2006; or

(E)           the Circular is not posted by January 31, 2006 (unless the reason for this is the lack of UKLA approval provided that Guarantor has used all reasonable efforts to obtain its approval);

(ii)           then, provided that this Agreement has been terminated (save for this obligation and other surviving obligations), Guarantor shall promptly, and in no event later than five Business Days after the date of such termination or event, pay Buyer, by wire transfer of same-day funds, a termination fee of Thirty Seven Million British Pounds Sterling (£37,000,000) (the “Termination Fee”) exclusive of any VAT payable (free of lien, charge, claim or right of set-off) by wire transfer of same day funds.  To the extent Buyer may reclaim any amount in respect of VAT, it will do so at Sellers’ cost and pay such reclaimed amount to Sellers.

ARTICLE IX

SELLERS’ GUARANTEE

Section 9.1.            Sellers’ Guarantee.

(a)           In consideration of Buyer agreeing to purchase the Shares and the Associated Contracts on the terms set out in this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees to Buyer the due and punctual performance and observance by the Sellers of all of their obligations, commitments and undertakings under this Agreement.

(b)           Any payment to be made by the Guarantor under this Article IX shall be made in full without any set off, restriction, condition or deduction for or on account of any counterclaim including, without limitation, any set-off, restriction, condition or deduction for or on account of any claim or prospective claim under any provision of this Agreement.

(c)           If and whenever a Seller defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this Agreement, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Buyer as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by such Seller.

(d)           This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Sellers shall have been performed or satisfied, regardless of the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Sellers or any change in the status, control or ownership of the Sellers.  This guarantee is in addition to, without limiting and not in substitution for, any rights or security which Buyer may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Sellers under or in connection with this Agreement.

(e)           As a separate and independent stipulation, the Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by the Sellers (including, without limitation, any moneys expressed to be payable under this agreement) which may not be enforceable against or recoverable from the Sellers by reason of any legal disability or incapacity on or of Buyer or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

(f)            For the avoidance of doubt, references in this Article to sums owed by the Sellers or due and payable by the Sellers shall be construed subject to all relevant limitations on the liability of the Sellers under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1.          Notices.  All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by courier or overnight delivery service or a similar express international delivery service, or if sent by fax or email, provided that the fax or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below (subject to Section 5.15(b)), or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

Hilton Hotels Corp.
9336 Civic Center Drive
Beverly Hills, CA 90210
Telephone:     +1 (310) 278-4321
Telecopy:       +1 (310) 205-7677
Email:  madi_kleiner@hilton.com
Attn:  Madeleine Kleiner, General Counsel

With a copy to:

Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN
England
Telephone:     +44 20 7959 8900
Telecopy:       +44 20 7959 8950
Email: morrisseyr@sullcrom.com
Attn:  Richard C. Morrissey

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067-1725
Telephone:     +1 (310) 712-6600
Telecopy:       +1 (310) 712-8800
Email:  resslera@sullcrom.com
Attn:  Alison S. Ressler

To Sellers and/or Guarantor:

Hilton Group plc (or such entity’s successor name)
Maple Court
Central Park, Reeds Crescent,
Watford, Hertfordshire WD24 4QQ
England
Telephone:     +44 20 7856 8282
Telecopy:       +44 20 7856 8541
Email:
Attn:

and after Closing to:

c/o The Company Secretary of the Retained Business
Imperial House
Imperial Drive
Rayner’s Lane
Harrow HA2 7JW
Telephone:     +44 20 8868 8899
Fax:                +44 20 8868 8767

With a copy to:

Slaughter and May
One Bunhill Row
London EC1Y 8YY
England
Telephone:     +44 20 7600 1200
Telecopy:       +44 20 7090 5000
Email:  Richard.decarle@slaughterandmay.com
Attn:  Richard de Carle

The provisions of this Section 10.1 shall not apply in relation to the service of Service Documents.

Section 10.2.          Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Sellers and Guarantor, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII hereof.

Section 10.3.          No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto.  Any assignment will not affect or increase the liability of any party to this Agreement to make any payment under this Agreement.

Section 10.4.          Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto) and the other Sale and Purchase Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which, shall remain in full force and effect until the Closing Date (and shall be deemed null and void from and after the Closing Date).  Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with, nor has it relied on, any pre-contractual statement (including any representation) except to the extent that it is repeated in the Sale and Purchase Documents.

Section 10.5.          Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.  Subject to applicable Law, the Senior Executives will not be assigned as part of their duties or obligations to pursue claims under this Agreement.  Further, the Senior Executives will not participate directly in negotiations between the parties hereto relating to claims under this Agreement; provided, however Buyer may in the ordinary course consult with each such Senior Executive about all matters relating to their executive functions, including facts and circumstances relating to the Business and this Agreement.

Section 10.6.          Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.  Without limiting the foregoing, except as otherwise expressly provided in this Agreement, Buyer shall bear all costs and expenses of Buyer, its Affiliates and its advisors and Sellers shall bear all costs and expenses of Sellers, Guarantor and their Affiliates including the HI Entities and its advisors, provided that Sellers shall not be obliged to reimburse Buyer for any (i) Taxes (save to the extent otherwise provided by this Agreement or pursuant to the Tax Deed) or (ii) local professional costs which have not been incurred as a result of instructions issued centrally.

Section 10.7.          Governing Law; Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Courts of England over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  This Agreement shall be construed on the basis that each party is acting in good faith.  This shall not, however, imply any right or obligation which is not provided for in this Agreement.

(c)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in the manner provided in Section 10.1 or Section 10.12 (as appropriate) hereof.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any manner permitted by Law.

(d)           It is expressly understood that, in the event that any party breaches any of its obligations contained in this Agreement, the other parties may seek to enforce specific performance of such breached obligations in an action, suit or proceeding.

Section 10.8.          Counterparts.  This Agreement may be executed by facsimile signature and/or in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.9.          Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.10.        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.11.        Several Liability.  The obligations and liabilities of the Sellers under the Sale and Purchase Document shall be several and not joint obligations and liabilities.  The Sellers shall be liable under this Agreement to the proportionate extent of their interests in the Shares.

Section 10.12.        Agent for Service.

(a)           Buyer irrevocably appoints Macfarlanes of 10 Norwich Street, London EC4A 1BD, Urgent Ref: CDZM/MJB to be its agent for the receipt of service of process in England.  It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

(b)           Any Service Document shall be deemed to have been duly served if marked for the attention of Macfarlanes at 10 Norwich Street, London EC4A 1BD, Urgent Ref: CDZM/MJB or such other address within England and Wales as may be notified to the party wishing to serve the Service Document and:

(i)            left at the specified address; or

(ii)           sent to the specified address by first class post.

In the case of (i), the Service Document will be deemed to have been duly served when it is left.  In the case of (ii), the Service Document shall be deemed to have been duly served two days after the date of posting.

(c)           If the agent at any time ceases for any reason to act as such, Buyer shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent.  Failing such appointment and notification, Sellers or Guarantor shall be entitled by notice to Buyer to appoint a replacement agent to act on Buyer’s behalf.  The provisions of this Section applying to service on an agent apply equally to service on a replacement agent.

(d)           A copy of any Service Document served on an agent shall be sent by post to Buyer.  Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

(e)           “Service Document” means a claim form, application notice, order or judgment or other document relating to any proceedings, suit or action arising out of or in connection with this Agreement.

Section 10.13.        Contracts (Rights of Third Parties) Act 1999.  The parties hereto shall be entitled to amend this Agreement (including any provision which is for the benefit of any third parties) without the consent of any other person.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

HILTON HOTELS CORPORATION
By its duly authorised officer:
Name: Stephen F. Bollenbach
Title: Co-Chairman and Chief Executive Officer

HILTON GROUP PLC
By its duly authorised officer:
Name: Brian Wallace
Title: Deputy Group Chief Executive and Group Finance Director

LADBROKE GROUP INTERNATIONAL LIMITED
By its duly authorised officer:
Name: Brian Wallace
Title:

LADBROKE GROUP LIMITED
By its duly authorised officer:
Name: Brian Wallace
Title:

TOWN & COUNTY FACTORS LIMITED
By its duly authorised officer:
Name: Brian Wallace
Title:

Schedule 2.2

Calculation of Purchase Price

1.1          General Principles

The parties intend that this Schedule shall be interpreted in accordance with the following principles:

•      Subject to the limited exceptions noted below:

•      Buyer will assume the economic risk and reward in the Business with effect from 00:01 on January 1, 2006.

•      Accordingly, the Division should operate from that date on a self-funding basis and cash generated by the Division after that date is for Buyer’s account.

•      Any cash passing between the Division and the Sellers’ Group after December 31, 2005, other than on trading account, will be compensated for, to put the parties into the economic position they would have been in if the Division had been self-funding from that date.

•      Buyer will be entitled to receive the proceeds of any disposal of the Division’s assets received after that date.

•      Exceptions:

•      Buyer will receive the benefit of trading of the Division from January 1, 2006 but the price will be subject to adjustment to pass the benefit back to Sellers from March 7, 2006 if Closing has not occurred by then.

•      The economic benefit and burden of certain assets and liabilities which are in the Division after December 31, 2005 but which are identified in Section 1.7 of this Schedule 2.2 as belonging with retained business will be for the account of the Seller.  Accordingly:

•      Sellers will bear the cost of discharging the MSDW Debt, and

•      there will be no price reduction for assets which are required to be passed back to the Sellers’ Group between signing and Closing under the Interim Reorganisation provisions nor will there be a corresponding price increase for assets which are required to be passed into the Division between signing and Closing under the Interim Reorganisation provisions.  It is noted, in each case, that many of these steps have already been completed.

Price

•      The working capital position will be measured as at December 31, 2005 and the price will be adjusted £ for £ if the amount of working capital falls outside the agreed range.

•      The price will also adjust £ for £ to reflect the amount by which the third party financial indebtedness of the Division recorded in the December 31, 2005 financial statement exceeds any surplus cash (above an agreed amount) in the division shown in that statement.

Trading Between 1 Jan and Closing

•      All cash that is loaned in or out of the Division (by or to Sellers’ Group) after December 31, 2005 will be settled £ for £ promptly after Closing with interest.

•      All trading (as specifically defined herein) between the Division and the remainder of Sellers’ Group after 31 December 2005 will be settled £ for £ in the ordinary course and in any event within 30 days of invoice.

Inter-company Balances

•      Inter-company balances between companies in the Division and members of the Sellers’ Group as at December 31, 2005 will be dealt with as follows.

•      All such balances will accrue interest up to the Closing Date.

•      The benefit of all inter-company balances (other than trading balances) due from the companies in the Division to members of the Sellers’ Group will be assigned to Buyer.

•      Buyer will assume the liabilities of all members of the Sellers’ Group to any companies in the Division in respect of all inter-company balances (other than trading balances).

•      No further adjustments to the cash purchase price payable by Buyer shall be made as a result of such assignments and assumptions, and any difference between the aggregate value of the HI Payables and the aggregate value of the HI Receivables shall be dealt with as a book entry adjustment only.

•      Inter-company balances between companies in the Division and members of the Sellers’ Group which arise after December 31, 2005 will be dealt with as follows:

•      Since the Division is meant to be self-funding after December 31, 2005, subject to the exceptions noted above, these balances will be settled in cash promptly after closing with accrued interest.

Accounts

•      December 31 Financial Statement will be prepared using agreed policies, principles, management judgements and assumptions.

1.2          Initial Purchase Price

(a)           The total consideration for all the Shares (and, if applicable, the Associated Contracts, whether or not ultimately assigned to the Buyer) (“the Consideration”) shall be £3,298,438,961.45 (the “Base Purchase Price”), as such price may be adjusted pursuant to the provisions of this Schedule 2.2 and Article VII hereof and the Tax Deed.  The Base Purchase Price has been calculated as follows:

•      £3,700,000,000.00, less

•      £373,253,416.00 (Adnams net sale proceeds), less

•      £14,803,480 (Edinburgh Airport net sale proceeds), less

•      £13,504,142.55 (agreed valuation of Tindall partnership interest, which is excluded from the sale).

(b)           The Consideration shall be allocated between the shares in LuxCo and LHUSA as set out in Schedule 2.2(Y).

(c)           At Closing, Buyer shall pay to Sellers the Base Purchase Price adjusted in accordance with sub-section (e) below (the Base Purchase Price, as so adjusted being the “Initial Purchase Price”).

(d)           The Initial Purchase Price shall be paid in cash.

(e)           The Base Purchase Price shall be adjusted as follows:

(i)            the Base Purchase Price shall be increased or reduced by the following amounts:

(A)          The Base Purchase Price shall be increased by:

(1)           the amount by which the Provisional Cash Surplus exceeds the Provisional December 31 Indebtedness Amount;

(2)           the amount of the Provisional Working Capital Surplus (if any);

(3)           the amount of the Estimated 2006 Subscriptions; and

(4)           the amount of the Delay Adjustment for every day after March 7th 2006 if Closing has not occurred by that date (save to the extent that the delay is occasioned by (i) any delay in posting the Circular, (ii) adjournment of the shareholders meeting of Guarantor, (iii) the failure of Section 6.1(c) to be satisfied as a result of Law or Orders of Governmental Entities, or (iv) any delays caused by the Sellers’ failure to complete the Interim Reorganisations contemplated by Section 5.18).

(B)          The Base Purchase Price shall be reduced by:

(1)           the amount by which the Provisional December 31 Indebtedness Amount exceeds the Provisional Cash Surplus;

(2)           the amount of the Provisional Working Capital Shortfall (if any); and

(3)           the amount of the Estimated 2006 Distributions.

1.3          Preliminary December 31 Financial Statement

(a)           Sellers shall prepare, or cause to be prepared, and delivered to Buyer as soon as reasonably practicable, but in no event later than forty-five (45) days after the date hereof, the Preliminary December 31 Financial Statement showing:

•      the Provisional December 31 Indebtedness Amount

•      the Provisional Cash Surplus

•      the Provisional Working Capital Surplus (if any)

•      the Provisional Working Capital Shortfall (if any)

•      the Estimated 2006 Subscriptions

•      the Estimated 2006 Distributions

•      the Estimated Delay Adjustment (if any).

In addition, the Preliminary December 31 Financial Statement shall include a good faith calculation of the Provisional HI Payables and Provisional HI Receivables.

(b)           Sellers and Buyer will negotiate in good faith to resolve, to the extent practicable prior to Closing, any objections which Buyer may have to the calculation of the items enumerated in sub-clause (a) above.

If Buyer and Sellers agree to any modifications requested by Buyer, these shall be reflected in the adjustment to the Base Purchase Price under Section 1.2(e) as if they had been reflected in the Preliminary December 31 Financial Statement and the Preliminary December 31 Financial Statement shall be amended to reflect these adjustments for the purposes of Sections 1.4 and 1.5 below.

However, if Buyer and Sellers do not agree to any of the modifications (if any) requested by Buyer, then with respect to such items, the Base Purchase Price shall be adjusted on the basis of the Preliminary December 31 Financial Statement.

From the Closing Date to the date of the agreement or determination of the December 31 Financial Statement, the Sellers (and their advisors) shall be permitted, to the extent permitted by applicable Laws, reasonable access at all reasonable times to (i) the Books and Records (and shall have the right to take copies thereof with the consent of Buyer, such consent not to be unreasonably withheld), and (ii) employees of the HI Entities or the Business as Seller may reasonably request for the purpose of reviewing, agreeing or determining the Preliminary December 31 Financial Statement.

1.4          Determination of the December 31 Financial Statement

(a)           From delivery of the Preliminary December 31 Financial Statement to the date of the agreement or determination of the December 31 Financial Statement, Buyer (and its advisors) shall be permitted, to the extent permitted by applicable Laws, reasonable access at all reasonable times to the Books and Records, employees, and work papers prepared by Guarantor and its Affiliates to the extent that they relate to any of the HI Entities or the Business and to the extent in the possession or control of

Guarantor or any of its Affiliates (and shall have the right to take copies thereof with the consent of the Sellers, such consent not to be unreasonably withheld) as Buyer may reasonably request for the purpose of reviewing, agreeing or determining the Preliminary December 31 Financial Statement.

(b)           On or prior to the date which is the sooner of (i) thirty (30) days after the date of receipt by Buyer of the audited financial statements of the Business prepared for inclusion in Buyer’s Form 8-K to be filed with the Securities and Exchange Commission or (ii) seventy-five (75) days after Closing (“Review Period”), Buyer may object to the Preliminary December 31 Financial Statement by delivering to Sellers a written statement (the “Statement of Objections”) setting forth:

(i)            a reasonably specific description of Buyer’s objections to the Preliminary December 31 Financial Statement; and

(ii)           Buyer’s proposed adjustments (including the estimated monetary amounts and reasons for each proposed adjustment) to the Preliminary December 31 Financial Statement resulting from such objections and Buyer’s calculations of:

•      the Cash Surplus

•      the December 31 Indebtedness Amount

•      the Working Capital Surplus (if any)

•      the Working Capital Shortfall (if any)

•      the 2006 Subscriptions (if any)

•      the 2006 Distributions (if any)

•      the Delay Adjustment (if any)

•      the HI Payables

•      the HI Receivables

(c)           If Buyer delivers the Statement of Objections on or prior to the last day of the Review Period, Sellers and Buyer shall negotiate in good faith for a period of twenty (20) days from the date of delivery to Sellers of the Statement of Objections (the “Negotiation Period”) to resolve such objections, and, if the same are so resolved, the Preliminary December 31

Financial Statement (as amended to reflect the adjustments so agreed) shall thereupon become final and binding.

(d)           If Buyer fails to deliver the Statement of Objections within the Review Period the Preliminary December 31 Financial Statement shall become final and binding on the parties at close of business in Los Angeles, California on the last day of the Review Period.

(e)           If Sellers and Buyer shall fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections within the Negotiation Period, then only such matters not resolved (the “Unresolved Matters”) shall, not later than ten (10) days after the last day of the Negotiation Period, be submitted for resolution to KPMG in the UK or such other impartial internationally recognized firm of independent accountants as may be agreed by Buyer and Guarantor (the “Accounting Expert”) (provided that if KPMG will not accept such appointment and Buyer and Guarantor cannot mutually agree on an alternative Accounting Expert, such Accounting Expert shall be appointed by the President of the Institute of Chartered Accountants of England and Wales, following application from either Buyer or Sellers).  The Accounting Expert shall, acting as an expert and not as an arbitrator, determine each Unresolved Matter in accordance with Schedule 2.2(X).  The fees and expenses of the Accounting Expert shall be borne as the Accounting Expert directs or, in the absence of direction, 50% by Sellers and 50% by Buyer.  If required by the Accounting Expert, Guarantor and Buyer will each agree to accept joint and several liability for the whole of its fees and expenses.

(f)            The Accounting Expert shall (subject to (g) below) determine the procedures and timetable for his review and any such determination shall be binding on the parties but shall provide Sellers and Buyer an opportunity to make written submissions to the Accounting Expert on Unresolved Matters.  Copies of any written submissions to the Accounting Expert by Sellers or Buyer shall be delivered promptly to the non-submitting party.  To the extent permitted by applicable Laws, Sellers and Buyer shall, and shall use reasonable efforts to procure that their respective accountants shall, each make readily available to the Accounting Expert all relevant work papers and Books and Records relating to the Business and the HI Entities to the extent relevant to the Preliminary December 31 Financial Statement upon request from the Accounting Expert.

(g)           The Accounting Expert shall be instructed to make a determination as soon as practicable, but no later than thirty (30) days (or such other time as the parties hereto and the Accounting Expert shall agree in writing) after the written submissions to it on the Unresolved Matters, and its resolution of the Unresolved Matters and the adjustments to the Preliminary December 31 Financial Statement shall be conclusive and binding upon the parties hereto (in the absence of fraud or manifest error).

1.5          Post-Closing Price Adjustments

(a)           The Initial Purchase Price shall be adjusted as provided in sub-clause (b) below and the net amount due from Buyer to Sellers or from Sellers to Buyer (as applicable) shall be paid in Pounds Sterling by wire transfer in immediately available funds to an account or accounts designated in writing by Buyer or Sellers, as the case may be on the date five (5) Business Days following the date on which the Preliminary December 31 Financial Statement (and any adjustments thereto) become final and binding (or, if later, three (3) Business Days after the payee provides the payer with written details of the account to which payment is to be made) as follows:

(b)           the Initial Purchase Price shall be increased by the sum of the following:

(i)            the amount (if any) by which the Provisional December 31 Indebtedness Amount exceeds the December 31 Indebtedness Amount;

(ii)           the amount (if any) by which the Cash Surplus exceeds the Provisional Cash Surplus;

(iii)          the amount (if any) by which the Working Capital Surplus exceeds the Provisional Working Capital Surplus;

(iv)          the amount (if any) by which the Provisional Working Capital Shortfall exceeds the Working Capital Shortfall;

(v)           the amount (if any) by which the 2006 Subscriptions exceed the Estimated 2006 Subscriptions;

(vi)          the amount (if any) by which the Estimated 2006 Distributions exceed the 2006 Distributions; and

(vii)         the amount (if any) by which the Delay Adjustment exceeds the Estimated Delay Adjustment.

(c)           the Initial Purchase Price shall be reduced by the sum of the following:

(i)            the amount (if any) by which the December 31 Indebtedness Amount exceeds the Provisional December 31 Indebtedness Amount;

(ii)           the amount (if any) by which the Provisional Cash Surplus exceeds the Cash Surplus

(iii)          the amount (if any) by which the Provisional Working Capital Surplus exceeds the Working Capital Surplus;

(iv)          the amount (if any) by which the Working Capital Shortfall exceeds the Provisional Working Capital Shortfall;

(v)           the amount (if any) by which the Estimated 2006 Subscriptions exceed the 2006 Subscriptions;

(vi)          the amount (if any) by which the 2006 Distributions exceed the Estimated 2006 Distributions; and

(vii)         the amount (if any) by which the Estimated Delay Adjustment exceeds the Delay Adjustment.

1.6          Settlement of Trading Balances

From Closing:

(a)           Sellers shall procure that each Trading Balance owed by any member of Sellers’ Group to any HI Entity is settled in the Ordinary Course (and in any event within 30 days of invoice), in immediately available funds without set-off, restriction or condition and without any deduction or withholding (save as may be required by Law) in the currency in which such Trading Balance is due; and

(b)           Buyer shall procure that each Trading Balance owed by any HI Entity to any member of Sellers’ Group is settled in the Ordinary Course (and in any event within 30 days of invoice), in immediately available funds without set-off, restriction or condition and without any deduction or withholding (save as may be required by Law) in the currency in which such Trading Balance is due.

1.7          Repayment of inter-company debt arising after December 31, 2005

(a)           Within five (5) Business Days after Closing, Sellers shall notify Buyer of the actual amount of any inter-company indebtedness (other than Trading Balances and other than as set forth in Section 1.7(c) below) from any of the HI Entities to any member of the Sellers’ Group and from any member of the Sellers’ Group to any of the HI Entities which has arisen after December 31, 2005 and on or prior to the Closing Date.  (Notwithstanding the foregoing calculation, any inter-company indebtedness (other than Trading Balances and other than as set forth in Section 1.7(c) below) that is determined to have been excluded, or misstated, in Sellers’ statement shall be paid off and settled promptly upon discovery or determination.)

(b)           Subject to Section 1.7(c) below, within five (5) Business Days following the date on which Buyer receives the notification referred to in Section 1.7(a) above:

(i)            Sellers shall procure that each member of the Sellers’ Group to which any HI Entity has advanced any loan after December 31, 2005 shall repay that loan in cash in the currency in which such loan is due together with interest at the Base Rate accrued due up to the date of repayment;

(ii)           Buyer shall procure that each of the HI Entities to which any member of the Selling Group has advanced any loan after December 31, 2005 shall repay that loan in cash in the currency in which such loan is due together with interest at the Base Rate accrued due up to the date of repayment.

(c)           Any inter-company indebtedness arising from:

(i)            the transfer of any asset from the HI Entities to any member of the Sellers’ Group after the date hereof pursuant to Section 5.18 (Interim Reorganisation);

(ii)           the transfer from any HI Entity to any member of Sellers’ Group, or the transfer from any member of Sellers’ Group to any HI Entity, of any other assets after the date hereof and on or prior to Closing pursuant to Section 5.18; or

(iii)          the funding by the Sellers’ Group of the MSDW Debt,

shall, in each case, be treated as if such inter-company indebtedness had arisen before December 31, 2005 for the purposes of Sections 1.7 and 1.9 (inclusive).

1.8          Interest

(a)           If the Final Purchase Price is less than the Initial Purchase Price, Sellers shall pay to Buyer interest at the Base Rate on the amount due to Buyer under Section 1.4 or 1.5 for the period from Closing to the date on which repayment is made to Buyer of the amount due.

(b)           If the Final Purchase Price is greater than the Initial Purchase Price, Buyer shall pay to Sellers interest at the Base Rate on the amount due to Sellers under Section 1.4 or 1.5 for the period from Closing to the date on which repayment is made to Sellers of the amount due.

If any party fails to pay to the other, on the due date, any amount due under Section 1.4 or 1.5, that party shall pay interest on the amount so due at the Default Rate for the period from the due date to the date of actual payment.

1.9          Transfer and assumption of Inter-company amounts at Closing

At Closing:

(a)           With respect to each HI Payable, Sellers agree at Closing to (i) transfer to Buyer, or to a member of Buyer’s Group designated by Buyer, all of such Sellers’ right and interest in such HI Payable, and (ii) cause each other member of Sellers’ Group to which any HI Payable is owed, at Closing to transfer to Buyer, or to a member of Buyer’s Group designated by Buyer, all of such Sellers’ Group member’s right and interest in each such HI Payable, in the amount and currency in which such HI Payable is denominated for a consideration equal to the amount of such HI Payable (the obligations in respect of which amount shall be satisfied in the manner set out in paragraph (c) and (d) below).  Buyer agrees to accept such transfer and to cause the designated member of Buyer’s Group to accept such transfer.

(b)           With respect to each HI Receivable, Buyer agrees to assume (or cause a member of Buyer’s Group designated by Buyer to assume) at Closing the obligations of the member of Sellers’ Group that is the obligor of the relevant HI Receivable (the “Sellers’ Group Obligor”), and procure the release of each Sellers’ Group Obligor from such obligations, in the amount and currency in which such HI Receivable is denominated.  Sellers shall agree (and shall cause such other members of Sellers’ Group which are Sellers’ Group Obligors to agree) to such assumption (by way of novation) of the relevant HI Receivable.

(c)           As between the Seller’s Group and the Buyer’s Group, the consideration for the transfer of the HI Payables to Buyer or a member of Buyer’s Group designated by Buyer, in accordance with paragraph (a) above shall, to the extent possible, be satisfied by the assumption of the obligations in respect of HI Receivables in accordance with paragraph (b) above in an amount equal to the amount of the HI Payables.

(d)           If, at Closing, the aggregate amount of the HI Payables exceeds the aggregate amount of the HI Receivables, the amount of such excess shall be a reduction in the Base Purchase Price (and accordingly the Consideration) and Buyer (as agent for the relevant members of the Buyer’s Group) shall pay to Sellers (as agent for the relevant members of the Sellers’ Group) at Closing an amount in cash equal to the excess by way of the balance of the consideration for the transfer of the HI Payables pursuant to paragraph (a) above.  Accordingly, and for the avoidance of doubt, the cash amount payable for such excess shall be satisfied by a portion of the amount otherwise payable under Sections 1.2 and 1.5 and shall not cause an increase or decrease in the aggregate cash price payable under this Schedule 2.2.

(e)           If, at Closing, the aggregate amount of the HI Receivables exceeds the aggregate amount of the HI Payables, the amount of such excess shall be an increase in the Base Purchase Price (and accordingly the Consideration).  The obligation to pay such an increase in the Consideration shall be satisfied by the assumption (in accordance with paragraph (b) above by Buyer (or such member of Buyer’s Group designated by Buyer)) of the obligations in respect of HI Receivables of an amount equal to such excess.  For the avoidance of doubt, the foregoing shall not cause an increase or decrease in the aggregate cash price payable under this Schedule 2.2.

(f)            Buyer and Seller agree to do, and to procure that respectively members of the Buyer’s Group and Sellers’ Group do, such other acts and things as may be reasonably necessary in order to give effect to the arrangements referred to in paragraphs (a) to (e) inclusive above.

(g)           Following completion of the assumption (by way of novation) of the HI Receivables in accordance with paragraph (b) above, Buyer agrees to pay to Sellers such amount as is required to indemnify each member of Sellers’ Group against any claims by an HI Entity for any or all of the balance due under an HI Receivable whether or not such HI Receivable was identified in the December 31 Financial Statement.

(h)           After the transfer of the HI Payable in accordance with paragraph (a) above, Sellers agree to pay to Buyer such amount as is required to indemnify each of the HI Entities against any claims by any member of the Sellers’ Group for payment of any or all of the balance due under an HI Payable whether or not such HI Payable was identified in the December 31 Financial Statement.

(i)            For the purposes of sub-paragraphs (c), (d) and (e) of Section 1.2 of this Schedule 2.2 (but, for the avoidance of doubt, without affecting the currency in which any HI Payable or HI Receivable is actually denominated), HI Payables and HI Receivables which are due in a currency other than sterling shall be converted into sterling at the Exchange Rate prevailing on the Closing Date.

1.10        Guarantor as agent

Guarantor shall act as agent for Sellers for the purpose of delivering or receiving any notice in connection with this Schedule 2.2, and delivering or receiving, approving or commenting on the Preliminary 31 December Financial Statements, the Statement of Objections and the other deliverables and notices under this Schedule 2.2.

Definitions (with respect to Schedule 2.2)

“2006 Distributions”

means any dividend, other distribution, any return of capital (including repurchase or redemption of share capital) whether of cash or assets, made or paid from any HI Entity to any member of Sellers’ Group after December 31, 2005 and before Closing (expressed in sterling, converted as necessary at the Exchange Rate on the Closing Date), inclusive of withholding Taxes.

“2006 Subscriptions”

means any amount of cash or assets paid or contributed by any member of the Sellers’ Group for new share capital or other equity interests or capital contributions (other than to fund or discharge the MSDW Debt) in any HI Entity after December 31, 2005 and before Closing (expressed in sterling, converted as necessary at the Exchange Rate on the Closing Date).

“Base Rate”	means 1 percentage point per annum above the LIBOR rate for 3 month sterling deposits which appears on Telerate Page 3750 at or about 11.00 a.m. on the date of determination of the rate.

“Cash”

means cash-in-hand, cash-at-bank, time deposits and other items shown as cash of any HI Entity in the Preliminary December 31 Financial Statement minus (ii) the full amount of any Sold Property Proceeds received on or after the date hereof and on or prior to December 31, 2005, whether such Sold Property Proceeds are retained at an HI Entity prior to December 31, 2005 or not, each as converted (as necessary) into sterling at the Exchange Rate on December 31, 2005.

“Cash Float”	means £30,000,000.00.

“Cash Surplus”	means the aggregate amount of Cash less the amount of the Cash Float, which may be a negative amount.

“December 31 Financial Statement”	means the Preliminary December 31 Financial Statement as finally agreed or determined.

“December 31 Indebtedness Amount”

means the amount, expressed as a positive number, of the aggregate Indebtedness of the HI Entities as shown by the Preliminary December 31 Financial Statement calculated in accordance with Schedule 2.2(X).

“Delay Adjustment”	means an amount per day equal to one thirtieth of the earnings of the Business before interest, tax, depreciation and amortisation for the month prior to the month in which Closing occurs.

“Division”	means LuxCo, LHUSA and the HI Entities.

“Estimated 2006 Distributions”	means Sellers’ good faith calculation of the actual 2006 Distributions (if any).

“Estimated 2006 Subscriptions”	means Sellers’ good faith calculation of the actual 2006 Subscriptions (if any).

“Estimated Delay Adjustment”	means Sellers’ good faith estimate of any actual Delay Adjustment.

“Exchange Rate”	means the WM/Reuters spot rate at 4pm (London time) on the valuation date as quoted in the market data section of the Financial Times.

“Final Purchase Price”	means the Initial Purchase Price as finally adjusted in accordance with Schedule 2.2.

“HI Payables”

means all amounts other than (i) Trading Balances and (ii) amounts which are repayable in accordance with Section 1.7, owed by any of the HI Entities to any member of Sellers’ Group as at December 31, 2005 plus interest thereon accrued up to the Closing Date.

“HI Receivables”

means all amounts other than (i) Trading Balances and (ii) amounts which are repayable in accordance with Section 1.7, owed by any member of Sellers’ Group to any of the HI Entities as at December 31, 2005 plus interest thereon accrued up to the Closing Date.

“Indebtedness”

means financial indebtedness of the HI Entities, expressed as a positive number, as shown by the Preliminary December 31 Financial Statement as calculated in accordance with Schedule 2.2(X)

but excluding:

(a)   Trading Balances,

(b)   amounts due in respect of Taxes,

(c)   indebtedness of one HI Entity to another HI Entity,

(d)   indebtedness of any HI Entity to any member of Sellers’ Group,

(e)   indebtedness of any member of Sellers’ Group to any HI Entity, and

(f)    (for the avoidance of doubt) the MSDW Debt.

“LuxCo Subsidiaries”	means Ladbroke Racing (Chiswick) Ltd, Maple JV LLC, Sycamore Inc. and Maple Finance Inc.

“Preliminary December 31 Financial Statement”	means the preliminary unaudited aggregated financial statement of the HI Entities prepared in accordance with Schedule 2.2(X) as at the close of business on December 31, 2005.

“Provisional Cash Surplus”	means any Cash Surplus shown by the Preliminary December 31 Financial Statement as adjusted in accordance with Section 1.3(b).

“Provisional December 31 Indebtedness Amount”	means the Indebtedness amount shown by the Preliminary December 31 Financial Statement as adjusted in accordance with Section 1.3(b).

“Provisional HI Payables”	means Sellers good faith calculation of the actual HI Payables (including an estimate to the extent that actual amounts are not available).

“Provisional HI Receivables”	means Sellers good faith calculation of the actual HI Receivables (including an estimate to the extent that actual amounts are not available).

“Provisional Working Capital Surplus”

means the amount by which the excess of the negative items over positive items (in each case listed in Part C of Schedule 2.2(X)) as shown in the Preliminary December 31 Financial Statement (as adjusted in accordance with Section 1.3(b)) is less than £95,000,000.

“Provisional Working Capital Shortfall”

means the amount by which the excess of the negative items over positive items (in each case listed in Part C of Schedule 2.2(X)) as shown in the Preliminary December 31 Financial Statement (as adjusted in accordance with Section 1.3(b)) is greater than £135,000,000.

“Sold Property”

means any real property owned, leased or managed by the HI Entities or that is otherwise part of the Business at the date hereof, that on or prior to December 31, 2005 has been disposed of, or the rights associated with which have been disposed of, by the relevant HI Entity provided that, in each case, completion of such disposal has occurred.

“Sold Property Proceeds”

means the amount or value of net disposal proceeds received from the sale of any Sold Property to a third party (if applicable, converted into sterling at the Exchange Rate on the date of such transfer) after applicable disposal costs.

“Trading Balances”	means amounts owed by any HI Entity to any member of Sellers’ Group or by any member of Sellers’ Group to any HI Entity,:

(i) which have been incurred on trading account in the Ordinary Course of Business;

(ii)   in respect of payments made by any member of Sellers’ Group on behalf of any HI Entity or (as applicable) by any HI Entity on behalf of any member of Sellers’ Group in the Ordinary Course of Business after December 31, 2005, including but not limited to:

(a)   trade payables and receivables due to third parties;

(b)   employee benefits, PAYE and national insurance;

(c)   sales or similar taxes;

(d)   insurance;

(e)   legal services; and

(f)    corporate communications.

“Working Capital”	means the aggregate of the items listed in Part C of Schedule 2.2(X) in relation to which an entry appears in the column headed “Working Capital”, and shall exclude income tax.

“Working Capital Shortfall”

means the amount by which the excess of the negative items over positive items (in each case listed in Part C of Schedule 2.2(X)) as shown in the Preliminary December 31 Financial Statement is greater than £135,000,000.

“Working Capital Surplus”

means the amount by which the excess of the negative items over positive items (in each case listed in Part C of Schedule 2.2(X)) as shown in the Preliminary December 31 Financial Statement is less than £95,000,000.

Schedule X to Schedule 2.2

Basis of preparation of the Preliminary December 31 Financial Statement

PART A – BASIS OF PREPARATION

1.            Contents of the Preliminary December 31 Financial Statement

The Preliminary December 31 Financial Statement shall be prepared in substantially the same format as the June 30 Financial Statement (which is set out in Schedule 2.2(X) - Part C) on the basis set out in paragraph 2 below, and shall include the calculation of the following items:

a)             Cash Surplus

b)            Indebtedness

c)             Working Capital

d)            Working Capital Surplus or Working Capital Deficit (if any)

e)             2006 Subscriptions

f)             2006 Distributions

g)            Delay Adjustment.

2.            Preparation of the Preliminary December 31 Financial Statement

The Preliminary December 31 Financial Statement shall be prepared in accordance with the policies that appear, and in the order shown, below:

(i)            applying the specific accounting policies set out in Schedule 2.2(X) Part B;

(ii)           to the extent not covered by (i) above, applying the measurement bases, accounting policies, practices, methodologies, balance sheet classifications, management judgements, assumptions, estimates, forecasts and opinions actually adopted by the Sellers in the preparation June 30 Financial Statement; and

(iii)          to the extent not covered by (i) or (ii) above, applying International Financial Reporting Standards as at 31 December 2005.

PART B – SPECIFIC POLICIES

1.             The Preliminary December 31 Financial Statement:

a)             shall be prepared on a going concern basis;

b)            shall exclude the effects of the change of ownership;

c)             shall take no account of information becoming available after 1 March 2006 (or the Closing Date, if the Closing Date if earlier than 1 March 2006).  The Preliminary December 31 Financial Statement shall take into account information becoming available up to the earlier of (i)1 March 2006 and (ii) the Closing Date which provides additional evidence relating to conditions existing at 31 December 2005 (i.e., adjusting post-balance sheet events as defined under IFRS). For the avoidance of doubt, the Preliminary December 31 Financial Statement will not take account of any non-adjusting post balance sheet events (as defined under IFRS).

2.             No provision shall be made in the Preliminary December 31 Financial Statement to the extent that any amount is recoverable (including contingently) in respect of the matter in question under any indemnity or warranty in any of the Sale and Purchase Documents.

3.             There shall be no reclassification of balances between current and non-current categories (for either assets or liabilities) between 1 July 2005 and 31 December 2005 unless agreed in writing between Buyer and the Seller.

4.             The calculation of Cash, Indebtedness and Working Capital shall be extracted from the Preliminary December 31 Financial Statement and to the extent that a balance has, for example, been included in the calculation of Working Capital, it will not be included in the calculation of Cash (i.e., no double-counting or one-sided adjustments);

5.             Pension assets and liabilities:

a)             No amounts in respect of pension assets or liabilities relating to a surplus or deficit on any pension scheme shall be included in the calculation of Working Capital (or Indebtedness or Cash).

b)            Accruals and prepayments relating to the normal pension contributions payable or receivable based on the normal monthly/weekly payroll made in the ordinary course of business shall be included in the calculation of Working Capital.

6.             Capital expenditure: A liability shall be included in the calculation of Working Capital for capital expenditure to the extent that a liability exists and is still outstanding at 31 December 2005 in respect of fixed assets that have been received by or supplied to the Business on or before 31 December 2005.

7.             Taxation assets and liabilities: No amounts in respect of corporation taxes or deferred taxes (either assets or liabilities) shall be included in the calculation of Working Capital (or Indebtedness or Cash).

8.             For the avoidance of doubt, as shown in Schedule 2.2(X) Part C, the following balances are to be excluded for the purposes of calculating Working Capital, Cash or Indebtedness:

a)     Fixed Assets

b)    All intercompany balances

c)     Corporation Tax (including Deferred Taxes)

d)    Retirement benefit (assets and liabilities)

e)     Other financial liabilities

f)     Provisions

g)             Receivables from hotel asset sales.  No amounts receivable for the sale of hotel assets shall be included in the calculation of Working Capital.

PART C – PRO FORMA DECEMBER 31 FINANCIAL STATEMENT

(1)           WORKING CAPITAL, CASH, INDEBTEDNESS

	At 30 June	Working
	2005	Capital	Cash	Indebtedness	Other
Fixed Assets
Goodwill	1,143.7				1,143.7
Other intangible assets	292.6				292.6
Property, plant and equipment	2,283.2				2,283.2
Fixed assets investment	70.5				70.5
Other financial assets	7.9				7.9
Deferred tax asset	11.4				11.4
Retirement benefit asset	0.5				0.5
	3,809.8
Current Assets
Inventories	15.4	15.4
Trade receivables	131.8	131.8
Other receivables	60.1	60.1
Prepayments and accrued income	82.7	82.7
Assets classified as held for resale	0.5				0.5
Net amounts owed from HG companies	592.1				592.1
Cash and short-term deposits	75.9		75.9
	958.5
Current Liabilities
Interest bearing loans and overdrafts	(94.0)			(94.0)
Obligations under finance leases	(2.3)			(2.3)
Trade payables	(63.1)	(63.1)
Other payables	(65.4)	(65.4)
Other tax and social security	(40.4)	(40.4)
Accruals and deferred income	(222.8)	(222.8)
Corporation tax liabilities	(8.7)				(8.7)
	(496.7)
Non-current liabilities
Interest bearing loans and overdrafts	(27.2)			(27.2)
Obligations under finance leases	(31.9)			(31.9)
Other financial liabilities	(21.0)				(21.0)
Deferred tax liabilities	(372.4)				(372.4)
Retirement benefit obligation	(38.6)				(38.6)
Provisions	(3.6)				(3.6)
	(494.7)

NET ASSETS	3,776.9	(101.7)	75.9	(155.4)	3,958.1

(2)           WORKING CAPITALSURPLUS

If Working Capital as shown in the Preliminary December 31 Financial Statement is less than £95,000,000 liability (i.e., excess of liabilities over assets), the Working Capital Surplus shall be calculated as follows:

Working Capital as shown in December 31 Financial Statement	£	(xx,xxx,xxx	)
Less		£(95,000,000)

Working Capital Surplus	£	xx,xxx,xxx

(3)           WORKING CAPITALSHORTFALL

If Working Capital as shown in the Preliminary December 31 Financial Statement is more than £135,000,000 liability (i.e., excess of liabilities over assets), the Working Capital Shortfall shall be calculated as follows:

£(135,000,000)
less Working Capital as shown in
December 31 Financial Statement	£	(xxx,xxx,xxx	)

Working Capital Shortfall	£	xx,xxx,xxx

(4)           2006 SUBSCRIPTIONS

Date	Paid by Seller to:	Details	Amount £000s
xxx	xxxxxxxxxxxx	xxxxxxxxxxx	xx,xxx
xxx	xxxxxxxxxxxx	xxxxxxxxxxx	xx,xxx

xx,xxx

(5)           2006 DISTRIBUTIONS

Date	Received by Seller from:	Details	Amount £000s
xxx	xxxxxxxxxxxx	xxxxxxxxxxx	xx,xxx
xxx	xxxxxxxxxxxx	xxxxxxxxxxx	xx,xxx

xx,xxx

Schedule Y to Schedule 2.2

(A)          The Consideration shall be allocated as follows:

(i)            an amount equal to 14.58% of the Adjusted LHUSA Consideration (as defined in subsection (C) below) shall be allocated to the shares in LHUSA not owned by LuxCo at Closing (and shall be paid to LGI);

(ii)           the balance of the Consideration shall be allocated to the shares in LuxCo (and shall be paid as to 51.1% to LG and as to 48.9% to LGI).

(B)          For the purposes of subsection (A) above, the “Adjusted LHUSA Consideration” shall be an amount equal to the Consideration increased or reduced by the following amounts:

(i)            increased by:

(a)           any amounts forming part of Indebtedness as shown by the December 31 Financial Statement which constitute financial indebtedness of LuxCo or any of the LuxCo Subsidiaries;

(b)           the amount of any HI Payable owed by LuxCo or any of the LuxCo Subsidiaries;

(c)           any amounts other than Trading Balances owed by LuxCo or any of the LuxCo Subsidiaries to any of the HI Entities (other than LuxCo or any of the LuxCo Subsidiaries) as at the Closing Date including interest thereon accrued up to the Closing Date;

(d)           any negative items (listed in Part C of Schedule 2.2(X)) shown in the December 31 Financial Statement which are attributable to LuxCo or any of the LuxCo Subsidiaries;

(e)           any amounts forming part of the 2006 Distributions which constitute any dividend, other distribution, any return of capital (including repurchase or redemption of share capital) whether of cash or assets, made or paid from LuxCo or any of the LuxCo Subsidiaries to any member of the Sellers’ Group (expressed in sterling, converted as necessary at the Exchange Rate on the Closing Date);

(f)            any amount of cash or assets paid or contributed by LuxCo or any of the LuxCo Subsidiaries for new share capital or other equity interest in any HI Entity (other than LuxCo or any of the LuxCo Subsidiaries) after December 31, 2005 and before Closing

(expressed in sterling, converted as necessary at the Exchange Rate on the Closing Date);

(ii)           Reduced by:

(a)           the amount of any cash in hand, cash at bank, timed deposits and other items shown as cash of LuxCo or any of the LuxCo Subsidiaries in the December 31 Financial Statement;

(b)           the amount of any HI Receivables owed by any member of the Sellers’ Group to LuxCo or any of the LuxCo Subsidiaries;

(c)           any amounts other than Trading Balances owed by any of the HI Entities (other than LuxCo or any of the LuxCo Subsidiaries) to LuxCo or any of the LuxCo Subsidiaries as at the Closing Date including interest thereon accrued up to the Closing Date;

(d)           any positive items (listed in Part C of Schedule 2.2(X)) shown in the December 31 Financial Statement which are attributable to LuxCo or any of the LuxCo Subsidiaries;

(e)           any amount forming part of the 2006 Subscriptions which constitute any amount of cash or assets paid or contributed by any member of the Sellers’ Group for new share capital or other equity interests in LuxCo or any of the LuxCo Subsidiaries (expressed in sterling, converted as necessary at the Exchange Rate on the Closing Date);

(f)            the amount of any dividend, other distribution, any return of capital (including repurchase or redemption of share capital) whether of cash or assets, made or paid from any HI Entity (other than LuxCo or any of the LuxCo Subsidiaries) to LuxCo or any of the LuxCo Subsidiaries after December 31, 2005 and before Closing (expressed in sterling, converted as necessary at the Exchange Rate on the Closing Date).